As filed with the United States Securities and Exchange Commission on August 8, 2024.

Registration No. 333-266124

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HESPEROS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	8731	47-2107365
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12501 Research Parkway Suite 100

Orlando, FL 32826

(407) 900-5915

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lawrence Florin

Chief Executive Officer

12501 Research Parkway Suite 100

Orlando, FL 32826

(407) 900-5915

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Leslie Marlow Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 Phone: (212) 885-5000 Facsimile: (212) 885-5001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 8, 2024

       Shares

Common Stock

Hesperos, Inc.

This is the initial public offering of       shares of common stock of Hesperos, Inc. We anticipate that the initial public offering price of our shares will be between $          and $          per share.

Prior to this offering, there has been no public market for our common stock. We have applied to list our shares of common stock on The Nasdaq Capital Market under the symbol “HESP.” Completion of this offering is contingent on the approval of our listing application for trading on the Nasdaq Capital Market. No assurance can be given that our application will be approved.

We are an “emerging growth company” and a “smaller reporting company,” each as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See the section titled “Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Upon completion of this offering, we will be a “controlled company” as defined in the corporate governance rules of the Nasdaq Capital Market and, therefore, we will qualify for, and intend to rely on, exemptions from certain Nasdaq corporate governance requirements.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to % of the initial public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 87 for additional information regarding underwriters’ compensation.

We have granted a 30-day option to the representative of the underwriters to purchase up to            additional shares of common stock from us solely to cover over-allotments, if any, at the public offering price, less underwriting discounts and commissions.

The underwriters expect to deliver the shares to purchasers on or about           , 2024.

The date of this prospectus is            , 2024

ADVANCED
FUNCTIONAL
MATERIALS
HUMAN-ON-A-CHIP SYSTEM
In article number 1805792, James J. Hickman and co-workers describe human-on-a-chip systems that aim to reproduce physiologic aspects of the human body by merging human tissue with engineered BioMEMs systems to emulate clinical parameters. This technology opens a broad spectrum of possibilities to better predict the human outcome without having to rely on animal experimentation.
WILEY-VCH

Picture of Hesperos, Inc.'s Human-on-a-Chip System that was featured in the paper published by Advanced Functional Materials on December 14, 2018. Oleaga, C., Lavado, A., Riu, A., Rothemund, S., Carmona-Moran, C.A., Persaud, K., Yurko, A., Lear, J., Narasimhan, N.S., Long, C.J., Sommerhage, F., Bridges, L.R., Cai, Y., Martin, C., Schnepper, M.T., Goswami, A., Note, R., Langer, J., Teissier, S., Cotovio, J. and Hickman, J.J. Human-on-a-Chip Systems: Long-Term Electrical and Mechanical Function Monitoring of a Human-on-a-Chip System (Adv. Funct. Mater. 8/2019). Adv. Funct. Mater., 29: 1970049. Copyright Wiley-VCH GmbH. Reproduced with permission.

HESPEROS

THE HUMAN-ON-A-CHIP COMPANY

Human-on-a-Chip®

Functional, interconnected, serum free, **multi organ in vitro platforms** providing unprecedented visibility into how the **human** body will respond to chemicals & novel therapeutics.

Example **5-organ model** to study the effects of an overdose

Other Tissue
Liver
Muscle
Heart
Pre-BötC
nueron
Kidney
Other Tissue

Funded through NIH's HEAL Initiative

MARKET DRIVERS

- European Union **banned animal testing** for all products in 2012
- Animal models are **poor predictors** for most diseases
- **United States EPA** to ban animal testing by 2035
- **Only 11%** of drugs entering into clinical trials are approved
- **Failure rate in animal models** is primary cost driver in development
- Currently **costs ~$2B and takes 10+ years** to develop a new drug[1]

Initial Target Market[2]

$1.27tr
Global Pharma/ Biotech Revenue[3]

$6.9B
Cell-Based Assays

$116B
Global Testing Market

$277B
Global Cosmetics Revenue[4]

$19B
Food Safety & Chemical Testing[5]

1. Journal of Health Economics (2016)
2. Global Industry Analysts (2020) *Additional applications in Personalized Medicine not included
3. Statista (2020)
4. Fortune Business Insights (2022)
5. Global Industry Analysts Inc. (2022)

HESPEROS
THE HUMAN-ON-A-CHIP COMPANY

We and the underwriters have not authorized anyone to provide you any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, and you should rely only on the information contained in this prospectus or in any such free writing prospectus. We and underwriters take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer to sell nor a solicitation of any offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: we have not, and the underwriters have not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Our logo and some of our trademarks and tradenames are used in this prospectus, including our trademarks “Human-on-a-Chip” and “Human-on-a-Chip Company.” This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, TM and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

We obtained the statistical data, market data and other industry data and forecasts described in this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

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PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before investing. As used in this prospectus, unless the context indicates or otherwise requires, the “Company,” “our Company,” “we,” “us,” and “our” refer to Hesperos, Inc.

Our Company

Hesperos, Inc., operating as a Contract Research Organization (“CRO”), has developed a disruptive technology that provides safety and efficacy testing of chemicals and novel therapeutics for the pharmaceutical, cosmetic, and food industries for drug and product discovery and development using its Human-on-a-Chip® multi-organ, microphysiological systems. We are a socially conscious company that uses our non-invasive, serum-free, multi-organ chip platform (Human-on-a-Chip) systems to provide preclinical analytical services with the goal of accelerating drug discovery and general toxicology testing and reducing the use of animal testing.

Our services primarily focus on systems composed of human cells representing select organs, which can be configured based on customer needs. Our technology and services provide research teams the opportunity to determine how the human body will respond when new drug (or compounds) or drug combinations are introduced for both efficacy and toxicity in the same platform that interlinks organs or organ systems, including: heart, liver, lung, brain, skin, muscle, kidney, gastrointestinal (“GI”) tract, immune, neuromuscular and more. We currently offer four basic validated Human-on-a-Chip systems for disease modeling and drug testing: Heart-Liver two-organ model, Neuromuscular (NMJ) junction two-organ model, Heart-Liver-Cancer three-organ model and Heart-Liver Skeletal Muscle Neuron four-organ model. Our platform can target rare diseases (of the over 7,000 known rare diseases, approximately 95 percent (95%) have no treatment). We have licensed patents from Cornell University and the University of Central Florida to support our systems.

We have funded our operations primarily from grant funding from the National Institute of Health (NIH), and, to a lesser extent, from proceeds from the issuance of convertible notes in our recent private placement as well as revenue generated from services provided to our pharmaceutical and cosmetic industry clients. As of March 31, 2024, we have received approximately $24.0 million in funding from Small Business Innovation Research (SBIR) grants from the NIH, with approximately an additional $1.2 million available for use through 2024, subject to availability of funds and satisfactory progress of each project as determined by the NIH. Dr. James Hickman, Chairman of our Board of Directors and one of our founders, has been our primary source of capital other than the grants from the NIH and our recent private placement, which we are using to expand capacity through capex automation projects, research and hiring personnel.

For the three months ended March 31, 2024 and 2023 and the fiscal years ended December 31, 2023 and 2022 we recorded revenue and experienced net losses as follows (see management’s discussion and analysis of financial condition and results of operations starting on page 35 for explanations for revenue declines and loss increases for the periods presented):

	Three Months Ended		Year Ended
	March 31, 2024	March 31, 2023	December 31, 2023	December 31, 2022
Revenue	$1,156,722	$1,668,291	$5,465,143	$5,691,231
Net Loss	(859,332)	(67,682)	(2,005,947)	(736,004)

We were incorporated in 2015 as a Delaware corporation and have not taken any significant outside investment to date. We have funded our operations primarily from revenue received from the NIH and other governmental grants, commercial revenues, and, to a lesser extent, through debt financing, including loans provided by our majority shareholder, Dr. James Hickman and our recent private placement.

Our Business

Our Human-on-a-Chip platform system mimics the process of initial patient evaluation during a clinical trial, where functional human in vitro tissues are evaluated similar to a patient undergoing medical testing to determine baseline performance metrics. Specific screens for heart rate, respiration, basic cognitive function, reflex tests on muscle and nerve, elimination, and chemical screens for liver, kidney and hematopoietic function can be integrated into our unique pumpless platform. If any abnormality(ies) is (are) observed, additional biomarkers are evaluated much like a blood test administered to a patient. If a chip ceases to function, a “postmortem” examination of the tissue is completed. This approach enables the platform to be utilized not only for acute but also chronic evaluation of drugs (and other products) non-invasively for periods of up to several months depending on the system. Because of our holistic approach to the process of preclinical evaluation, more subtle effects, not just cell death, can be detected in our system. This use of functional readouts reduces the number and frequency of biomarker assays (a broad range of measures capturing cellular or organismal events at a given moment as objective medical signs used to measure the presence or progress of disease or the effects of treatment) which amy reduce costs and increase efficiency during preclinical evaluations.

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Our in vitro systems have been shown to rapidly and accurately assess individual human responses to pharmacological agents and cellular constructs. We have 23 active or completed projects with commercial clients, including Roche Holdings AG (“Roche”), AstraZeneca plc (“AstraZeneca”), L’Oreal S.A. (“L’Oreal”), Sanofi and several others, the results of which are detailed in peer-reviewed scientific journals. The Sanofi project provided efficacy data for an investigational new drug (“IND”) application to the FDA which enabled the authorization of a clinical trial. A peer-reviewed article titled “Classical Complement Pathway Inhibition in a ‘Human-on-a-Chip’ Model of Autoimmune Demyelinating Neuropathies” published in 2022 in Advanced Therapeutics. (Rumsey et al., Advanced Therapeutics 2022:2200030 (2022)) described a project that we performed for Sanofi that provided efficacy data for support of Sanofi’s IND application for the rare diseases chronic inflammatory demyelinating polyneuropathy, which the FDA allowed to proceed to a Phase II clinical trial application (NCT04658472) in December 2020. The clinical trial was authorized and completed patient activity (Presented in April 2024 at the 2024 American Academy of Neurology Meeting) that has led to two Phase III (NCT06290141 and NCT06290128) trials that were initiated in May and July of 2024. Additional information relating to the studies may be found at https://www.nih.gov/news-events/news-releases/researchers-create-3-d-model-rare-neuromuscular-disorders-setting-stage-clinical-trial. We also have provided efficacy data for submitted IND Phase II applications for Dianthus, Apellis, Argenx, and other clients. However, there is no assurance that the FDA will give similar treatment to future studies that use our systems.

Ultimately, our device could be useful for personalized medicine. Creating platforms utilizing cells from patients representing various genetic and racial backgrounds would enable assessment of comparative responses within different patient subpopulations in future embodiments. We intend for our device to leverage future advancements in induced pluripotent stem cell (a type of pluripotent stem cell, which are cells that have the ability to self-renew by dividing and developing into all cell types, derived from adult somatic cells and reprogrammed through inducing genes and factors to be pluripotent, “iPSC”) production and directed differentiation to investigate patient specific drug/counter-measure responses, especially for rare diseases as indicated by our work with Vanda for a single patient with Charcot-Marie-Tooth disease with the 2S variant (“Potential ASO-based Personalized Treatment for Charcot-Marie-Tooth Disease Type 2S” as presented at American Academy of Neurology 2024 Annual Meeting). A personalized medicine platform could advance cancer treatment by predicting an individual patient’s response before initiating therapy. In addition, patient-specific iPSC-derived cellular constructs could reveal personalized responses to viral or bacterial infection.

However, the creation of such platforms is dependent upon, among other things, our ability to obtain funding for such platforms and the continued development of our technology, which may be more expensive or take longer than we expect. If we are unable to obtain additional funding, we may be unsuccessful in such efforts.

Our Technology

Hesperos’ Human-on-a-Chip system is a multi-organ microphysiological system composed of interconnected chambers for each cell type or barrier tissue of interest. These human organ mimics use either primary (from patient donors) or iPSC-derived cells. Our Human-on-a-Chip systems currently may include up to seven different organ types. Microelectrode arrays (MEA) and microcantilevers are used to monitor real time function, including force generation and electrical activity of cells representing the organ mimic over time as test compounds are dosed and circulated throughout the system. These non-invasive readouts of tissue function are direct indicators of cellular health, which reduce reliance on biomarkers that only rely upon cell death as an indicator of toxicity. Each organ model can be monitored for up to 28-days in a single system, as shown in our Advanced Functional Materials article that describes the project that we performed for L’Oreal (Oleaga et al., 2018:1805792 (2019)), with recirculating serum-free media allowing real time tracking of functional changes in response to treatments with minimal uncontrolled variables.

Hesperos’ customized services can utilize its phenotypic cellular assays (types of assays used in biological research and drug discovery to identify substances such as small molecules that alter the phenotype of a cell or an organism in a desired manner) to filter the vast number of hits and leads evaluated on a daily basis by pharmaceutical companies. Moreover, a customized platform can be developed to address a specific need of a customer.

Our Market

We believe that the current drug development process is inefficient, taking years from candidate compound identification to marketable drug, and incurring very high costs during the process. This inefficiency stems primarily from a significant failure rate of novel therapeutics during preclinical animal testing. Moreover, 9 of 10 drugs that appear safe and effective in animal testing fail in clinical human trials. As a functional, serum-free, interconnected human model, our Human-on-a-Chip system is a platform that provides insight into the efficacy and toxicity of novel therapeutics that was not previously possible using conventional methods and models.

Unlike existing animal models that have been shown to only predict success in the clinic in about 10% of cases, our human cell-based systems are designed to more accurately predict clinical outcomes by using human cells. In the case of rare diseases, our systems can provide models that do not exist or are not otherwise feasible due to a lack of appropriate preclinical models (in addition to the sometimes high cost of using animals in preclinical research). This field of technology can initially reduce and, after further development, could eliminate the need for animal models for efficacy and could significantly decrease the cost of drug development by also reducing the need for animals for safety evaluations.

The market for human-based safety and efficacy testing covers a number of fields, including pharmaceutical development, food safety, general chemical testing, and cosmetics. We believe that each of these industries can be supported by our platforms. According to Global Industry Analysts, the global market for Absorption, Distribution, Metabolism, Excretion (ADME) Toxicology Testing was estimated at $9.7 billion in the year 2023. This market is projected to grow to $22.7 billion by 2030, growing at a compound annual growth rate (“CAGR”) of 11.2% over the analysis period. Currently, the Organ-on-a-Chip market is primarily a subset of ADME Toxicology Testing. The global Organ-on-a-Chip market was estimated to be $82.2 million in 2023 and is forecast to reach $388.2 million by 2028, growing at a CAGR of 36.4% according to a 2022 report by Value Market Research, and outpacing the growth of other larger markets, including ADME Toxicology Testing.

While there are a number of companies offering services in the Organ-on-a-Chip market, we believe there are only two competitors with multi-organ interconnected cellular chip platforms where each organ chip is totally exposed to the fluidic streams, often referenced as 100% flow, currently in this commercial space.

To date, we have worked with 23 clients, 22 of which operate within the pharmaceutical industry and one of which operates within the cosmetic industry. We are currently working with nine clients in the pharmaceutical industry to provide efficacy studies, toxicology studies, and model development.

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Our Competitive Advantages

There are a number of factors that differentiate Hesperos from competitors. The key advantages of Hesperos Human-on-a-Chip® system as compared to other microphysiological systems include:

Single Integrated System

Our system determines simultaneously efficacy and on and off-target toxicity for both single compound treatments and drug combinations in interconnected, multi-organ human based systems for both parent and metabolite(s) if a competent liver is present. Many of our competitors focus on single organ toxicity. To our knowledge, our device is the only multi-organ system on the market that maintains physiological relationships among components allowing research teams to determine the effectiveness of a drug compound (and its metabolites) while monitoring the effect on other organs in one system.

Flexibility

Our systems may include up to seven different organ types, which can each be interchanged to investigate various physiologic, reactions, and types of diseases. Current organ models can include organ mimics for the cardiac system, liver, muscle, kidney, lung, and brain in addition to barrier tissues such as the blood-brain barrier, intestine and skin as well as recirculating immune cells.

Scalability

Our patented pumpless system provides a low volume environment so metabolites can be generated at significant concentrations if a liver is present. By only requiring milligrams of candidate compounds (compared to kilograms required for animal models), our systems allow medicinal chemists to investigate several options prior to scaling to much larger amounts for animal testing or clinical applications. It also allows recirculating cells that normally would be damaged by pumped systems.

Superior Interaction among Components

Our systems recirculate serum-free media, which represents a blood surrogate circulation, while maintaining cell viability and differentiation for up to 28-days while maintaining defined components. Serum-free media allow for better definition of mechanistic interactions among organs than serum-containing media.

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Proven Experience of our Founders

Our founders, Drs. Michael L. Shuler and James J. Hickman, both have over 30 years of experience with microphysiological systems. Dr. Shuler is recognized in the industry as the founder of the body-on-a-chip field, and Dr. Hickman is the founding director of the NanoScience Technology Center at the University of Central Florida. Our platform has been validated in several peer-reviewed journals, such as an article published for Roche describing a recirculating system that has relevance to the infectious disease market in an innate immune system-on-a-chip platform (Sasserath et al. Adv. Sci. 7:2000323 (2020)).

Our Growth Strategy

Our goal is to pursue greater commercial adoption of our human-based preclinical models to facilitate the selection of drug candidates, especially at the medicinal chemistry stage, to determine which will be the most likely to succeed in expensive clinical trials. A modest increase in success in clinical trials will greatly reduce the cost of drug development, using current cost estimation procedures. We believe that our services will allow pharmaceutical companies to better determine which drug candidates will likely fail and which will likely succeed which in turn should lead to more lifesaving or life-enhancing drugs at lower costs of development. We believe our services will be a significant resource to the rare disease community as there are over 7,000 rare diseases, of which approximately 95 percent (95%) have no treatment and appropriate animal models.

Our Human-on-a-Chip systems can provide guidance to pharmaceutical companies about which drugs should be taken into clinical trials and allow cosmetics companies to perform toxicology studies to augment and, we believe, eventually help reduce the use of animal testing. Going forward, we believe our growth plans should allow us to generate substantial business from private and public life sciences companies.

As a platform technology, our services can be used to develop many drug discovery applications for both efficacy and safety evaluations. As a small company, we have limited resources to address the multitude of applications suitable for our platform technology and will initially focus on efficacy studies and analytic drug development services for the pharmaceutical industry, especially for rare diseases. Thus, our near-term business strategy is to continue technology development of the Hesperos platforms to decrease the cost of each evaluation, demonstrate its utility in specific services that the Company will offer, optimize the platform for reproducibility and scalability and develop other applications in collaboration with a limited number of long-term corporate partners.

We intend to use the proceeds from this offering to further enhance functionality and expand applications. We may expand the number of organ types and organ combinations in our systems, as well as increase the actual number of systems in order to serve a greater number of customers, which is what we believe to be the primary factor limiting our revenue growth. Our systems are assembled manually and, during operation, they need to be removed from the constant temperature and atmospheric incubators for functional measurements. In addition, surface modifications of the organ chips and subsequent plating of cells on the modified surfaces is done manually. We intend to use the proceeds from this offering to enhance the repeatability and reliability of our system by improving the automation of the fabrication and measurement processes. In addition, we intend to build additional platforms and systems to allow us to further diversify the components for our platforms and to conduct additional projects based upon anticipated demand from our existing and new customers. However, our ability to develop and implement the automation of our fabrication and measurement processes which will enable increased efficacy and reliability may face implementation challenges that may not all be addressed with proceeds from this offering. Further, the continued development of our technology may be more expensive or take longer than we expect and we may not be successful in such efforts.

Recent Developments

On September 8, 2023, we entered into a convertible promissory note purchase agreement (the “Note Agreement”) with BTomorrow Ventures Limited (“BTomorrow Ventures Limited”), pursuant to which we agreed to sell, and BTomorrow Ventures Limited agreed to purchase, unsecured convertible promissory notes in the aggregate principal amount of up to £10,000,000. An initial closing took place on September 8, 2023 (the “Initial Closing”), at which time we issued a convertible promissory note (the “First BVL Convertible Note”) to BTomorrow Ventures Limited in the principal amount of £5,000,000 ($6,309,000 per Bank of England published exchange rate as of September 4, 2023). After the Initial Closing, and on or prior to the first anniversary thereof, subject to satisfaction of the Milestone Conditions provided in the Note Agreement, BTomorrow Ventures Limited agreed to purchase, and we agreed to sell, a second convertible promissory note (the “Second BVL Convertible Note” and together with the First BVL Convertible Note, the “Convertible Notes”) in the principal amount of £5,000,000. The Note Agreement provides that the Milestone Conditions shall be satisfied, on or prior to the first anniversary of the Initial Closing, by either (i) the completion of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or (ii) the completion of certain Scientific Milestones set forth in the Note Agreement, satisfaction of the applicable revenue target set forth in the Note Agreement, and our employment of a full time chief executive officer, on or before May 2024, who is mutually acceptable to us and BTomorrow Ventures Limited, which condition was satisfied upon our appointment of Lawrence Florin as our Chief Executive Officer on May 1, 2024. The Scientific Milestones relate to four separate studies: (i) development of a lung-on-a-chip platform for the integration into a multi-organ model for four compounds of interest: caffeine, nicotine, CBD and THC; (ii) the development of a single-organ amygdala and hippocampus model for investigating hyperactivity; (iii) evaluation of the effects of caffeine on neuromuscular junction (a synaptic connection between the terminal end of a motor nerve and a muscle) formation; and (iv) the assessment of the level of off-target toxicity in the heart-liver system for two compounds using our multiorgan, microphysiological system.

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The First BVL Convertible Note bears interest at the non-compounded base rate of the Bank of England (to be updated on the first business day of each fiscal quarter) plus 8% per annum (such total interest rate not to exceed 15% per annum) and matures on the second anniversary of the date of issuance (the “Maturity Date”). Upon consummation of this offering, the First BVL Convertible Note shall be automatically converted into shares of our common stock at a conversion price equal to the quotient obtained by dividing (x) £79,251,862 (which is the amount of Pounds Sterling equal to $100,000,000 at the exchange rate published by the Bank of England on September 4, 2023 ($1.2618)), by (y) the aggregate number of outstanding shares of our common stock outstanding immediately prior to the conversion, rounding down to the nearest whole number. In addition to the automatic conversion of the First BVL Convertible Note upon an initial public offering, the First BVL Convertible Note also contains provisions providing for the automatic conversion thereof upon: (i) a Qualified Financing, which is a transaction or series of transactions pursuant to which we sell shares of our preferred stock for aggregate gross proceeds of at least $15 million (in which case the amount of principal and interest due would convert into shares of the preferred stock issued in the Qualified Financing), or (ii) a Change of Control, as such term is defined in the First BVL Convertible Note, and allowing for voluntary conversion by BTomorrow Ventures Limited: (i) if we consummate an equity financing other than a Qualified Financing or this offering on or prior to the Maturity Date, (ii) if we have not consummated this offering or a Qualified Financing prior to the Maturity Date, or (iii) following a material breach of the Note Agreement, the Side Letter (described and defined below), or the Convertible Notes. In the event that the First BVL Convertible Note has not been converted prior to the Maturity Date, the accrued interest and principal shall be paid in cash or converted into shares of common stock pursuant to one of the methods of voluntary conversion, at the option of the holder. The First BVL Convertible Note contains a most-favored nations clause, customary events of default, and may not be prepaid without the written consent of BTomorrow Ventures Limited. If we issue the Second BVL Convertible Note to BTomorrow Ventures Limited, it will have the same terms and conditions as the First BVL Convertible Note.

Pursuant to the Note Agreement, we have agreed not to, directly or indirectly, issue or sell securities to, or enter into a commercial relationship with, certain persons and entities identified in the Note Agreement (“BAT Competitors”), except as may be agreed in writing by BTomorrow Ventures Limited. The Note Agreement contains customary representations, warranties, agreements and conditions and obligations of the parties. Among other things, BTomorrow Ventures Limited represented to us, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and we represented to BTomorrow Ventures Limited that we offered and sold the securities in reliance upon an exemption from registration or qualification under all applicable federal and state securities laws.

Contemporaneously with the Note Agreement, we entered into a side letter with BTomorrow Ventures Limited (the “Side Letter”), pursuant to which we granted BTomorrow Ventures Limited a right of first offer with regard to any future offerings of securities other than shares issued in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, information rights, a right of inspection, the right of a representative of BTomorrow Ventures Limited to attend all meetings of our Board of Directors as a nonvoting observer. Pursuant to the Side Letter, we also agreed that, upon satisfaction of the Milestone Conditions and the issuance of the Second BVL Convertible Note, so long as the Convertible Notes are outstanding (or at least 25% of the shares of common stock issued to BTomorrow Ventures Limited upon conversion of the Notes are outstanding), BTomorrow Ventures Limited shall be permitted to designate an individual of its choice as a director of our Board, however such director is not entitled to receive compensation in consideration therewith. All of BTomorrow Ventures Limited’s rights pursuant to the Side Letter will terminate upon certain events, including upon consummation of this offering, at such time as the Convertible Notes are no longer outstanding and less than 25% of the shares of common stock issued to BTomorrow Ventures Limited upon conversion of the Convertible Notes are held by BTomorrow Ventures Limited or its affiliates, or the consummation of a merger or consolidation, subject to the terms and conditions set forth in the Side Letter, other than rights and obligations relating to publications and intellectual property and title to information set forth in the Side Letter, which shall survive termination of the Side Letter.

Corporate Information

Hesperos, Inc. was incorporated as a Delaware corporation in 2015. Our principal executive offices are located at 12501 Research Parkway, Suite 100, in Orlando, Florida and our phone number is (407) 900-5915. Our website can be found at www.hesperosinc.com. Our website and the information contained on our website or connected to our website are not and will not be deemed to be incorporated into this prospectus or the Registration Statement of which this prospectus forms a part, and you should not consider such information part of this prospectus or rely on any such information in making your decision whether to purchase our common stock.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	requiring only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s discussion and analysis of financial condition and results of operations” in our filings with the Securities and Exchange Commission, or the SEC;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, or SOX.

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We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an “emerging growth company.” We will continue to remain an “emerging growth company” until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under SEC rules.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float or a public float that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards. As a result of this accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

Controlled Company Exemption

Upon completion of this offering, we will be a “controlled company” as defined in the corporate governance rules of the Nasdaq Capital Market and, therefore, we will qualify for, and intend to rely on, exemptions from certain Nasdaq corporate governance requirements regarding the number of independent directors on our Board committees. See “Management—Controlled company exemption” for more information.

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Summary Risk Factors

Our business is subject to numerous risks and uncertainties that you should consider before investing in our common stock. You should carefully consider the risks described more fully in the section titled “Risk Factors” in this prospectus beginning on page 12, before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. These risks, include, but are not limited to, the following:

Risks Related to the Development of our Human-on-a-Chip System

●	Our success depends upon market acceptance of our platform, our ability to develop and commercialize new services and generate revenues and our ability to identify new markets for our technology;

●	We have historically achieved limited profitability;

●	Our Human-on-a-Chip systems represent new approaches that could result in heightened regulatory scrutiny, including for our customers’ regulatory submissions, or our inability to achieve regulatory acceptance or commercialization of our services;

●	The development of new biopharmaceutical products and services that are used to support FDA regulatory approvals involves a lengthy and complex process and we may be unable to obtain regulatory acceptance for the platforms we are currently developing that require FDA approval;

●	Our experience manufacturing our Human-on-a-Chip systems is limited. Manufacturing issues, including technical or quality issues, may arise that could cause delays in our development programs or increase costs. Furthermore, we may experience delays in regulatory approval of certain of our systems if we do not satisfy applicable manufacturing regulatory requirements;

●	Approval by the FDA of INDs submitted by our customers will require acceptance of the data produced by our Human-on-a-Chip system used to support the IND. Even if the FDA does accept the data produced by our Human-on-a-Chip system, regulatory agencies in foreign jurisdictions may never accept such data as support for approval of clinical trials and we may never commercialize our system in such jurisdictions, which would limit our ability to realize their full market potential;

●	We may expend our limited resources to pursue certain organ systems and fail to capitalize on organ systems that may be more profitable or for which there is a greater likelihood of success;

●	The biopharmaceutical technology industry in which we operate is highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products or services that are more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies;

●	Our success will be dependent on acceptance of our platform and services by the pharmaceutical, biotechnology, and cosmetics communities;

●	We rely on licenses from third parties to certain technology and intellectual property rights for some of our services and the licenses we currently have could terminate or expire;

Risks Related to Managing and Growing our Business

●	Our business will be adversely impacted if we are unable to successfully attract, hire and integrate additional employees or contractors;

●	We may require additional funding. Raising additional capital would cause dilution to our existing stockholders and may restrict our operations or require us to relinquish rights to our technologies or to our systems;

●	We have been funded in part by government grant awards, which is not a guaranteed source of funding;

●	Our business may be materially and adversely impacted by factors affecting the biopharmaceutical and healthcare industries;

●	Global or regional health pandemics or epidemics could negatively impact our business operations, financial performance and results of operations;

●	Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand;

●	Global, market and economic conditions may negatively impact our business, financial condition and share price;

●	Our business and operations would suffer in the event of computer system failures;

●	Any failure to maintain the security of information relating to our patients, customers, employees and suppliers, including as a result of cybersecurity attacks, could disrupt our operations and harm our reputation;

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Risks Related to Protecting our Technology and Intellectual Property

●	We may not be able to adequately defend against piracy of intellectual property in foreign jurisdictions;

●	We may be sued by third parties for alleged infringement of their proprietary rights or misappropriation of intellectual property;

Risks Related to Governmental Regulations

●	Government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies;

Risks Related to Operating as a Public Company

●	The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members;

●	We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors;

●	If we are unable to implement and maintain effective internal control over financial reporting in the future, our ability to produce accurate financial statements could be impaired, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline;

Risks Related to Investing in Our Common Stock

●	An active trading market may not develop for our securities, and you may not be able to sell your common stock at or above the offering price per share;

●	Certain of our founding stockholders will continue to own a significant percentage of our common stock and will be able to exert significant control over matters subject to stockholder approval;

●	As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public stockholders;

●	If you purchase our securities in this offering, you will incur immediate and substantial dilution in the book value of your investment;

●	We might not be able to maintain the listing of our common stock on the Nasdaq Capital Market;

●	The market price of our common stock may be volatile and may decline regardless of our operating performance, and you may lose all or part of your investments; and

●	Provisions in our charter documents and under Delaware law could make an acquisition of our Company more difficult, limit attempts by our stockholders to replace or remove our current board of directors and limit the market price of our common stock.

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The Offering

Common stock offered by us	shares (or shares if the underwriters exercise in full their option to purchase additional shares to cover over-allotments, if any).

Common stock to be outstanding after this offering*	shares (or shares if the underwriters exercise in full their option to purchase additional shares to cover over-allotments, if any).

Option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to additional shares of our common stock from us at the public offering price, less underwriting discounts and commissions.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional shares to cover over-allotments, based on an assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the proceeds from this offering to, among other things, enhance the fabrication of our Human-on-a-Chip systems; automate our system’s measurement processes; invest in research and lab staff; hire sales and marketing staff to target pharmaceutical and a broader set of commercial companies; and working capital and general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk Factors	Investing in our common stock involves a high degree of risk and purchasers may lose their entire investment. You should read the “Risk Factors” section of this prospectus beginning on page 12 for a discussion of certain factors to consider carefully before deciding to purchase any shares of our common stock.

Proposed Nasdaq Capital Market Symbol	We have applied to list our common stock on the Nasdaq Capital Market under the symbol “HESP.” No assurance can be given that our shares of common stock will be approved for listing on Nasdaq.

Transfer Agent and Registrar	The transfer agent and registrar for our common stock is Equiniti Trust Company.

*The number of shares of our common stock to be outstanding after this offering is based on 10,367,285 shares of common stock as of August 8, 2024 (including 754,000 shares of unvested restricted common stock) and includes    shares of common stock to be issued to BTomorrow Ventures Limited upon conversion of the First BVL Convertible Note, and assumes the issuance of the Second BVL Convertible Note prior to this offering and conversion of such note and includes       shares of common stock to be issued to BTomorrow Ventures Limited upon conversion thereof, and excludes the following, as of that date:

●	976,780 shares of common stock reserved for future issuance under our Omnibus Incentive Plan;

●	[●] shares of common stock issuable upon the exercise of the Representative’s Warrants; and

●	Up to 30,000 shares of common stock issuable to the University of Central Florida Research Foundation pursuant to anti-dilution rights.

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SUMMARY SELECTED FINANCIAL DATA

The following tables summarize our selected financial data for the periods and as of the dates indicated.

We have derived the following summary of financial data for the years ended December 31, 2023 and 2022 from our audited financial statements appearing elsewhere in this prospectus. We derived our summary financial data for the three months ended March 31, 2024 and 2023 from our unaudited condensed financial statements appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and include, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the financial information in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. Our balance sheet data is given:

●	on an actual basis; and

●	on an a pro forma as adjusted basis to give effect to: (i) the issuance and sale of shares of our common stock in this offering at the public offering price of $ per share, (ii) the conversion of the First BVL Convertible Note into shares of common stock; and (iii) the conversion of the Second BVL Convertible Note into shares of common stock (assuming the issuance of the Second BVL Convertible Note prior to this offering).

You should read the following summary of financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and our financial statements and the related notes included elsewhere in this prospectus.

Statements of Operations Data

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022
REVENUES
Grant revenue	$631,238	$840,634	$2,783,199	$3,917,938
Commercial revenue	525,484	827,657	2,681,944	1,773,293

Total Revenues	1,156,722	1,668,291	5,465,143	5,691,231

Cost of Revenues	872,010	1,140,835	4,005,735	4,040,822

Gross Profit	284,712	527,456	1,459,408	1,650,409

Total Operating Expenses	807,709	549,515	2,914,165	2,326,325

Loss from Operations	(522,997)	(22,059)	(1,454,757)	(675,916)

Other Income (Expense)
Interest expense	(366,373)	(45,629)	(586,700)	(152,663)
Forgiveness of notes payable – PPP loan	-	-	-	85,800
Other income	30,038	6	35,510	6,775
Total Other Expense, Net	(336,335)	(45,623)	(551,190)	(60,088)

Net Loss	$(859,332)	$(67,682)	$(2,005,947)	$(736,004)

Weighted average common shares outstanding:
Basic and diluted	9,470,706	9,221,375	9,360,052	9,162,555

Loss per common share, basic and diluted	$(0.09)	$(0.01)	$(0.21)	$(0.08)

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Balance Sheet Data

	March 31, 2024
	Actual	As adjusted (1)

ASSETS
Cash and cash equivalents	$2,974,468
Total Current Assets	5,146,313

Total Noncurrent Assets	2,462,882
TOTAL ASSETS	$7,609,195

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities	2,552,057

Long-Term Liabilities	8,499,455
TOTAL LIABILITIES	11,051,512

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(3,442,317)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$7,609,195

(1) Gives further effect to: (i) the conversion of the First BVL Convertible Note into          shares of common stock; (ii) the conversion of the Second BVL Convertible Note into            shares of common stock (assuming the issuance of the Second BVL Convertible Note prior to this offering); and (iii) the sale of              shares of common stock in this offering, assuming no exercise of the Representative’s over-allotment option, at an assumed initial public offering price of $            per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting fees and commissions and estimated offering expenses payable by us. This information is illustrative only and will depend on the actual initial public offering price and other terms of this offering determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of $            per share, which is the midpoint of the price per range set forth on the cover page of this prospectus, would increase or decrease the amount of each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase or decrease of 100,000 in the number of shares we are offering would increase or decrease the amount of each of cash and cash equivalents, working capital, total assets and stockholders’ equity by $              million, assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before making a decision to invest in our common stock. The risks and uncertainties described below may not be the only ones we face. If any of the risks actually occur, our business, results of operations, financial condition and prospects could be harmed. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to the Development of our Human-on-a-Chip System

Our success depends upon market acceptance of our platform, our ability to develop and commercialize new services and generate revenues and our ability to identify new markets for our technology.

We have had limited commercial sales of our Human-on-a-Chip systems to date. Our success will depend on the acceptance of our Human-on-a-Chip systems and services in the pharmaceutical and cosmetics markets. We are faced with the risk that the marketplace will not be receptive to our systems and services over competing systems and services and that we will be unable to compete effectively. We cannot assure that our current systems or any future systems, products, and services, will successfully support the services we envision offering or gain broad market acceptance. If the market for our currently contemplated services fails to develop or develops more slowly than expected, or if any of the services and standards supported by us do not achieve or sustain market acceptance, our business and operating results would be materially and adversely affected.

We have historically achieved limited profitability.

To date, we generate revenue primarily through the receipt of grants from the NIH. For the year ended December 31, 2023, our net loss was approximately $2.0 million, and for the three months ended March 31, 2024 our net loss was approximately $859,000. We used approximately $1,112,000 and $350,000 of net cash in our operating activities during the year ended December 31, 2023 and three months ended March 31, 2024, respectively. We have limited profitable operations and have generated minimal cash flow from operations since incorporation. We believe that the net proceeds from this offering, together with our existing cash and cash equivalents and the availability of future grants from the NIH, will be sufficient to fund our operations through at least the next 12 months. Our estimate as to how long we expect the net proceeds from this offering, together with our existing cash and cash equivalents, to be able to continue to fund our operations is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. Further, our future operations are dependent on the success of our efforts to raise additional capital, our research and commercialization efforts, regulatory acceptance, and, ultimately, the market acceptance of our products. If such efforts are unsuccessful or if we are unable to complete this offering, and if we sustain losses over an extended period of time, we may be unable to continue our business.

Our Human-on-a-Chip systems represent new approaches that could result in heightened regulatory scrutiny, including for our customers’ regulatory submissions, or our inability to achieve regulatory acceptance or commercialization of our services.

Our future success is dependent on the continued development of our Human-on-a-Chip systems. Because these systems represent a new approach to determining individualized responses to pharmacological agents, developing and commercializing our systems subject us to a number of unique challenges, including:

●	obtaining acceptance of the use of the results from some of our envisioned services for clinical trials that support drug approvals from the FDA and other applicable regulatory authorities who have limited experience with organ-on-chip technology;

●	developing and deploying consistent, reliable, and validated processes for manufacturing Human-on-a-Chip systems for use with services supporting preclinical feasibility studies;

●	sourcing supplies for the materials used to manufacture Human-on-a-Chip systems;

●	establishing sales and marketing capabilities to penetrate markets and gain market acceptance; and

●	developing systems for organs and types of diseases beyond those initially addressed by our current systems.

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The regulatory acceptance for novel systems such as ours that will be used to support FDA regulatory approvals can be more expensive and take longer than for other, better known or extensively studied products. Although our services are not currently subject to regulation by the FDA, we are developing novel methods of research and testing for drug efficacy in which there is little clinical experience with new endpoints and methodologies, and there is a heightened risk that our future services may be subject to the FDA, European Medicines Agency (EMA), or comparable foreign regulatory bodies. There is no guarantee that these regulatory bodies would consider our systems to provide meaningful results, or accept them as part of the drug approval process, and that could materially affect our ability to commercialize our technology.

The development of new biopharmaceutical products and services that are used to support FDA regulatory approvals involves a lengthy and complex process and we may be unable to obtain regulatory acceptance for any of the platforms we are currently developing.

Each of our Human-on-a-Chip systems continue to be further developed and will require additional financial resources, testing, manufacturing scale-up and regulatory acceptance prior to being ready for wide-spread use in connection with certain of the applications of our services. This process can take years of effort without any assurance of ultimate success. Our development efforts could be delayed or could fail for many reasons, including:

●	the failure of our systems in preclinical studies, including failing to demonstrate sufficient durability and functionality to support further development activities; the inability to satisfy regulatory requirements;

●	adverse reactions;

●	insufficient preclinical trial data to support the effectiveness or superiority of our systems;

●	our inability to manufacture sufficient quantities of our platform for our service activities in a timely and cost-efficient manner;

●	our failure to obtain, or delays in obtaining, the required regulatory acceptance for our systems when necessary, the facilities or the process used to manufacture our systems;

●	changes in the regulatory environment, that make development of a new platform or of an existing platform for a new indication no longer attractive; and

●	the development of a competitive platform or service.

We cannot provide any assurance that the preclinical studies we perform using our systems will receive regulatory acceptance. Even if our systems did receive the required regulatory acceptance, there can no assurance that we could provide for the effective marketing and sale of such services, either by ourselves or in partnership with others. Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in an early stage of drug development research services.

Our experience manufacturing our Human-on-a-Chip systems is limited. Manufacturing issues, including technical or quality issues, may arise that could cause delays in our development programs or increase costs.

Manufacturing our Human-on-a-Chip systems is complicated and presents novel technical challenges. We may encounter problems achieving adequate quantities and quality of clinical-grade materials, especially in the future if we determine it is necessary to meet FDA, EMA or other applicable standards or specifications with consistent and acceptable production yields and costs.

To date, we have not yet scaled up manufacturing processes beyond the scale used for research and nonclinical studies. The time and efforts required for us to develop and validate our manufacturing process to support clinical use may delay or impair our ability to move beyond preclinical feasibility studies.

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In order to manufacture any of our Human-on-a-Chip systems on a commercial scale in the future, we will need to bolster our quality control and quality assurance capabilities, including by augmenting our manufacturing processes and adding personnel. We also may encounter problems hiring and retaining the experienced scientific and manufacturing personnel needed to operate our manufacturing process, which could result in delays in our production or difficulties in maintaining compliance with applicable regulatory requirements. As we engage in scale-up manufacturing of any approved devices and services, we may encounter unexpected issues relating to the manufacturing processes, stem cell availability, or the quality, purity or stability of the cells in the platform, and we may be required to refine or alter our manufacturing processes to address these issues. Resolving these issues could result in significant delays and may result in significantly increased costs.

It is often the case that early-stage research is conducted with materials that are not manufactured pursuant to the FDA’s current Good Manufacturing Practice (cGMP) regulations and which are not subject to the same level of analysis that would be required for clinical grade material. We may encounter difficulties in translating the manufacturing processes used to produce research grade materials to cGMP compliant processes, and any changes in the manufacturing process may affect the efficacy profile of our systems. In addition, because early stage, pilot manufacturing is often done on a small scale, we may face challenges scaling up any early-stage manufacturing to the scale necessary to support supply for future demand of our services. If we are not able to establish manufacturing or related processes in a manner required for further development of our systems, our development plans may be delayed or stalled, and our business may be materially harmed.

Any problems in our manufacturing process could make us a less attractive collaborator for potential partners, including pharmaceutical companies, cosmetics companies, non-profits and academic research institutions, which could limit our access to additional attractive development programs.

Our Human-on-a-Chip systems are novel, complex, and can be difficult to manufacture. We could experience manufacturing problems that result in delays in our development or commercialization programs or otherwise harm our business.

The manufacturing processes used to produce our Human-on-a-Chip systems can be complex, are novel, and have not been extensively validated for commercial use. Several factors could cause production interruptions, including equipment malfunctions, facility contamination, raw material shortages or contamination, natural disasters, disruption in utility services, human error, or disruptions in the operations of our suppliers.

Even if the FDA does accept the data produced by our Human-on-a-Chip system, regulatory agencies in foreign jurisdictions may never accept such data and we may never commercialize our system in such jurisdictions, which would limit our ability to realize the full market potential of our Human-on-a-Chip system.

In order to eventually market our Human-on-a-Chip systems in any particular foreign jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a jurisdiction-by-jurisdiction basis regarding efficacy and utility of the platform. The FDA’s willingness to accept the scientific viability of our technology in the United States, which is demonstrated by the FDA issuing an IND to an industry partner that uses our technology to support such a submission, does not ensure that regulatory authorities in other countries or jurisdictions would also accept the scientific viability of our technology. Although the FDA has approved an IND using data from our systems, there is no assurance that the FDA will give similar treatment to future studies that use our systems. In the future, if the FDA ever decides that our technology does not produce data capable of supporting our partners’ IND submissions, our target market would be limited and our ability to achieve the full market potential of our platform will be unrealized. In addition, services conducted in one country may not be considered scientifically viable by regulatory authorities in other countries, and acceptance of the scientific viability of our technology by a regulatory agency in one country does not guarantee such acceptance in any other country. Regulatory processes vary among countries and can involve additional product testing and validation. Seeking foreign acceptance of the scientific viability of our technology could result in additional costs and require additional preclinical studies or validation. We do not have any platform or services that have been accepted as scientifically valid by regulatory authorities for regulatory evaluation in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory acceptance in international markets. If we fail to obtain regulatory acceptance of the scientific validity of our technology in international markets, our target market would be limited and our ability to achieve the full market potential of our platform will be unrealized.

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We may expend our limited resources to pursue certain organ systems and fail to capitalize on organ systems that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we have focused our development program on certain organ systems to date. As a result, we may forego, limit, or delay pursuit of opportunities relating to other tissues or organ systems that may later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to timely capitalize on viable services or profitable market opportunities. Our spending on current and future research and development programs and tissues or organ systems may not yield commercially viable services.

The biopharmaceutical technology industry in which we operate is highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products or services that are more effective, less costly, easier to use, or are otherwise more attractive, we may be unable to compete effectively with other companies.

The biopharmaceutical technology industry is characterized by intense competition and rapid technological change, and we will face competition on the basis of platform or service features, price, and other factors. Future competitors may include large medical device companies, academic institutions, pharmaceutical or cosmetic companies and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing and other resources than ours or may be more successful in attracting potential customers, employees and strategic partners.

Our competitive position will depend on multiple, complex factors, including our ability to achieve regulatory clearance and market acceptance for our platforms and services, develop new services, implement production and marketing plans, secure regulatory approvals for devices under development and protect our intellectual property. In some instances, competitors may also offer, or may attempt to develop, alternative systems that may be delivered with a device superior to ours. The development of new or improved products, processes or technologies by other companies may render proposed services less competitive. The entry into the market of manufacturers located in low-cost manufacturing locations may also create pricing pressure, particularly in developing markets. Our future success depends, among other things, upon our ability to compete effectively against current technology, as well as to respond effectively to technological advances or changing regulatory requirements, and upon our ability to successfully implement our marketing strategies and execute our research and development plan. Our research and development efforts are aimed, in part, at solving increasingly complex problems, as well as creating new technologies, and we do not expect that all of our projects will be successful. If our research and development efforts are unsuccessful, our future results of operations could be materially harmed.

Our success will be dependent on acceptance of our platform and services by the medical community and cosmetics community.

Market acceptance of our devices will depend on our ability to demonstrate that the use of our devices is an attractive cost-effective alternative to existing methods of drug and cosmetic development, such as animal testing. Our ability to do so will depend on our customers’ evaluations of the predictive accuracy, preclinical, ease of use, reliability, and cost-effectiveness of our devices.

Risks Related to Managing and Growing our Business

Our business will be adversely impacted if we are unable to successfully attract, hire and integrate additional key employees or contractors.

Our future success depends in part on our ability to successfully attract and then retain additional executive officers and other key employees and contractors to support and scale our research, development and services. Recruiting and retaining qualified scientific and clinical personnel is critical to our success. Competition to hire qualified personnel in our industry is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. If we are unable to attract and retain high quality personnel, our ability to pursue our research and development strategies and continue to commercialize our services will be limited, and our business, prospects, financial condition and results of operations may be adversely affected. Further, we are highly dependent on the research and development expertise of Dr. Hickman, our Chief Scientist, who is employed by us only part-time and who serves as a Professor at the University of Central Florida. If we lose the services of Dr. Hickman, our ability to implement our business strategy successfully could be seriously harmed. Further, the unavailability of Dr. Hickman to us may impair our ability to grow our business.

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We may require additional funding. Raising additional capital would cause dilution to our existing stockholders and may restrict our operations or require us to relinquish rights to our technologies or to our systems.

Other than certain limited SBIR grants from the NIH and the Second BVL Convertible Note which is contingent upon us either satisfying certain scientific milestones or consummating this offering prior to September 8, 2024, of which there can be no assurance, we currently do not have any committed external source of funds. It is uncertain whether our projected revenues will be sufficient to meet our operating requirements in the future. We have based our capital needs on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect if our operating plans change. If our board of directors decides that we should pursue additional research and development activities than already contemplated, we will require additional funding to operate our proposed business, including expanding our facilities and hiring additional qualified personnel, and we would expect to finance these cash needs through a combination of equity offerings, debt financings, government or other third-party funding and licensing or collaboration arrangements.

We have been funded in part by government grant awards, which is not a guaranteed source of funding.

The funding of government programs is dependent on budgetary limitations, Congressional appropriations and administrative allotment of funds, and changes in national health and welfare priorities, all of which are inherently uncertain and may be affected by changes in U.S. government policies resulting from various political and military developments. Our continued receipt of government funding is also dependent on the ability to adhere to the terms and provisions of the original grant and contract documents and other regulations. We can provide no assurance that we will receive or continue to receive funding for grants and contracts that we have been awarded. The loss of government funds could have a material adverse effect on our business, financial condition, and results of operations.

If we are not able to enhance our reputation and brand recognition, we may not be able to execute our business strategy as planned.

We believe that enhancing our reputation and brand recognition is critical to maintaining our relationships and to our ability to attract new customers and strategic partners. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our customers, or any adverse publicity surrounding one of our investors or customers, could make it substantially more difficult for us to attract new customers. If we do not successfully enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with existing customers, which would harm our business, results of operations, and financial condition.

The loss of any of, or a material reduction in orders or grants from, our largest customers or the NIH would materially and adversely affect our results of operations and financial condition.

We are reliant on a limited number of customers and the NIH for our revenue. As of March 31, 2024, 73% of our total revenue came from three sources, including the NIH which accounted for 45% of our total revenue. The loss of any of these revenue sources, a material reduction in their purchases from us or spending activities generally, or the loss of grant funding from the NIH would have a material adverse effect on our financial condition, liquidity and results of operations. Further, due to our limited number of customers, the breach, cancellation, or amendment of any sales or purchase agreement with our current or future customers may have an outsized effect on our revenue, cash on hand, and profitability. In addition, we may have an increased interest in accepting less favorable terms of any amendment as a result.

We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders, and otherwise disrupt our operations and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have an adverse effect on our business, financial condition, and results of operations.

We may seek to acquire or invest in businesses, applications, and services, or technologies that we believe could complement or expand our service offerings, enhance our capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. We may have difficulty integrating other technologies or other team members, and we may not be able to achieve the intended benefits from any such acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition, and results of operations may suffer.

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Improper performance of our services will negatively impact our reputation.

The performance of clinical development services is complex and time-consuming. For example, we may make mistakes in conducting a preclinical developmental plan that could negatively impact or obviate the usefulness of the services or cause the results of the preclinical evaluation to be reported improperly. If the platform results are compromised, we could be subject to significant costs or liability, which could have an adverse impact on our ability to perform our services. Improper performance of our services could have an adverse effect on our financial condition, damage our reputation and result in the cancellation of current contracts by or failure to obtain future contracts from the affected client or other clients.

Investigation of clients could result in liability to us.

From time to time, one or more of our clients may be audited or investigated by regulatory authorities or enforcement agencies with respect to regulatory compliance of their clinical trials, programs or the marketing and sale of their drugs. In these situations, we would have provided services to our clients with respect to the preclinical evaluation, programs or activities being audited or investigated, and we would be called upon to respond to requests for information by the authorities and agencies. There is a risk that either our clients or regulatory authorities could claim that we performed our services improperly. If our clients or regulatory authorities make such claims against us and prove them, we could be subject to damages, fines or penalties. In addition, negative publicity regarding regulatory compliance of our clients’ clinical trials, programs or drugs could have an adverse effect on our business and reputation.

Our business may be materially and adversely impacted by factors affecting the biopharmaceutical and healthcare industries.

We expect that the majority of our commercial revenue is generated from sales to the biopharmaceutical and healthcare industries. The clients we serve in these industries are subject to financial pressures, including, but not limited to, increased costs, reduced demand for their products, reductions in pricing and reimbursement for products and services, formulary approval and placement, government approval to market their products and limits on the manner by which they market their products, loss of patent exclusivity (whether due to patent expiration or as a result of a successful legal challenge) and the proliferation of or changes to regulations applicable to these industries. To the extent our clients face such pressures, or they change how they utilize our offerings, the demand for our services, or the prices our clients are willing to pay for those services, may decline. Any such decline could have a material adverse effect on our business, operating results and financial condition.

Global or regional health pandemics or epidemics could negatively impact our business operations, financial performance and results of operations.

Our business and financial results could be negatively impacted by pandemics or epidemics. The severity, magnitude and duration of pandemics are uncertain, rapidly changing and hard to predict. The COVID-19 pandemic significantly impacted economic activity and markets around the world. COVID-19 and its variants or other pandemics could negatively impact our future business in numerous ways, including but not limited to those outlined below:

●	Disruptions or uncertainties related to a pandemic for a sustained period of time could result in delays or modifications to our strategic plans and initiatives and hinder our ability to achieve our business objectives. For example, during the COVID-19 pandemic, certain materials, such as computer chips, helium and live cells, necessary to complete active projects were, and continue to be, difficult to acquire due to disruptions in the global supply chain. Further disruptions to the global supply chain and our ability to obtain materials necessary for our operation would adversely affect our business objectives.

●	Illness, travel restrictions or workforce disruptions could negatively affect our research and other business processes. For example, during the COVID-19 pandemic, customer receivables and internal operations were delayed or suspended with respect to completed and active contract work due to personnel absence as a result of exposure to the virus or the need to care for dependents that may have been exposed. These delays led to a delay in the completion of active projects and delay in the collection of the associated accounts receivable.

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●	Government or regulatory responses to pandemics could negatively impact our business. Mandatory lockdowns or other restrictions could materially adversely impact our operations and results but government financial assistance such as the Paycheck Protection Loan program may offset a portion of the adverse impact.

●	During the height of the COVID-19 pandemic, there was increased volatility and pricing in the capital markets. If such volatility continues, it could have a material adverse effect on our ability to obtain debt or equity financing to fund operations. Economic uncertainties or downturns in the general economy or the healthcare industry in general could disproportionately affect the demand for our service offerings and materially adversely affect our results of operations.

While we believe the economic impact brought by COVID-19 has not materially impacted our results of operations, the widespread pandemic and resulting impact upon supply chains and inflation has resulted in significant disruption of global financial markets, which could reduce our ability to access capital and negatively affect our future liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 and related government orders and restrictions could materially affect our business and the value of our common stock. If the NIH should divert research funding to other areas or if the cosmetics industry or pharmaceutical industry reduced funding for their studies and preclinical feasibility trials, it would have a material affect our business, financial condition and results of operations. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change.

These and other impacts of the COVID-19 or other global or regional health pandemics or epidemics could have the effect of heightening many of the other risks described in this “Risk Factors” section. We might not be able to predict or respond to all impacts on a timely basis to prevent near- or long-term adverse impacts to our results. The ultimate impact of these disruptions also depends on events beyond our knowledge or control, including the duration and severity of any outbreak and actions taken by parties other than us to respond to them. Any of these disruptions could have a negative impact on our business operations, financial performance and results of operations, which impact could be material.

Global, market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over inflation, geopolitical issues, global financial markets and the COVID-19 pandemic have led to increased economic instability, diminished expectations for the global economy and expectations of slower global economic growth. Our general business may be adversely affected by any such economic instability or unpredictability. Trade sanctions and disruptions to the global economy have led to additional inflation which may negatively impact the global supply chain and could have a material adverse effect on our ability to secure supplies. These conditions will likely increase our costs in the form of higher wages, more expensive supplies and equipment necessary to operate our business. If conditions worsen or do not improve, it may become more difficult for us to complete debt or equity financings which may be necessary for us to operate our business. Such financings may become more costly, difficult to complete, and more dilutive. In addition, there is a risk that one or more of our suppliers or other partners could be negatively affected by global economic instability, which could adversely affect our ability to operate efficiently and timely complete our operational goals. We intend to mitigate the impact of inflation by further automating our processes and by passing our costs on to our customers through higher charges for future projects. There can be no assurance that we will succeed in further automating our processes or be able to charge more for our future services.

Our business and operations would suffer in the event of computer system failures.

Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusions, including by computer hackers, foreign governments, and cyber-terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our current or future product development programs. For example, the loss of clinical trial data from completed or any future ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, damage to our reputation, and the further development of our product candidates could be delayed.

Any failure to maintain the security of information relating to our patients, customers, employees and suppliers, whether as a result of cybersecurity attacks or otherwise, could expose us to litigation, government enforcement actions and costly response measures, and could disrupt our operations and harm our reputation.

In connection with the preclinical and clinical development, sales and marketing of our products and services, we may from time to time transmit confidential information. We also have access to, collect or maintain private or confidential information regarding our clinical trials and the patients enrolled therein, employees, and suppliers, as well as our business. Cyberattacks are rapidly evolving and becoming increasingly sophisticated. It is possible that computer hackers and others might compromise our security measures, or security measures of those parties that we do business with now or in the future and obtain the personal information of patients in our clinical trials, vendors, employees and suppliers or our business information. A security breach of any kind, including physical or electronic break-ins, computer viruses and attacks by hackers, employees or others, could expose us to risks of data loss, litigation, government enforcement actions, regulatory penalties and costly response measures, and could seriously disrupt our operations. Any resulting negative publicity could significantly harm our reputation, which could cause us to lose market share and have an adverse effect on our results of operations.

Risks Related to Protecting Our Technology and Intellectual Property

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Our success and ability to compete depend largely upon our intellectual property. To date, we have 16 patents issued and two patent applications pending in the U.S., with one of the pending applications jointly owned by us and the University of Central Florida. We also have 17 patents issued and three patent applications pending outside the U.S., with three of the pending applications jointly owned by us and the University of Central Florida. All of the issued patents, with the exception of one patent solely owned by Cornell University and licensed to us, are solely owned by the University of Central Florida and licensed to us. We take reasonable steps to protect our intellectual property, especially when working with third parties. However, the steps we take to protect our intellectual property rights may be inadequate. For example, other parties, including our competitors, may independently develop similar technology, duplicate our services, or design around our intellectual property and, in such cases, we may not be able to assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information, and we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.

We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. Even in cases where we seek patent protection, there is no assurance that the resulting patents will effectively protect every significant feature of our technology or proprietary information, or provide us with any competitive advantages. Moreover, we cannot guarantee that any of our pending patent applications will issue or be approved. The United States Patent and Trademark Office and various foreign governmental patent agencies also require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process and after a patent has issued. There are situations in which noncompliance can result in abandonment or lapse of the patent, or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If this occurs, our competitors might be able to enter the market, which would have a material adverse effect on our business. Effective trademark, copyright, patent, and trade secret protection may not be available in every country in which we conduct business. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing, and any changes in the law could make it harder for us to enforce our rights.

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In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our related pending patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Negative publicity related to a decision by us to initiate such enforcement actions against a client or former client, regardless of its accuracy, may adversely impact our other client relationships or prospective client relationships, harm our brand and business, and could cause the market price of our common stock to decline. Our failure to secure, protect, and enforce our intellectual property rights could adversely affect our brand and our business.

We rely on licenses from third parties to certain technology and intellectual property rights for some of our services and the licenses we currently have could terminate or expire.

Some of our business services rely on technology or intellectual property rights owned and controlled by others. Our licenses to this technology or these intellectual property rights could be terminated or could expire. We may be unable to replace these licenses in a timely manner. Failure to renew these licenses, renewals of these licenses on less advantageous terms, or termination of these licenses may limit the amount and type of services that we may provide depending on the intellectual property rights relied upon by our services and could harm our operating results and financial condition.

Intellectual property discovered through government funded programs may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights and limit our ability to contract with non-U.S. manufacturers.

We have patent applications that were generated through the use of U.S. government funding or grants, including grants from the NIH, and may acquire or license in the future intellectual property rights that have been generated through the use of U.S. government funding or grants. Pursuant to the Bayh-Dole Act of 1980, the U.S. government has certain rights in inventions developed with government funding. These U.S. government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third-party if it determines that: (1) adequate steps have not been taken to commercialize the invention; (2) government action is necessary to meet public health or safety needs; or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). If the U.S. government exercised its march-in rights in our future intellectual property rights that are generated through the use of U.S. government funding or grants, we could be forced to license or sublicense intellectual property developed by us or that we license on terms unfavorable to us, and there can be no assurance that we would receive compensation from the U.S. government for the exercise of such rights. The U.S. government also has the right to take title to these inventions if the grant recipient fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. industry may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property.

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We may not be able to adequately defend against piracy of intellectual property in foreign jurisdictions.

Considerable research in drug research and development is being performed in countries outside of the United States, and a number of potential competitors are located in these countries. The laws protecting intellectual property in some of those countries may not provide adequate protection to prevent our competitors from misappropriating our intellectual property. Several of these potential competitors may be further along in the process of product or service development and also operate large, company-funded research and development programs. As a result, our competitors may develop more competitive or affordable products, or achieve earlier patent protection or device commercialization than we are able to achieve. Competitive devices may render any services that we develop obsolete.

We may be sued by third parties for alleged infringement of their proprietary rights or misappropriation of intellectual property.

There is considerable patent and other intellectual property development activity in our industry. Our future success depends in part on not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our business. From time to time, third parties may claim that we are infringing upon their intellectual property rights or that we have misappropriated their intellectual property. For example, in some cases, very broad patents are granted that may be interpreted as covering a wide field of drug development systems. As competition in our market grows, the possibility of patent infringement, trademark infringement, and other intellectual property claims against us increases. In the future, others may claim that our Human-on-a-Chip systems and underlying technology infringe or violate their intellectual property rights. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Because patent applications can take years to issue and are often afforded confidentiality for some period of time there may currently be pending applications, unknown to us, that later result in issued patents that could cover one or more aspects of our technology and services. Any claims or litigation could cause us to incur significant expenses and, whether or not successfully asserted against us, could require that we pay substantial damages, ongoing royalty or license payments, or settlement fees, prevent us from offering our services or using certain technologies, require us to re-engineer all or a portion of our models, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our clients or business partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications, or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

Risks Related to Governmental Regulations

Government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies.

The healthcare and pharmaceutical industries are highly regulated and are subject to changing political, legislative, regulatory, and other influences. Laws and regulations affecting the healthcare and pharmaceutical industries, or changes to existing laws and regulations, including the possible enactment of federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care and pharmaceutical industries, could create unexpected liabilities for us, cause us to incur additional costs, and restrict our operations. Reforming the healthcare and pharmaceutical industries has been a priority for U.S. politicians, and key members of the legislative and executive branches have proposed a wide variety of potential changes and policy goals. Certain changes to laws could affect our business and results of operations.

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On December 29, 2022, President Biden signed into law the FDA Modernization Act 2.0. The Act encourages the use of new approach methods, that over time, may reduce (or in some cases eliminate) the need for preclinical animal testing prior to human trials.1 While for the past century, the mandate was intended to ensure certain quality and safety standards for drugs and medical devices, recent advancements in science have begun to offer increasingly viable alternatives to animal testing. Under this bill, these alternative methods may include cell-based assays, organ chips and microphysiological systems, sophisticated computer modeling, and other human biology-based test methods. With the passage of this law, we expect our commercial business to benefit as microphysiological systems gain further acceptance. However, there is no assurance that our microphysiological systems will gain further acceptance with the passage of this law.

Many healthcare and pharmaceutical laws are complex, and their application to specific products, services and relationships may not always be clear. In particular, many existing or future healthcare laws and regulations may be applied to our systems and service offerings in ways that we do not anticipate, particularly as we develop and release new and more sophisticated solutions. Our failure to accurately anticipate the application of these laws and regulations, or our other failure to comply with them, could create significant liability for us, result in adverse publicity, and negatively affect our business.

Health Data Privacy Laws. There are numerous federal and state laws related to health information privacy. In particular, the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their implementing regulations, which we collectively refer to as “HIPAA,” include privacy standards that protect individual privacy by limiting the uses and disclosures of personal health information (PHI) and implementing data security standards that require covered entities to implement administrative, physical, and technological safeguards to ensure the confidentiality, integrity, availability, and security of PHI in electronic form. In addition to enforcement actions initiated by regulatory bodies under HIPAA, violations or breaches caused by us or our contractors may result in related claims against us by our clients. If we were to process and maintain PHI on behalf of our covered entity clients, we may be a HIPAA business associate and mandated by HIPAA to enter into written agreements with our covered entity clients — known as Business Associate Agreements (“BAAs”) — that require us to safeguard PHI. BAAs typically include:

●	a description of our permitted uses of PHI;

●	a covenant not to disclose that information except as permitted under the BAA and to require that our subcontractors, if any, are subject to the substantially similar restrictions;

●	assurances that reasonable and appropriate administrative, physical, and technical safeguards are in place to prevent misuse of PHI;

●	an obligation to report to our client any use or disclosure of PHI other than as provided for in the BAA;

●	a prohibition against our use or disclosure of PHI if a similar use or disclosure by our client would violate the HIPAA standards;

●	the ability of our clients to terminate the underlying support agreement if we breach a material term of the BAA and are unable to cure the breach;

●	the requirement to return or destroy all PHI at the end of our services agreement; and

●	access by the Department of Health and Human Services (“HHS”) to our internal practices, books, and records to validate that we are safeguarding PHI.

In addition, we may also be required to maintain BAAs, which contain similar provisions, with our subcontractors that access or otherwise process PHI on our behalf.

We may not be able to adequately address the business risks created by HIPAA implementation, and meet the requirements imposed by HIPAA. Furthermore, we are unable to predict what changes to HIPAA or other laws or regulations might be made in the future or how those changes could affect our business or the costs of compliance.

1 Han JJ. FDA Modernization Act 2.0 allows for alternatives to animal testing. Artif Organs. 2023 Mar;47(3):449-450. doi: 10.1111/aor.14503. Epub 2023 Feb 10. PMID: 36762462.

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In addition to the HIPAA privacy and security standards, most states have enacted patient confidentiality laws that protect against the disclosure of confidential medical and other personally identifiable information (“PII”) and many states have adopted or are considering new privacy laws, including legislation that would mandate new privacy safeguards, security standards, and data security breach notification requirements. Such state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements, and we are required to comply with them. In addition, the Federal Trade Commission, and analogous state agencies, may apply consumer protection laws to the context of data privacy. For example, the Federal Trade Commission has sanctioned companies for unfair trade practices when they failed to implement adequate security protection measures for sensitive personal information.

Failure by us to comply with any of the federal and state standards regarding patient privacy and/or privacy more generally may subject us to penalties, including significant civil monetary penalties and, in some circumstances, criminal penalties. In addition, such failure may injure our reputation and adversely affect our ability to retain clients and attract new clients.

The FDA can also impose extensive requirements governing pre- and post-market conditions, such as service investigation and others relating to approval, labeling, and manufacturing. In addition, the FDA can impose extensive requirements governing software development controls and quality assurance processes.

We cannot predict the ultimate form of any regulation and the potential impact on our tests or materials used to perform our tests. If pre-market clearance or approval is required, our business could be negatively impacted until such review is completed and clearance or approval to market is obtained. The FDA could require that we seek pre-market clearance or approval for our analytical services or require that we stop selling our analytical services until we have successfully secured such pre-market clearance or approval. If our analytical services are allowed to remain on the market but there is regulatory uncertainty about our analytical services, e.g., if they are labeled investigational by the FDA, or if labeling claims the FDA allows us to make are limited, orders may decline. The regulatory clearance or approval process may involve, among other things, successfully completing trials and submitting a pre-market clearance notice or filing an application with the FDA. If pre-market clearance or approval is required by the FDA, there can be no assurance that our analytical services will be cleared or approved on a timely basis, if at all, nor can there be assurance that labeling claims will be consistent with our current claims or adequate to support continued use of our analytical services. An increase in FDA regulatory compliance burdens would increase the cost of conducting our business, and subject us to inspection by the FDA and potentially penalties for failure to comply with these regulatory requirements. We may also decide to voluntarily pursue FDA pre-market clearance or approval of our analytical services if we determine that doing so would be appropriate or competitively advantageous.

In the event we are required to or voluntarily choose to become subject to FDA clearance or approval, we may become subject to compliance with significant FDA regulatory requirements.

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Risks Related to Operating as a Public Company

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the Exchange Act), the listing standards of Nasdaq and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition.

We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in filings required of a public company, our business and financial condition is more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.

The individuals who now constitute our senior management team have limited experience managing a publicly traded company and limited experience complying with the increasingly complex laws pertaining to public companies. Our senior management team may not successfully or efficiently manage our transition to a public company that is subject to significant regulatory oversight and reporting obligations.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we expect to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

●	not being required to have our independent registered public accounting firm attest to our internal control over financial reporting under Section 404 of the Sarbanes Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

●	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years following the completion of this offering. Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have more than $1.235 billion in annual revenue;

●	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

●	the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

We cannot predict if investors will find our common stock less attractive if we choose to rely on the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies.

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If we are unable to implement and maintain effective internal control over financial reporting in the future, our ability to produce accurate financial statements could be impaired, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance with this law, we will file periodic reports (Form 10-K’s, Form 10-Q’s and Form 8-K’s), proxy statements and other information with the Securities and Exchange Commission. Upon becoming a public reporting company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. We will also be required to establish and maintain effective disclosure controls. In addition, beginning with our second annual report on Form 10-K following this offering, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of this offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Risks Related to Investing in Our Common Stock

An active trading market may not develop for our securities, and you may not be able to sell your common stock at or above the offering price per share.

This is the initial public offering of our securities and there is currently no public market for our common stock.

We have applied to list our common stock on the Nasdaq Capital Market. However, we cannot predict the extent to which investor interest in our Company will lead to the development of an active trading market in our common stock or how liquid that market might become. If such a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at the time you wish to sell them, at a price that is attractive to you, or at all.

The trading market for our common stock in the future could be subject to wide fluctuations in response to several factors, including, but not limited to:

●	overall performance of the equity markets and/or publicly listed technology or healthcare companies;

●	actual or anticipated fluctuations in our net revenue or other operating metrics;

●	changes in the financial projections we provide to the public or our failure to meet these projections;

●	failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet the estimates of securities analysts or the expectations of investors;

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●	the economy as a whole and market conditions in our industry;

●	rumors and market speculation involving us or other companies in our industry;

●	announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	limited trading volume in our common stock due to the large percentage ownership by controlling stockholders;

●	lawsuits threatened or filed against us;

●	recruitment or departure of key personnel;

●	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events; and

●	the expiration of contractual lock-up or market standoff agreements.

Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. Additionally, moving forward we anticipate having a limited number of shares in our public float, and as a result, there could be extreme fluctuations in the price of our common stock. The offering price per share has been determined through negotiation between us and representatives of the underwriter and may not be indicative of the market prices that prevail after this offering. You may not be able to sell your common stock at or above the offering price per share.

Our management has broad discretion in the use of proceeds from our offering and our use may not produce a positive rate of return.

The principal purposes of our offering are to increase our capitalization and financial flexibility, create a public market for our stock and thereby enable access to the public equity markets by our employees and stockholders, obtain additional capital, and strengthen our position in the market. We will utilize the funds to strengthen our management team, invest heavily in automation of our system to decrease cost and increase reliability and increase our intellectual capital at the Company by hiring experienced personnel. We plan to use the remaining net proceeds for working capital, other general corporate purposes and potential acquisitions. Our management has broad discretion over the specific use of the net proceeds we received in our offering and might not be able to obtain a significant return, if any, on investment of these net proceeds. Investors will need to rely upon the judgment of our management with respect to the use of proceeds. If we do not use the net proceeds that we received in our offering effectively, our business, results of operations, and financial condition could be harmed.

The issuance of additional capital stock that we are obligated to issue or in connection with financings, acquisitions, investments, our Omnibus Incentive Plan or otherwise will dilute all other stockholders.

We are obligated to issue, upon the closing of this offering          shares of common stock upon conversion of the First BVL Convertible Note, and          shares of common stock upon conversion of the Second BVL Convertible Note (assuming the issuance of the Second BVL Convertible Note prior to this offering). As of March 31, 2024, we have issued 627,400 shares of restricted stock that are unvested and have available for issuance under our Omnibus Incentive Plan an additional 1,272,480 awards that may be issued. Upon vesting and such issuances the number of shares of common stock outstanding will increase.

We may need to raise additional capital through equity and debt financings in order to fund our operations. If we raise capital through equity financings in the future, that will result in dilution to all other stockholders. We also expect to grant equity awards to employees, directors, and consultants under our Omnibus Incentive Plan. As part of our business strategy, we may acquire or make investments in complementary companies, platforms, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per-share value of our common stock to decline.

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We do not currently intend to pay dividends on our common stock and, consequently, the ability of common stockholders to achieve a return on investment will depend on appreciation, if any, in the price of our common stock.

You should not rely on an investment in our common stock to provide dividend income. We do not plan to declare or pay any dividends on our capital stock in the foreseeable future. Instead, we intend to retain any earnings to finance the operation and expansion of our business. As a result, common stockholders may only receive a return on investment if the market price of our common stock increases.

One of our founding stockholders will continue to own a significant percentage of our common stock and will be able to exert significant control over matters subject to stockholder approval.

Dr. Hickman beneficially owns 81.4% of our total voting power and after this offering is completed the Company will continue to be controlled by Dr. Hickman. Upon the closing of this offering, Dr. Hickman will beneficially own approximately              % of the voting power of our outstanding Common Stock, or approximately          % if the underwriter exercises its option to purchase additional shares of Common Stock from us in full. After this offering, Dr. Hickman will have the ability to substantially influence us through this ownership position. For example, Dr. Hickman may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. The interests of Dr. Hickman may not always coincide with our corporate interests or the interests of other stockholders, and Dr. Hickman may act in a manner with which you may not agree or that may not be in the best interests of our other stockholders. So long as Dr. Hickman continues to beneficially own a significant amount of our equity, he will continue to be able to strongly influence or effectively control our decisions.

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public stockholders;

One of our founding shareholders, Dr. Hickman, beneficially owns more than 50% of our total voting power. Upon the closing of this offering, Dr. Hickman will continue to own a controlling interest in us and we will meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and we will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market. We are a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c). As a controlled company, we qualify for, and intend to rely upon, several of Nasdaq’s corporate governance requirements, including requirements that:

●	a majority of the board of directors consist of independent directors

●	compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee comprised solely of independent directors; and

●	director nominees be selected or recommended to the board of directors by a majority of its independent directors or by a nominating committee that is composed entirely of independent directors.

As long as Dr. Hickman owns at least 50% of the voting power of our Company, we are a “controlled company” as defined under Nasdaq Marketplace Rules.

Accordingly, to the extent that we may choose to rely on one or more of these exemptions, our stockholders would not be afforded the same protections generally as stockholders of other Nasdaq-listed companies for so long as these stockholders are collectively able to control the composition of our board and our board determines to rely upon one or more of such exemptions.

If you purchase our securities in this offering, you will incur immediate and substantial dilution in the book value of your investment.

The initial public offering price is substantially higher than the net tangible book value per share of our securities. Investors purchasing shares of common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing shares in this offering will incur immediate dilution of $          per share, based on the assumed initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover of this prospectus.

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We might not be able to maintain the listing of our common stock on the Nasdaq Capital Market.

We have applied to list our common stock on the Nasdaq Capital Market in connection with this offering. We will not consummate this offering if our application is not approved. However, there can be no assurance that we will be able to maintain the listing standards of that exchange, which includes requirements that we maintain our stockholders’ equity, total value of shares held by unaffiliated stockholders, and market capitalization above certain specified levels. If the Nasdaq Capital Market should determine after initial listing that we fail to meet the Nasdaq Capital Market requirements, we may be subject to a delisting action by the Nasdaq Capital Market. Nonetheless, this offering is contingent upon our obtaining the Nasdaq Capital Market listing and, in the event such listing is not approved, this offering will be terminated.

Even if we complete this offering, if the Nasdaq Capital Market delists our securities from trading on its exchange at some future date, we could face significant material adverse consequences, including:

● a limited availability of market quotations for our securities;

● reduced liquidity with respect to our securities;

● a determination that our common stock is a “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

● a limited amount of news and analyst coverage for our company; and

● a decreased ability to issue additional securities or obtain additional financing in the future.

If we fail to conform to the Nasdaq listing requirements on an ongoing basis, our common stock might cease to trade on the Nasdaq Capital Market exchange, and may move to the OTCQB or OTC Pink Markets operated by OTC Markets Group, Inc. These quotation services are generally considered to be markets that are less efficient, and to provide less liquidity in the shares, than the Nasdaq Capital Market.

Future sales of our common stock, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales may occur, could materially and adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. The shares of common stock sold in this offering will be freely tradable, without restriction, in the public market, except for any shares sold to our affiliates.

Approximately 8,540,000 shares of common stock may be sold in the public market by our directors and executive officers on or about 366 days after the date of this prospectus, subject to volume and other limitations imposed under the federal securities laws. Approximately 699,000 shares of common stock may be sold in the public market by our other stockholders on or about 181 days after the date of this prospectus, subject to volume and other limitations imposed under the federal securities laws. Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and could materially impair our ability to raise capital through offerings of our common stock. See the section entitled “Shares Eligible for Future Trading” for a more detailed description of the restrictions on selling shares of our common stock after this offering.

In addition, as of March 31, 2024, we had 627,400 shares of unvested restricted common stock that, if fully vested and exercised, would result in the issuance of shares of common stock. All of the shares of common stock and the shares reserved for future issuance under our Omnibus Incentive Plan will be registered for public resale under the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance, subject to existing lock-up or market standoff agreements, volume limitations under Rule 144 for our executive officers and directors, and applicable vesting requirements.

A possible “short squeeze” due to a sudden increase in demand of our common stock that largely exceeds supply may lead to price volatility in our common stock.

Following this offering, investors may purchase our common stock to hedge existing exposure in our common stock or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common stock for delivery to lenders of our common stock. Those repurchases may in turn, dramatically increase the price of our common stock until investors with short exposure are able to purchase additional common stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to the performance or prospects of our common stock and once investors purchase the shares of common stock necessary to cover their short position the price of our common stock may decline.

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If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our Company. If no securities or industry analysts commence coverage of our Company, the trading price for our common stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price and trading volume to decline.

Provisions in our charter documents and under Delaware law could make an acquisition of our Company more difficult, limit attempts by our stockholders to replace or remove our current board of directors and limit the market price of our common stock.

Provisions in our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, include provisions that:

●	permit the board of directors to establish the number of directors and fill any vacancies and newly-created directorships;

●	require the vote of two-thirds of our shareholders to remove a director; and

●	provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws.

Moreover, Section 203 of the Delaware General Corporation Law may discourage, delay, or prevent a change in control of our Company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our common stock.

Our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that derivative actions brought on our behalf, actions against our directors, officers, employees or agent for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case the Superior Court of the State of Delaware) and the stockholders shall be deemed to have consented to this choice of forum provision, which may have the effect of discouraging lawsuits against our directors, officers, other employees or agents.

Our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case the Superior Court of the State of Delaware) will be the sole and exclusive forum for any stockholder for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or the Company’s Certificate of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s Certificate of Incorporation or Bylaws, or (e) any action asserting a claim governed by the internal affairs doctrine. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our Second Amended and Restated Certificate of Incorporation.

The choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, and may result in increased costs to a stockholder who has to bring a claim in a forum that is not convenient to the stockholder, which may discourage such lawsuits. Although under Section 115 of the DGCL, exclusive forum provisions may be included in a company’s certificate of incorporation, the enforceability of similar forum provisions in other companies’ certificates or incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision of our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These forward-looking statements involve a number of risks and uncertainties. Many of the following risks are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, cost savings, objectives of management, business strategies, success of competing technologies, financing, potential growth and market opportunities, product candidates, clinical trial timing and plans, clinical and regulatory pathways for our development programs, the achievement of clinical and commercial milestones, the advancement of our technologies and our products, and other statements that are not historical facts.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “possible” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our ability to successfully develop our Human-on-a-Chip platform;

●	our ability to generate a profit;

●	our ability to effectively manage growth;

●	our ability to protect our intellectual property and continue to innovate;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following our offering;

●	the potential insufficiency of our disclosure controls and procedures to detect errors or acts of fraud;

●	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	the success of competing devices or technologies that are or may become available;

●	our potential ability to obtain additional financing;

●	our ability to grow the business due to the uncertainty resulting from the recent COVID-19 pandemic or any future pandemic;

●	our ability to comply with complex and increasing regulations by state and federal authorities;

●	the impact of healthcare reform legislations;

●	our ability to have our securities listed on Nasdaq;

●	our public securities’ potential liquidity and trading;

●	the lack of an established market for our securities;

●	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

●	our anticipated use of the proceeds from this offering; and

●	our financial performance following this offering.

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We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate, and financial trends that we believe may affect our business, prospects, financial condition and results of operations, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

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USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of            shares of our common stock in this offering will be approximately $            million, based on an assumed initial public offering price of $           per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full to cover overallotments, if any, we estimate that our net proceeds will be approximately $               .

A $1.00 increase in the assumed initial public offering price of $           per share would increase the aggregate net proceeds to us from this offering by approximately $              , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase of 1.0 million shares in the number of shares offered by us would increase the net proceeds to us from this offering by approximately $             , assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital to support our operations, establish a public market for our common stock and facilitate our future access to the public capital markets. We currently anticipate that we will use the net proceeds from this offering, together with our existing resources, as follows:

●	approximately $ million to $ million to enhance the fabrication of our Human-on-a-Chip system;

●	approximately $ million to $ million to automate our system’s measurement processes in order to increase throughput and attain consistent quality;

●	approximately $ million to $ million to invest in research and lab staff;

●	approximately $ million to $ million to hire sales and marketing staff to target pharmaceutical companies and a broader set of commercial companies; and

●	the remaining amounts to fund working capital and general corporate purposes.

We believe that our existing cash and cash equivalents, together with the net proceeds from this offering, will be sufficient to fund our operating expenses and capital expenditure requirements for at least the next         months. The amount and timing of our actual expenditures will depend upon numerous factors, and other factors described under “Risk Factors” in this prospectus, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the use of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our stock. Pending their use, we plan to invest the net proceeds from this offering in money market funds short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

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DIVIDEND POLICY

We have never declared or paid dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents as well as capitalization as of March 31, 2024 as follows:

●	On an actual basis;

●	On an as adjusted basis to give effect to: (i) our issuance of shares of common stock to be issued to BTomorrow Ventures Limited upon conversion of the First BVL Convertible Note, (ii) our issuance of shares of common stock to be issued to BTomorrow Ventures Limited upon conversion of the Second BVL Convertible Note (assuming the issuance of the Second BVL Convertible Note prior to this offering) and (iii) our issuance and sale of shares of our common stock in this offering, assuming no exercise of the Representative’s over-allotment option, at an assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions, estimated offering expenses payable.

The information below is illustrative only, and our capitalization following the closing of this offering will change based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the information in this table, together with our financial statements and the related notes appearing elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus by us.

Balance Sheet Data

	As of March 31, 2024
	Actual	As Adjusted
Cash and cash equivalents	$2,974,468	$
Convertible notes payable, net	5,987,783
Notes payable and finance lease obligations – net of current portion	656,966
Derivative liability	1,113,353
Operating lease liability – net of current portion	741,353
Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 40,000,000 authorized shares, 9,475,185 issued and outstanding, actual and issued and outstanding, as adjusted	947
Additional paid-in capital	1,230,779
Accumulated deficit	(4,674,043)
Total stockholders’ equity (deficit)	(3,442,317)
Total capitalization	$5,057,138	$

Each $1.00 increase in the assumed initial public offering price of $           per share, would increase our cash, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $           million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding after this offering is based on 9,475,185 shares of common stock outstanding as of March 31, 2024 and includes         shares of common stock to be issued to BTomorrow Ventures Limited upon conversion of the First BVL Convertible Note, and          shares of common stock to be issued to BTomorrow Ventures Limited upon conversion of the Second BVL Convertible Note (assuming the issuance of the Second BVL Convertible Note prior to this offering) and excludes the following, as of March 31, 2024:

●	627,400 shares of common stock issuable to employees and directors upon the vesting of restricted stock which have not yet vested and vest over a period of five years;

●	1,272,480 shares of common stock reserved for future issuance under our Omnibus Incentive Plan; and

●	Up to 30,000 shares of common stock issuable to the University of Central Florida Research Foundation pursuant to anti-dilution rights.

33

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value (deficit) as of March 31, 2024 was approximately ($4,892,000), or ($0.52) per share of our common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our deferred offering costs and our total liabilities. Historical net tangible book value per share represents historical net tangible book value (deficit) divided by the number of shares of our common stock outstanding as of March 31, 2024.

After giving effect to: (i) our issuance of          shares of common stock to be issued to BTomorrow Ventures Limited upon conversion of the First BVL Convertible Note; (ii) our issuance of        shares of common stock to be issued to BTommorow Ventures Limited upon conversion of the Second BVL Convertible Note (assuming the issuance of the Second BVL Convertible Note prior to this offering); and (iii) our issuance and sale of shares of              common stock in this offering, assuming no exercise of the Representative’s over-allotment option, at an assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions, estimated offering expenses payable by us, the as adjusted net tangible book value as of March 31, 2024 would have been approximately $           , or approximately $          per share. This represents an immediate increase in as adjusted net tangible book value per share of $          to our existing stockholders and an immediate dilution in as adjusted net tangible book value per share of approximately $          to new investors purchasing common stock in this offering. Dilution per share to new investors purchasing common stock in this offering is determined by subtracting as adjusted net tangible book value per share after this offering from the assumed initial public offering price per share paid by new investors.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share			$
Historical net tangible book value (deficit) per share as of March 31, 2024		$(0.52)
As adjusted net tangible book value per share after giving effect to this offering	$
Dilution in as adjusted net tangible book value per share to new investors participating in this offering			$

Each $1.00 increase in the assumed initial public offering price of $            per share would increase the net tangible book value per share after this offering by $            per share and the dilution to new investors purchasing common stock in this offering by $            per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option in full to purchase an additional             shares of common stock in this offering, the as adjusted net tangible book value per share after the offering would be $            per share, the increase in the net tangible book value per share to existing stockholders would be $            per share and the dilution to new investors purchasing our common stock in this offering would be $            per share.

The number of shares of our common stock to be outstanding after this offering is based on 10,102,585 shares of common stock outstanding as of March 31, 2024 (including 627,400 shares of unvested restricted common stock) and includes         shares of common stock to be issued to BTomorrow Ventures Limited upon conversion of the First BVL Convertible Note, and          shares of common stock to be issued to BTomorrow Ventures Limited upon conversion of the Second BVL Convertible Note (assuming the issuance of the Second BVL Convertible Note prior to this offering) and excludes the following, as of March 31, 2024:

●	1,272,480 shares of common stock reserved for future issuance under our Omnibus Incentive Plan; and

●	Up to 30,000 shares of common stock issuable to the University of Central Florida Research Foundation pursuant to anti-dilution rights.

We may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity securities or convertible debt, your ownership will be further diluted.

After completion of this offering and assuming no exercise of the Representative’s over-allotment option, our existing stockholders would own approximately              % and our new investors would own approximately           % of the total number of shares of our common stock outstanding after this offering.

	Shares Purchased			Total Consideration
	Number	Percent		Amount	Percent		Per Share

Existing stockholders	10,367,285		%	$1,313,553		%	$0.13
New investors
			%			%

The number of shares of common stock to be outstanding after this offering reflected in the table above is based on 10,367,285 shares of common stock outstanding as of August 8, 2024 (including 754,000 shares of unvested restricted common stock), and includes       shares of common stock to be issued to BTomorrow Ventures Limited upon conversion of the First BVL Convertible Note and        shares of common stock to be issued to BTomorrow Ventures Limited upon conversion of the Second BVL Convertible Note (assuming the issuance of the Second BVL Convertible Note prior to this offering) and excludes the following, as of that date:

●	976,780 shares of common stock reserved for future issuance under our Omnibus Incentive Plan;

●	shares of common stock issuable upon the exercise of the Representative’s Warrants;

●	Up to 30,000 shares of common stock issuable to the University of Central Florida Research Foundation pursuant to anti-dilution rights.

34

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our audited financial statements, and the related notes and other financial information included elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

Hesperos, Inc., operating as a CRO, has developed a disruptive technology that provides safety and efficacy testing of chemicals and novel therapeutics for the pharmaceutical, cosmetic, and food industries for drug and product discovery and development using its Human-on-a-Chip® multi-organ, microphysiological system. We are a socially conscious company that uses our non-invasive, serum-free, multi-organ chip platform (Human-on-a-Chip) systems to provide preclinical analytical services with the goal of accelerating drug discovery and general toxicology testing and reducing the use of animal testing.

Our services primarily focus on systems composed of human cells representing select organs, which can be configured based on customer needs. Our technology and services provide research teams the opportunity to determine how the human body will respond when new drugs (or compounds) or drug combinations are introduced for both efficacy and toxicity in the same platform that interlinks organs or organ systems, including: heart, liver, lung, brain, skin, muscle, kidney, GI tract, immune, neuromuscular and more. We currently offer four basic validated Human-on-a-Chip systems for disease modeling and drug testing: Heart-Liver two-organ model, NMJ two-organ model, Heart-Liver-Cancer three-organ model and Heart-Liver Skeletal Muscle Neuron four-organ model. Our platform can target rare diseases (of the over 7,000 known rare diseases, approximately 95 percent (95%) have no treatment). We have licensed patents from Cornell University and the University of Central Florida to support our systems.

We have funded our operations primarily from grant funding from the NIH and, to a lesser extent, from the proceeds of the First BVL Convertible Note and revenue generated from services provided to our pharmaceutical and cosmetic industry clients. As of March 31, 2024, we have received approximately $24.0 million in funding from SBIR grants from the NIH, with approximately an additional $1.2 million available for use through 2024, subject to availability of funds and satisfactory progress of each project as determined by the NIH.

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Results of Operations

Comparison of the three months ended March 31, 2024 to the three months ended March 31, 2023

Our financial results for the three months ended March 31, 2024 are summarized as follows in comparison to the three months ended March 31, 2023:

	March 31, 2024	March 31, 2023
Revenues
Grant revenue	$631,238	$840,634
Commercial revenue	525,484	827,657
Total revenues	1,156,722	1,668,291

Cost of revenue - grant (including related party costs of $85,119 and $178,575, respectively)	471,160	575,664
Cost of revenue - commercial	400,850	565,171
Cost of revenues	872,010	1,140,835

Gross profit	284,712	527,456

Operating expenses
General and administrative (including related party costs of $100,350 and $13,552, respectively)	807,709	549,515
Total operating expenses	807,709	549,515

Loss from operations	(522,997)	(22,059)

Other income (expense)
Interest expense (including related party costs of $0 and $11,940, respectively)	(366,373)	(45,629)
Other income	30,038	6
Total other expense, net	(336,335)	(45,623)

Net loss	$(859,332)	$(67,682)

Loss per common share:
Basic and diluted	$(0.09)	$(0.01)

Weighted average common shares outstanding:
Basic and diluted	9,470,706	9,221,375

Revenues

Revenues during the three months ended March 31, 2024 were $1,156,722, as compared to revenues of $1,668,291 during the three months ended March 31, 2023, a decrease of $511,569, or 31%. This decrease was due to a decline in grant revenues and a decline in commercial revenue. Moving forward, we remain focused on growing our commercial revenues while maintaining a relatively consistent level of grant revenue.

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Grant Revenue

During the three months ended March 31, 2024 and 2023, revenues included grant revenue of $631,238 and $840,634, respectively, reflecting a decrease of $209,396, or 25%, when compared to the prior period. During the three months ended March 31, 2024 and 2023, we recognized $518,432 and $759,598, respectively, as revenue in relation to the grants received from NIH. The decrease in grant revenue is attributed to the completion of certain grant-funded projects as scheduled. Looking ahead, we remain committed to seeking and obtaining grants from reputable organizations, such as the NIH, to support our research and development efforts. These grants play a vital role in advancing our scientific capabilities and expanding our product portfolio.

Commercial Revenue

During the three months ended March 31, 2024 and 2023, revenues included commercial revenue of $525,484 and $827,657, respectively, a decrease of $302,173 or 37%. During the three months ended March 31, 2024, we allocated approximately $376,000 of resources to the Scientific Milestones set forth in the Note Agreement, which would have been revenue if performed under a typical commercial contract. Once we complete the Scientific Milestones, we plan to focus on revenue growth by allocating more resources towards commercial contracts, which we anticipate will result in an increase in commercial revenue.

Cost of Revenues

Cost of revenues for the three months ended March 31, 2024 were $872,010 as compared to $1,140,835 during the three months ended March 31, 2023. The decrease of $268,825, or 24%, was due to lower revenues and lower gross margins in the quarter ended March 31, 2024 when compared with the previous period.

Cost of Revenues – Grants

Grant cost of revenues for the three months ended March 31, 2024 were $471,160 as compared to $575,664 during the three months ended March 31, 2023. The decrease of $104,504, or 18%, is due to the decrease in grant revenue.

Cost of Revenues – Commercial Contracts

Commercial cost of revenues for the three months ended March 31, 2024 were $400,850 as compared to $565,171 during the three months ended March 31, 2023. The decrease of $164,321 or 29% is due to decrease in commercial revenue.

Gross Profit

Gross profit for the three months ended March 31, 2024 was $284,712 as compared to gross profit of $527,456 for the three months ended March 31, 2023. The decrease of $242,744, or 46%, was primarily due to our decreased revenue and lower gross margins on grants and commercial projects.

General and Administrative Expenses

General and administrative expenses increased by $258,194, or 47%, to $807,709 for the three months ended March 31, 2024 from $549,515 for the three months ended March 31, 2023. The increase was primarily the result of approximately $376,000 in resources allocated to the Scientific Milestones set forth in the Note Agreement, partially offset by lower administrative costs. Once we complete these milestones, we anticipate our general and administrative costs returning to more normal levels.

Other Income (Expense)

We recognized interest expense of $366,373 during the three months ended March 31, 2024 and $45,629 during the three months ended March 31, 2023, representing an increase of $320,744, or 703%, in interest expense, which is primarily related to the deferred interest period on the EIDL loan lapsing and the First BVL Convertible Note. We recorded other income of $30,038 and $6 in the three months ended March 31, 2024 and 2023, respectively.

Net loss

Net loss for the three months ended March 31, 2024 was $859,332 as compared to net loss of $67,682 for the three months ended March 31, 2023, representing an increase of $791,650 or 1170% as a result of lower revenues and gross margins, higher general and administrative expenses, and higher interest expense.

37

Results of Operations

Comparison of the year ended December 31, 2023 to the year ended December 31, 2022

Our financial results for the year ended December 31, 2023 are summarized as follows in comparison to the year ended December 31, 2022:

	December 31,	December 31,
	2023	2022
REVENUES
Grant revenue	$2,783,199	$3,917,938
Commercial revenue	2,681,944	1,773,293
Total Revenues	5,465,143	5,691,231

Cost of Revenues	4,005,735	4,040,822

Gross Profit	1,459,408	1,650,409

Operating Expenses
General and administrative	2,914,165	2,326,325
Total Operating Expenses	2,914,165	2,326,325

Loss from Operations	(1,454,757)	(675,916)

Other Income (Expense)
Interest expense	(586,700)	(152,663)
Forgiveness of notes payable – PPP loan	-	85,800
Other income	35,510	6,775
Total Other Income (Expense), Net	(551,190)	(60,088)

Net Loss	$(2,005,947)	$(736,004)

Weighted average common shares outstanding:
Basic and diluted	9,360,052	9,162,555

Loss per common share:
Basic and diluted	$(0.21)	$(0.08)

Revenues

Our revenues during the year ended December 31, 2023 were $5,465,143, as compared to revenues of $5,691,231 during the year ended December 31, 2022, a decrease of $226,088, or 4%, due to a decrease in grant revenue of 29% offset by an increase in commercial revenue of 51%. The increase in revenues is due to an increase in commercial revenue was primarily driven by the expanding acceptance of our commercial offerings and was partially offset by a decrease in grant revenues.

Grant Revenue

During the years ended December 31, 2023 and 2022, revenues included grant revenue of $2,783,199 and $3,917,938, respectively, a decrease of $1,134,739 or 29%. During the years ended December 31, 2023 and 2022, we recognized $2,467,875 and $3,380,159, respectively, as revenue in relation to the grants received from NIH.

Commercial Revenue

During the years ended December 31, 2023 and 2022, revenues included commercial revenue of $2,681,944 and $1,773,293, respectively, an increase of $908,651 or 51%. During the year ended December 31, 2023, we continued to diversify our revenues by allocating more resources towards commercial contracts, resulting in the increase in commercial revenue and decrease in grant revenue. Additionally, during the year ended December 31, 2023, we allocated approximately $305,000 of resources to work performed in order to meet the Scientific Milestones set forth in the Note Agreement, which was non-revenue generating work and therefore revenue was lower than it would have been if the work was performed under a typical commercial contract.

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Cost of Revenues

Our cost of revenues for the year ended December 31, 2023 were $4,005,735 as compared to $4,040,822 during the year ended December 31, 2022. The decrease of $35,087, or 0.9%, was due to the decrease in grant revenue offset by increases in cost of revenue from commercial projects for materials and labor required to support growth in our commercial business.

Gross Profit

Gross profit for the year ended December 31, 2023 was $1,459,408 as compared to gross profit of $1,650,409 for the year ended December 31, 2022. The decrease of $191,001, or 12%, was due to a decline in grant revenues partially offset by growth in our commercial business.

General and Administrative Expenses

General and administrative expenses increased by $587,840, or 25%, from $2,326,325 for the year ended December 31, 2022 to $2,914,165 for the year ended December 31, 2023. The increase was primarily the result of approximately $305,000 in resources allocated to work performed in order to meet the Scientific Milestones set forth in the Note Agreement and an increase in payroll expenses as we increased the number of employees as we expanded operations in 2023.

Interest Expense and Other Income

We recognized interest expense of $586,700 in the year ended December 31, 2023 and $152,663 in the year ended December 31, 2022, representing an increase of $434,037, or 284%, in interest expense for 2023, which is primarily related to the First BVL Convertible Note. We recorded other income of $35,510 and $6,775 in the years ended December 31, 2023 and 2022, respectively. The increase in other income is primarily due to interest earned on cash deposits. In 2022, we also recorded $85,800 of income in relation to the forgiveness of the PPP loan. In 2023 there was no loan forgiveness.

Net Loss

Our net loss for the year ended December 31, 2023 was $2,005,947 as compared to $736,004 for the year ended December 31, 2022.

Liquidity and Capital Resources

At March 31, 2024 we had cash and cash equivalents of approximately $2,974,468. During the years ended December 31, 2023 and 2022, cash used in operations was approximately $1,112,000 and cash provided by operations was approximately $69,000, respectively, and for the three months ended March 31, 2024, we experienced negative cash flow from our operating activities of approximately $350,000. Negative cash flow from operations for the three months ended March 31, 2024 is due to a net loss for the quarter of approximately $860,000, adjusted for the add back of non-cash items including depreciation and amortization, stock-based compensation and changes in operating assets and liabilities. As of March 31, 2024, we had an accumulated deficit of $4,674,043 and working capital of $2,594,256. Since inception, we have funded our operations primarily from revenue generated from NIH and other governmental grants, commercial revenues, the recent private placement with BVL and, to a lesser extent, through debt financing, including loans provided by Dr. Hickman.

At March 31, 2024, December 31, 2023 and December 31, 2022, we had working capital as shown below:

	March 31,	December 31,	December 31,
	2024	2023	2022
Total Current Assets	$5,146,313	$5,568,378	$2,136,577
Total Current Liabilities	2,552,057	2,220,308	3,272,124
Working Capital (Deficiency)	$2,594,256	$3,348,070	$(1,135,547)

Included in our current liabilities are amounts totaling $51,946, $38,527 and $382,226 that are due to related parties at March 31, 2024, December 31, 2023 and December 31, 2022, respectively, and finance lease obligations in the amounts of $465,122, $463,354 and $665,739 at March 31, 2024, December 31, 2023 and December 31, 2022, respectively. Also, included in our current liabilities is deferred revenue from commercial customers and government grants totaling $842,510, $459,196 and $928,064 at March 31, 2024, December 31, 2023 and December 31, 2022, respectively.

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Notes payable – related party

During 2019 and 2021, we entered into promissory notes with Dr. Hickman for $150,000 at 4% interest and $200,000 at 3% interest, respectively, with respective maturity dates of October 31, 2024, and December 31, 2026, both repaid in full, including principal and accrued interest, on September 1, 2023. Additionally, on May 20, 2022, we borrowed $100,000 at 10% interest from our CEO, and on June 30, 2022, we borrowed another $100,000 at 3% interest from Dr. Hickman, both also fully repaid on September 1, 2023. The total related party notes obligation was $446,854 as of December 31, 2022, and fully settled by December 31, 2023.

Note payable – financed asset – equipment

In 2020, we financed the acquisition of certain research equipment with a third-party note. The sixty month note bears interest at 5.83% per annum, and payments began in May 2022. The loan obligation totaled approximately $68,000, $73,000 and $93,000 as of March 31, 2024, December 31, 2023 and December 31, 2022, respectively.

Finance leases obligations

We currently have finance lease obligations for research equipment with interest rates between 6.20% and 9.70%, per annum. Monthly payments range from $252 to $7,860. All leases have a term between three and nine years. The finance leases obligations totaled approximately $551,000, $660,000 and $980,000 as of March 31, 2024, December 31, 2023 and December 31, 2022, respectively. All finance lease obligations are guaranteed by Dr. James Hickman, our Chief Scientist and Board Chairman.

2023 Convertible Promissory Note

On September 8, 2023, we issued a convertible promissory note purchase agreement (the First BVL Convertible Note) to a non-related party in the aggregate amount of £5,000,000 Pound Sterling ($6,309,000). The First BVL Convertible Note bears interest at the non-compounded base rate of the Bank of England (to be updated on the first business day of each fiscal quarter) plus 8% per annum, such total interest rate not to exceed of 15% per annum. The interest rate in effect on March 31, 2024 was 13%. The First BVL Convertible Note principal and interest is due and payable on September 8, 2025 unless otherwise converted on or prior to maturity. Upon consummation of this offering, the First BVL Convertible Note shall be automatically converted into shares of our common stock at a conversion price equal to the quotient obtained by dividing (x) £79,251,862 (which is the amount of Pounds Sterling equal to $100,000,000 at the exchange rate published by the Bank of England on September 4, 2023 ($1.2618), by (y) the aggregate number of outstanding shares of our common stock outstanding immediately prior to the conversion. In the event that this offering, or another equity financing, has not occurred prior to maturity, the accrued interest and principal shall be paid in cash or common stock (such number of shares reflecting a fifteen percent (15%) discount of the opening price per share of common stock) at the option of the holder. The First BVL Convertible Note contains a most-favored nations clause, customary events of default, and may not be prepaid without the written consent of BTomorrow Ventures Limited. If we issue the Second BVL Convertible Note to BTomorrow Ventures Limited, it will have the same terms and conditions as the First BVL Convertible Note.

2022 Convertible Promissory Note

On March 28, 2022, we issued a $200,000 convertible promissory note (the 2022 Convertible Note) to a third party (the “Holder”) in exchange for $200,000. The Convertible Note bore interest at 12% per annum. All unpaid principal and accrued interest under the 2022 Convertible Note was due and payable in full six months from issuance, which was originally September 28, 2022. During the year ended December 31, 2022, per agreement between us and the Holder, the maturity date of the convertible promissory note was extended to the date in which we complete our initial public offering. In the event that we issue and sell shares of our common stock, par value $0.0001 per share, to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in at least $5,000,000 of aggregate proceeds, net of the underwriting discount and commissions, to us (a “Qualified Initial Public Offering”), then at the closing of such Qualified Initial Public Offering, the Holder had the right to elect that either: (i) we would pay Holder an amount equal to the sum of (a) all accrued and unpaid interest due on this Convertible Note and (b) the outstanding principal balance of the 2022 Convertible Note; or (ii) the 2022 Convertible Note would convert into that number of shares of common stock equal to the quotient obtained by dividing the outstanding principal balance and unpaid accrued interest under this Note as of the date of the closing of the Qualified Initial Public Offering by the amount equal to the public offering price per share in the Qualified Initial Public Offering multiplied by seventy percent (70%). On December 31, 2023, this loan was repaid in full including principal and accrued interest.

Economic Injury Disaster Loan

Entities negatively impacted by the coronavirus (“COVID-19”) pandemic were eligible to apply for loans sponsored by the United States Small Business Administration (“SBA”) Economic Injury Disaster Loan (“EIDL Loan”) program. On July 17, 2020, we received cash proceeds of $150,000 under this program. The proceeds can be used to fund payroll, healthcare benefits, rent and other qualifying expenses, and the loan is not subject to loan forgiveness provisions. The standard EIDL Loan repayment terms include interest accruing at 3.75% per annum effective July 17, 2020; the payment schedule contains a one-year deferral period on initial principal and interest payments; the loan term is thirty years; and there is no prepayment penalty or fees. We pledged all of our assets as collateral for the loan. On July 22, 2021, the EIDL amount was increased to $500,000. Installment payments increased to $2,526 per month. There were no additional amendments to the EIDL. As of both March 31, 2024 and December 31, 2023, the amounts outstanding totaled approximately $503,000 and $520,000, respectively and is classified as part of notes payable and finance lease obligations – current portion and net of current portion on the condensed balance sheets. On January 6, 2021, the SBA announced a one-year extension of the deferral period for loans that commenced in 2020 delaying payments of principal and interest to July 2022 at which time we began making payments. As of March 31, 2024, December 31, 2023 and 2022, accrued interest on this note was approximately $5,000, $5,000 and $20,000, respectively, and is included in notes payable.

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Paycheck Protection Program

On March 16, 2021, we entered into a loan agreement with a financial institution for a loan of $85,800 pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act enacted on March 27, 2020 (the “CARES Act”). In July 2022, we received notice from the SBA that the PPP loan was forgiven on July 1, 2022. We recognized approximately $85,800 in other income on the statement of operations for the year ended December 31, 2022.

Cash Flows

The following table sets forth the primary uses of cash and cash equivalents for the three months ended March 31, 2024 and 2023.

	For the Three Months Ended March 31,
	2024	2023
Cash proceeds used in:
Operating activities	$(349,691)	$(6,762)
Investing activities	(174,346)	(1,723)
Financing activities	(186,744)	(195,503)
Net change in cash and cash equivalents	$(710,781)	$(203,988)

Net cash used in operating activities

Net cash used in operating activities was $349,691 and $6,762 for the three months ended March 31, 2024 and 2023, respectively. Net cash used in operating activities of $349,691 primarily consists of a net loss of $859,332, offset by non-cash expenses of amortization of debt discount of $139,170, depreciation and amortization of $132,305, noncash interest paid in kind of $208,986, and stock-based compensation of $44,267. Net cash used in operating activities of $6,762 primarily consists of a net loss of $67,682 offset by non-cash expenses of depreciation and amortization of $130,518, changes in accounts and grants receivable of $191,087, accounts payable of $191,453 and a decrease in deferred revenue of $372,390.

Net cash used in investing activities

Net cash used in investing activities was $174,346 and $1,723 for the three months ended March 31, 2024 and 2023, respectively, as a result of construction in progress in 2024 and the purchase of property and equipment in 2023.

Net cash used in financing activities

Net cash used in financing activities was $186,744 for the three months ended March 31, 2024 and net cash used in financing activities was $195,503 for the three months ended March 31, 2023. The $186,744 used in financing activities in 2024 consists primarily of the repayment of finance lease obligations of $108,763 and deferred offering costs of $70,126. The $195,503 used in financing activities in 2023 consists of proceeds from repayment of finance lease obligations of $107,311 and deferred offering costs of $68,310.

The following table sets forth the primary sources and uses of cash and cash equivalents for the years ended December 31, 2023 and 2022.

	For the Years Ended December 31,
	2023	2022
Cash proceeds provided by (used in):
Operating activities	$(1,111,908)	$69,259
Investing activities	(181,800)	(17,598)
Financing activities	4,687,616	(107,992)
Net change in cash and cash equivalents	$3,393,908	$(56,331)

Net cash (used in) provided by operating activities

Net cash (used in) provided by operating activities was approximately $(1,111,908) and $69,259 for the years ended December 31, 2023 and 2022, respectively. For the year ended December 31, 2023, net cash used in operating activities of $(1,111,908) primarily consists of a net loss of $(2,005,947), changes in prepaid expenses and other current assets of $(565,668), accounts payable to related parties of $(113,412) and decreases in deferred revenue of $(468,868), offset by non-cash expenses of amortization of debt discount of $258,421, depreciation and amortization of $524,126, stock-based compensation of $117,787 and non-cash lease expense of $2,616, as well as changes in in accounts and grants receivable of $527,775, accounts payable of $432,249 and an increase in payroll liabilities and other current liabilities of $182,393.

For the year ended December 31, 2022, net cash provided by operating activities of $69,259 primarily consists of a net loss of $736,004 and a non-cash gain related to forgiveness of notes payable (PPP loan) of $85,800, offset by non-cash expenses of depreciation and amortization of $483,097, stock-based compensation of $43,132, and non-cash lease expense of $9,835, as well as changes in working capital items in the amount of $354,399, principally related to deferred revenue of $513,241, payroll liabilities and other current liabilities of $88,363, accounts payable of $63,607, and other assets of $74,999, offset by accounts payable to related parties of $213,011, prepaid expenses and other current assets of $107,869 and accounts receivable of $64,331.

Net cash used in investing activities

Net cash used in investing activities was $181,800 and $17,598 for the years ended December 31, 2023 and 2022 as a result of the purchase of property and equipment in both years.

Net cash provided by (used in) financing activities

Net cash provided by financing activities was $4,687,616 for the year ended December 31, 2023 compared to net cash used in financing activities of $(107,992) for the year ended December 31, 2022. The $4,687,616 provided by financing activities in 2023 consists primarily of proceeds from convertible notes payable of $6,309,000, offset by payment of deferred offering costs of $427,180, repayments of notes payable of $396,287, repayments of related party notes payable of $460,487 and repayments of finance lease obligations of $437,430. The $107,992 used in financing activities in 2022 consists of proceeds from notes payable and related party notes of $400,000, offset by the repayment of notes payable, finance obligations and related party notes in the amount of $507,992.

Critical Accounting Estimates

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results and outcomes may differ from management’s estimates and assumptions. Included in these estimates are assumptions used to estimate collection of accounts receivable, fair value of intangible assets, valuation of lease liabilities and related right of use assets, deferred income tax asset valuation allowances, and valuation of stock-based compensation expense.

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Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. We periodically evaluate whether events and circumstances have occurred that indicate possible impairment. When impairment indicators exist, we estimate the future undiscounted net cash flows of the related asset or asset group over the remaining life of the asset in measuring whether or not the asset values are recoverable.

Stock-based Compensation

Our share-based compensation program grant awards include restricted stock awards. The fair value of restricted stock awards is based on the fair value of our common stock on the date of the grant. The fair value of the stock-based awards are then expensed over the requisite service period, generally the vesting period, for each award.

We have periodically granted restricted stock awards to consultants for services, pursuant to our stock plans at the fair market value on the respective dates of grant. Should we terminate any of our consulting agreements, the unvested awards underlying the agreements would be cancelled. For awards granted to consultants and non-employees, compensation expense is recognized over the vesting period of the awards, which is generally the period services are rendered by such consultants and non-employees.

Revenue Recognition

Our revenue is expected to be generated primarily from the sale of research services, including revenue from our Human-on-a-Chip systems and research grant revenue.

We recognize revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, we recognize revenue when control of our services is transferred to our customers in an amount that reflects the consideration we expect to receive from our customers in exchange for those services. To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, we perform a five-step process. This process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when (or as) the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. We only apply the five-step process to contracts when it is probable that the entity will collect consideration it expects to be entitled to in exchange for the goods or services it transfers to the customer.

We recognize revenue when (i) evidence of an arrangement exists, (ii) fees are fixed and determinable, (iii) services have been delivered, and (iv) collectability is reasonably assured. We currently generate revenue primarily from government grants and commercial contracts. Government grants are agreements that provide us with payments for certain types of expenditures in return for research and development activities over a contractually defined period. We recognize revenue when performance obligations related to respective revenue streams are met. For Grant Revenue, we consider the performance obligation met when the grant related expenses are incurred, or supplies and materials are received, provided that the applicable conditions under the government grants have been met. Revenues and related expenses are presented gross in the statements of operations as we determined that it is the primary obligor under the arrangements relative to the research and development services performed by us as lead technical expert. These revenues are not viewed as “incidental” or “peripheral.” Grant revenue for the three months ended March 31, 2024 and 2023 were for research and development related activities that provide for payments for reimbursed costs, which may include overhead and general and administrative costs as well as a related profit margin. For commercial revenue from Contract Research Services, we recognize revenue over time as we do not create an asset that has an alternative use to us and we have the right to be paid for performance to date. Costs of the commercial contract’s revenue are recorded as cost of revenues in our statements of operations.

Grant Revenue

Our grant revenues are derived from research programs by various departments of the National Institute of Health (“NIH”).

Grants awarded to us for research and development by government entities are outside the scope of the contracts with customers and contributions guidance. This is because these granting entities are not considered to be customers and are not receiving reciprocal value for their grant support provided to us. These grants provide us with payments for certain types of expenditures in return for research and development activities over a contractually defined period.

We recognize NIH grant revenue as reimbursable grant costs that are incurred up to pre-approved award limits within the budget period. The costs associated with these reimbursements are reflected as a component of cost of revenue expense in the accompanying statements of operations.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in the rules and regulations of the SEC. We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or for any other contractually narrow or limited purpose.

Related Party Transactions

The related party notes’ obligation totaled $0 and approximately $447,000 as of December 31, 2023 and December 31, 2022, respectively. There were no related party notes’ obligations as of March 31, 2024.

During 2019 and 2021, we entered into promissory notes with Dr. Hickman for $150,000 at 4% interest and $200,000 at 3% interest, respectively, with respective maturity dates of October 31, 2024, and December 31, 2026, both repaid in full, including principal and accrued interest, on September 1, 2023. Additionally, on May 20, 2022, we borrowed $100,000 at 10% interest from our former CEO, and on June 30, 2022, we borrowed another $100,000 at 3% interest from Dr. Hickman, both also fully repaid on September 1, 2023. The total related party notes obligation was $446,854 as of December 31, 2022, and fully settled by December 31, 2023.

Dr. Hickman is also a professor at the Nanoscience Technology Center at the University of Central Florida (“UCF”), and Dr. Shuler is a professor at Meinig School of Biomedical Engineering at Cornell (“Cornell”). UCF owns 281,250 of our common stock, received in exchange for a number of patent licensing rights granted by UCF for Dr. Hickman’s inventions. Additionally, we have several sub-contracts with UCF, as well as Cornell, for research and development services provided by such universities to fulfill our obligations under the NIH grants. During the three months ended March 31, 2024 and 2023, we incurred expenses of approximately $85,000 and $179,000 with regards to subcontracts from UCF. These expenses are included in cost of revenues on the statements of operations. During the three months ended March 31, 2024 and 2023 the Company incurred operating expenses from UCF of approximately $100,000 and $14,000, respectively. These costs are included in general and administrative expenses on the statements of operations. As of March 31, 2024 and December 31, 2023, we owed UCF approximately $52,000 and $39,000, respectively. These payables are included in accounts payable – related parties on the condensed balance sheets.

JOBS Act

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of new or revised accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

For as long as we remain an emerging growth company under the recently-enacted JOBS Act, we will, among other things:

●	be permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

●	be entitled to rely on an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

●	be entitled to reduced disclosure obligations about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

●	be exempt from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company.” Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an emerging growth company, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected.

Likewise, so long as we qualify as an emerging growth company, we may elect not to provide certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our common stock may be materially and adversely affected.

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Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”), which requires the measurement of expected credit losses for financial instruments carried at amortized cost, such as accounts receivable, held at the reporting date based on historical experience, current conditions and reasonable forecasts. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financing Instruments—Credit Losses. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019. On November 15, 2019, the FASB delayed the effective date of FASB ASC Topic 326 for certain small public companies and other private companies. As amended, the effective date of ASC Topic 326 was delayed until fiscal years beginning after December 15, 2022 for SEC filers that are eligible to be smaller reporting companies under the SEC’s definition. Adoption of this update did not have a significant impact on the Company’s financial statements.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for fiscal years beginning after December 15, 2021. The Company adopted ASU 2020-06 on January 1, 2022, which did not have a material impact on the financial statements.

In October 2021, the FASB issued ASU 2021-07—Compensation—Stock Compensation (Topic 718): Determining the Current Price of an Underlying Share for Equity-Classified Share-Based Awards. The measurement objective in Topic 718 for share-based awards is fair value based, and the current price input is measured at fair value. This input is used in determining an award’s fair value. The practical expedient in this Update allows a non-public entity to determine the current price of a share underlying an equity classified share-based award using the reasonable application of a reasonable valuation method. The practical expedient in this Update is effective prospectively for all qualifying awards granted or modified during fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application, including application in an interim period, is permitted for financial statements that have not yet been issued or made available for issuance as of October 25, 2021. Adoption of this update did not have a significant impact on the Company’s financial statements.

In November 2021, the Financial Accounting Standards Board issued ASU 2021-10, “Government Assistance (Topic 832), Disclosures by Business Entities about Government Assistance,” which requires annual disclosures that increase the transparency of transactions involving government assistance, including (1) the types of transactions, (2) the accounting for those transactions, and (3) the effect of those transactions on an entity’s financial statements. The amendments in this update are effective for all entities within the ASU’s scope for financial statements issued for annual periods beginning after December 15, 2021. This ASU was effective for the Company for fiscal year 2022 and did not have a material impact on the Company’s financial statements.

Except as noted above, the guidance issued by the FASB during the current year is not expected to have a material effect on the company’s financial statements. A variety of proposed or otherwise potential accounting standards are currently under consideration by standard setting organizations and regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, management has not yet determined the effect if any that the implementation of such proposed standards would have on the Company’s financial statements.

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Controls and Procedures

Historically, as a privately held company, we have maintained internal controls over financial reporting. However, these internal controls have not been subject to the testing required under the standards of publicly traded companies by Section 404 of Sarbanes-Oxley. We are not currently required to comply with SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. However, at such time as Section 302 of the Sarbanes-Oxley Act is applicable to us, we will be required to evaluate our internal controls over financial reporting.

Limitations on the Effectiveness of Controls

Our management, including the Chief Executive Officer and the Chief Financial Officer, recognizes that any set of controls and procedures, no matter how well-designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, with us have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of controls. For these reasons, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. In June 2022, we established a Chief Financial Officer position in order to add an additional layer of oversight on the financial reporting process.

BUSINESS

Overview

Hesperos, Inc., operating as a CRO, has developed a disruptive technology that provides safety and efficacy testing of chemicals and novel therapeutics for the pharmaceutical, cosmetic, and food industries for drug and product discovery and development using its Human-on-a-Chip® multi-organ, microphysiological system. Our systems mimic the process of initial patient evaluation during a clinical trial, where functional human in vitro tissues would be evaluated in the same manner as a human undergoes medical testing to determine baseline performance metrics. Our services allow research teams, including teams at pharmaceutical companies, to leverage our Human-on-a-Chip systems to determine initially how drug compounds and drug combinations will respond in the human body for both efficacy and off-target toxicity. Our services can provide guidance on the choice of which drug to take into clinical trials without the use of costly and time-consuming animal testing and as models for rare diseases that do not have animal models.

The preclinical testing our Human-on-a-Chip system provides is customarily carried out through animal testing. Our system uses an in vitro device, in which human organ mimics composed of cells obtained or derived from various human organs and tissues are embedded and maintained in culture conditions (akin to growing cells in a sophisticated petri dish). Our systems are unique in that we have functional readouts that utilize electrical, force and barrier integrity measurements that monitor organ health non-invasively without cell death to mimic clinical function observations such as walking, talking, cardiac function and other non-invasive clinical observations. The ability to link all these organ mimics together in the same recirculating serum-free media (a blood substitute) for up to 28 days with circulated immune cells establishes a platform where diseases such as diabetes, cancer, neurological diseases and a host of rare diseases can be evaluated. We can also provide information on drug-drug interactions for both efficacy and toxicity that is clinically relevant, especially for cancer treatment.

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We believe our Human-on-a-Chip systems provide a compelling value proposition to pharmaceutical companies and other entities, including the cosmetic industry. We believe that our technologies benefit drug discovery in human disease areas that are difficult to address using current methodologies, help reduce animal testing, accelerate preclinical drug discovery and development, reduce risk of clinical failure, predict with greater degrees of confidence and ultimately, significantly reduce the cost of discovering new drugs and especially for repurposing existing drugs. These platforms are uniquely positioned to also tackle development of drugs to treat rare diseases as there are over 7,000 rare diseases but approximately 95 percent (95%) have no treatment. Our systems can be utilized to create phenotypic models for efficacy for the rare disease CIPD1 which led to an IND that the FDA used to allow a Phase II clinical trial to proceed (clinical trial NCT04658472 available at https://clinicaltrials.gov/ct2/show/NCT04658472). This Phase II has been completed and two Phase III clinical trials have been authorized (NCT06290141 and NCT06290128). This IND utilized safety data from an ongoing clinical trial for another rare disease combined with our efficacy data, at substantially reduced cost and time compared to standard protocols indicating regulatory acceptance of these kinds of platforms and the authorization to Phase III also indicates a level of clinical predictability for this system. This creates a significant opportunity to work with large and small pharmaceutical companies to repurpose drugs for other rare disease when animal models do not exist.

Although the majority of our revenue has been derived from SBIR grants from the NIH, we experienced increasing revenues from pharmaceutical and cosmetic industry clients for several years, yet recently are experiencing a decline as we temporarily shift resources to the Scientific Milestones set forth in the Note Agreement. As of March 31, 2024, we have received approximately $24.0 million in funding from SBIR grants from the NIH, with approximately an additional $1.2 million available for use through 2024, subject to availability of funds and satisfactory progress of each project as determined by the NIH.

Market Opportunity

Drug discovery is complex, capital intensive and is prone to high failure rates. Many current preclinical and clinical testing methodologies fail to identify drug liabilities early and cheaply in the drug development process. According to the Journal of the American College of Cardiology (JACC): Basic to Translational Science, 89% of novel drugs fail human clinical trials, with approximately half of those failures being due to unanticipated human toxicity since results from animal tests are highly inconsistent predictors of toxic responses in humans.

It takes many years and very large financial investments to develop a new drug. Although there are many factors that contribute to this inefficiency, we believe one major problem is low correlation in many cases between animal models and human response. In particular, the translation of preclinical studies based on animal testing often fails to inform successful clinical trials. Nine out of ten drugs that appear safe and effective in animals subsequently fail in human trials.

We are not aware of any other platform that has created multi-organ systems to predict pharmacokinetics and pharmacodynamics which we now offer as a service.2 Of the over 7,000 known rare diseases, approximately 95 percent have no treatment. Our systems were utilized to create phenotypic models for efficacy for the rare disease CIPD3 which led to an IND that the FDA used to allow a Phase II clinical trial to proceed (clinical trial NCT04658472 available at https://clinicaltrials.gov/ct2/show/NCT04658472), that has now been authorized for two Phase III trials (NCT06290141 and NCT06290128). This IND utilized safety data from an ongoing clinical trial for another rare disease combined with our efficacy data, at substantially reduced cost and time compared to standard protocols. This creates a significant opportunity to work with large and small pharmaceutical companies to repurpose drugs for other rare disease when animal models do not exist. However, there is no assurance that the FDA will give similar treatment to future studies that use our systems.

To date, we have worked with 23 clients, 22 of which operate within the pharmaceutical industry and one of which operates within the cosmetic industry. Currently, we work with 6 clients in the pharmaceutical industry. Services provided to these clients include efficacy studies, toxicology studies, and model development. We have worked with one client to provide efficacy data in connection with their investigational new drug (“IND”) application which the FDA allowed to proceed to a Phase II clinical trial application in December 2020 and which was authorized and began recruiting patients in April of 2021 and has now proceeded to two Phase III trials. However, there is no assurance that the FDA will give similar treatment to future studies that use our systems.

The market for human-based safety and efficacy testing covers a number of fields, including: pharmaceutical development, food safety, general chemical testing, and cosmetics. We believe that each of these industries can be supported by our platforms. According to Global Industry Analysts, the global market for Absorption, Distribution, Metabolism, Excretion (ADME) Toxicology Testing was estimated at $7.7 billion in the year 2022. This market is projected to grow to $11.1 billion by 2026, growing at a compound annual growth rate (“CAGR”) of 10.9% over the analysis period. Currently, the Organ-on-a-Chip market is primarily a subset of ADME Toxicology Testing. The global Organ-on-a-Chip market was estimated to be $82.2 million in 2023 and is forecast to reach $388.2 million by 2028, growing at a CAGR of 36.4% according to a 2022 report by Valuates Reports, and outpacing the growth of other larger markets, including ADME Toxicology Testing.

1 Rumsey et al.,Classical Complement Pathway Inhibition in a “Human-On-A-Chip” Model of Autoimmune Demyelinating Neuropathies, Advanced Therapeutics, 2022:2200030, (2022).

2 McAleer et al., On the potential of in vitro organ-chip models to define temporal pharmacokinetic-pharmacodynamic relationships, Scientific Reports 9:9619 (2019).

3 Rumsey et al, Classical Complement Pathway Inhibition in a “Human-On-A-Chip” Model of Autoimmune Demyelinating Neuropathies, Advanced Therapeutics, 2022:2200030, (2022).

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Our Solution for Drug Development

Our Human-on-a-Chip system is designed to enable rapid and efficient screening of drug candidates that would otherwise fail later in the drug development process, which can save a pharmaceutical company years and millions of dollars by identifying preclinical failures early in the development process. Our systems mimic the process of initial patient evaluation during a clinical trial, where functional human in vitro tissues would be evaluated in the same manner as a human undergoes medical testing to determine baseline performance metrics. Specific screens for heart rate, respiration, basic cognitive function, reflex tests on muscle and nerve, elimination, and chemical screens for liver, kidney and hematopoietic function are reproduced for integration in our unique pumpless platform. If anything abnormal is observed in these simple, yet high information functional evaluations, additional biomarkers are then evaluated much like a blood test administered to a patient. If a chip ceases to function, a “post mortem” examination of the tissue is completed. This approach enables the platform to be utilized not only for acute but also chronic evaluation of drugs non-invasively for periods of up to several months at a time. The number and frequency of biomarker assays would be reduced due to the use of the functional readouts which mimic heart rate, muscle function, barrier integrity and brain activities, thus reducing costs and increasing efficiency during preclinical evaluations. Because of our more holistic approach to the process of preclinical evaluation, more subtle effects, not just cell death, can be detected in our kind of system. When new drugs advance from preclinical testing to clinical trials, the ability to view results in real time and correlate the in vivo results to clinical predictions utilizing our pharmacokinetic/pharmacodynamics simulation is valuable because it enhances a drug developer’s ability to iterate without the time and cost associated with more traditional methods.

We have successfully completed projects with a number of pharmaceutical companies where the results are detailed in peer-reviewed scientific journals, including Roche Pharmaceuticals, for both efficacy and off-target toxicity determination for cancer drugs;4 AstraZeneca, for developing a pharmacokinetic (PK)/pharmacodynamics (PD) model of our heart-liver system that predicted in vivo outcomes for drugs in guinea pigs and dogs as well as resolved issues for one of the drugs that passed their standard preclinical screen but failed in an animal model;5 and Sanofi, for providing efficacy data for their investigational new drug application for the rare diseases chronic inflammatory demyelinating polyneuropathy (CIDP), which the FDA allowed to proceed to a Phase II clinical trial application (NCT04658472) in December 2020, and where the clinical trial was authorized and began recruiting patients in April of 2021 where the data from our system is described in a recently-published peer-reviewed article.6 This IND utilized safety data from an ongoing clinical trial for another rare disease combined with our efficacy data, at substantially reduced cost and time compared to standard protocols and has now proceeded to two Phase III trials (NCT06290141 and NCT06290128). This creates a significant opportunity to work with large and small pharmaceutical companies to repurpose drugs for other rare disease when animal models do not exist.

Human-on-a-Chip Systems

Our Human-on-a-Chip models are multi-organ microphysiological platforms composed of interconnected chambers for each cell type or barrier tissue of interest. These human organ mimics use either primary (from patient donors) or induced pluripotent stem cell (iPSC) derived. Currently consisting of up to six different organ types, microelectrode arrays (MEA) and microcantilevers are used to monitor the real time function including force generation and electrical activity of cells representing the organ mimic over time as compounds are dosed and circulate throughout the system. These non-invasive readouts of tissue function are direct indicators of cell health and reduce reliance on biomarkers that rely on cell death. Each organ model is monitored for up to 28-days in a single system allowing real time tracking of functional changes in response to treatments.

Our Human-on-a-Chip system is capable of multiple applications that can be customized to fit the customer’s needs. Our services can utilize phenotypic cellular assays to filter the vast number of hits and leads evaluated on a daily basis by pharmaceutical companies or be customized to address other specific needs. As a platform technology, there are many drug discovery applications that can be developed. We plan to initially focus on efficacy for rare diseases and toxicology studies as well as analytic drug development services for the pharmaceutical industry.

Our Human-on-a-Chip systems could transmit massive amounts of data in very short amounts of time utilizing communication systems that are currently in the market. We plan to develop the ability to display the actual recordings synchronous with each functional readout. We believe that the ability to view results in real time would be valuable to our end-user customers because it enhances a drug developer’s ability to iterate in collaboration with our scientists without the time and cost associated with more traditional methods.

4 McAleeer et al., Multi-organ system for the evaluation of efficacy and off-target toxicity of anticancer therapeutics,

Science Translational Medicine. 11:eaav1386 (2019).

5 McAleer et al., On the potential of in vitro organ-chip models to define temporal pharmacokinetic-pharmacodynamic relationships, Sci. Rep. 9:9619 (2019).

6 Rumsey et al., Classical Complement Pathway Inhibition in a “Human-On-A-Chip” Model of Autoimmune Demyelinating Neuropathies, Advanced Therapeutics 2022:2200030 (2022).

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The primary business focus of Hesperos is on customized systems composed of select organs that can be configured based on customer needs. Our technology and services provide research teams the opportunity to determine how the human body will respond when new drug compounds or drug combination are introduced for both efficacy and toxicity in the same platform that enables interlinked organs, including: heart, liver, lung, brain, skin, muscle, kidney, GI tract, immune, neuromuscular and more.

We currently also offer four basic Human-on-a-Chip models, including: (i) Heart-Liver two-organ model, (ii) Neuromuscular (NMJ) junction two organ model, (iii) Heart-Liver-Cancer three organ model and (iv) Heart-Liver Skeletal Muscle neuron four organ, each as described below:

Heart-Liver Two-Organ Model. Our two-organ Human-on-a-Chip heart-liver model is well-suited for investigations into the efficacy and safety of novel chemicals and biologics as well as their metabolites. The system combines sophisticated, noninvasive functional readouts of cardiomyocyte syncytium contractile force generation, beat frequency, and field potential duration (QT interval surrogate). In its current configuration, this model strives to replace the FDA-ICH approved whole-heart perfusion animal models in drug discovery and development. Additionally, our cardiomyocyte models adhere to the Comprehensive in vitro Proarrhythmia Assay (CiPA) Initiative guidelines concerning torsadogenic potential (TdP) risk. This two-organ model has been characterized for acute cardiotoxicity and hepatotoxicity using noninvasive and endpoint functional and biomarker readouts. This model has been routinely operated for 14 days, and therefore, is well-suited for acute and chronic dosing studies for drug efficacy and safety.

Neuromuscular (NMJ) Junction Two-Organ Model. Our Human-on-a-Chip, two-organ NMJ model is uniquely-suited for investigations into the physiology of NMJ formation, stability and synchronous activity between motoneuron (MN) neurotransmitter release and skeletal muscle (myotubes) contraction. Our microtunnel barrier system (MBS) separates the medium compartments of the MNs and myotubes while facilitating axonal outgrowth and innervation. This unique design allows for drugs to be tested on one or both sides to determine site of action. We have extensively characterized this model’s response to common NMJ disrupting toxins, even reproducing the biphasic dose response of tubocurarine toxin. Additionally, our healthy patient iPSC-derived MNs can easily be substituted for disease patient iPSCs carrying genetic mutations for common NMJ diseases such as amyotrophic lateral sclerosis (ALS). We have recently received a grant from NIH (U44TR004811) to further develop the NMJ model as a quantified drug development tool (DDT) for evaluating botulinum toxin potency.

Heart-Liver-Cancer Three-Organ Model. Our human cancer cell modules are well-suited for investigations into novel chemotherapeutic efficacy and, when integrated with a multi-organ system, for therapeutic index determination. We have characterized a heart-liver-cancer three-organ Human-on-a-Chip model and shown drug efficacy, safety and metabolite formation for monotherapy and combinatorial therapy approaches using multi-drug resistant (MDR) and non-MDR cancer organoids.

Heart-Liver Skeletal Muscle Neuron Four-Organ Model. Our four-organ Human-on-a-Chip model has been extensively characterized for baseline physiology using MEA and cantilever-based functional readouts along-side standard biomarker readouts. In this model, we noninvasively monitor cardiomyocyte syncytium contractile force generation, beat frequency, and field potential duration (QT interval surrogate). We also noninvasively monitor skeletal muscle force generation and neuron spontaneous action potential generation. Endpoint assays for liver physiology include albumin and urea production. We also monitor industry standard metrics including cell viability and a range of biomarker readouts based on customer experimental design. This model has been routinely operated for 28 days, and therefore, is well-suited for acute and chronic dosing studies for drug efficacy and safety.

Barrier Tissue Modules

We also offer barrier tissue models that are easily integrated with our standard housing designs. Adding these modules to our platforms enables determination of transport characteristics of novel compounds as well as their responses as toxicity targets. Additional information regarding drug safety for barrier tissues and first-pass metabolism in gastrointestinal tract can also be determined. In the context of disease models, barrier tissues composed of mutant iPSC-derived cells can be incorporated to investigate the role these diseased tissues play in disease pathology and etiology in a controlled, human-based model.

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Blood-Brain Barrier (BBB Model). Our BBB model, composed of human iPSC-derived and primary cells, has been extensively characterized for tight junction-mediated barrier formation and paracellular (passive) and transcellular (active) transport mechanisms. This module is well-suited for investigating the transport rates, transport mechanisms and barrier effects of novel chemicals and biologics.

Gastrointestinal Tract (GI Tract Model). Using either iPSC-derived enterocytes, or immortalized patient biopsy intestinal epithelial cells (hiECs), the absorption and first-pass metabolism characteristics of a novel compound can be determined. Our hiEC model has been characterized for CYP activity and barrier formation.

Kidney Renal Proximal Tubule (RPT Model). Using primary renal proximal tubule cells, the tubular reabsorption or secretion profile of a novel compound can be determined for excretion purposes. Additional data regarding the kidney safety profile of a drug can be collected in the form of barrier integrity changes (noninvasive TEER measurements) and release of the biomarker kidney injury marker-1 (KIM-1).

Skin. Using Strat-M® membranes, a synthetic human skin module, integrated into our multi-organ systems, we can determine the transdermal diffusion of novel compounds applied topically and monitor the effects of the absorbed drugs on organ physiology in the system. We have characterized a heart-liver-skin HoaC model for the effects of topically-applied drugs including hydrocortisone, ketoconazole and diclofenac.

Monocytes/Macrophages. Monocytes can be added to the recirculating medium in our multi-organ systems. These cells (THP-1 monocytes) have been characterized in systems for expression of the lineage markers CCR5, CD14 and CD16 as well as markers of activation including CD11b, CD69 and CD86 following exposure to lipopolysaccharide (LPS) and interferon-gamma (IFN-γ). Additionally, following exposure to LPS and IFN-γ the monocytes have been shown to differentiation into macrophages and adhere to damaged tissue modules. Differential cytokine release profiles have also been characterized in the context inactivated, tissue damage-activated and cytokine storm activated conditions.

Pharmacokinetic/Pharmacodynamic Modeling (CFD Modeling). Our recirculating medium allows for complex pharmacokinetic profiles of compounds and metabolic products through absorption, distribution, metabolism, and elimination (ADME) depending on the organ systems incorporated. We have extensive experience coupling HPLC-MS data with modeling of these systems through computational fluid dynamics (CFD) and other numerical methods to produce pharmacokinetic profiles both in different medium compartments and accumulated in the cells. Coupled with our functional measurements, we have the capabilities to generate Pharmacokinetic-Pharmacodynamic (PK-PD) relationships.

High-Performance Liquid-Chromatography Mass Spectroscopy (HPLC-MS). Using our Agilent Technologies HPLC-MS, we can quantify the concentration of drug in systems at any point during an experiment. Additionally, in any liver-containing HoaC system, we can determine concurrent depletion of parent compound and metabolite generation.

Grant Funding

To date, the majority of funding for our operations has come through NIH grants. As of March 31, 2024, we have received approximately $24.0 million in funding from SBIR grants from the NIH, since our inception, with approximately an additional $1.2 million available for use through 2024, subject to availability of funds and satisfactory progress of each project as determined by the NIH.

Each of the grants awarded to us relate to agreed-upon direct and indirect costs for specific research and development activities, which may include personnel and consulting costs, costs paid to CROs and research institutions, and administrative costs, among others. We receive the right to receive funds under the grant on a cost reimbursement basis up to the maximum amount of each specific grant award and we are under no obligation to achieve any identified results or conclusions just to file the appropriate progress reports on an annual basis. Only costs that are allowable under the grant award, certain government regulations, and the NIH’s supplemental policy and procedure manual may be claimed for reimbursement, and the reimbursements are subject to routine audits from governmental agencies from time to time. While these NIH grants do not contain payback provisions or milestone requirements, the NIH or another government agency may review our performance, cost structures and compliance with applicable laws, regulations, policies and standards and the terms and conditions of the applicable NIH grant. If any of our expenditures are found to be unallowable or allocated improperly of if we have otherwise violated terms of any NIH grant, the expenditures may not be reimbursed or we may be required to repay funds already disbursed. To date, we have not been found to have breached the terms of any NIH grant and have successfully passed NIH audits for the years 2017-2021 with no adverse findings.

Strengths and Competitive Advantages

We believe that our Human-on-a-Chip systems have the potential to disrupt the current infrastructure in the preclinical phase of drug development and address a major unmet need for rare diseases. We believe that our Human-on-a-Chip system should deliver the following key advantages over other competing systems:

Single Integrated System

Our system determines efficacy and off-target toxicity for both single compound treatments and drug combinations in interconnected, multi-organ human based systems. Many of our competitors focus on single organ toxicity. To our knowledge, our device is the only system on the only multi-organ system on the market that maintains physiological relationships among components allowing research teams to determine the effectiveness of a drug compound (and its metabolites) while monitoring the effect on other organs in one system.

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Flexibility

Our systems may include up to six different organ types, which can each be interchanged to investigate various reactions and types of diseases. Current organ models can include the cardiac system, liver, muscle, kidney and brain in addition to barrier tissues such as the blood-brain barrier, intestine and skin as well as recirculating immune cells.

Scalability

The patented, pumpless system better represents in vivo conditions by providing a low volume environment so metabolites can be generated at significant concentrations if a liver is present. By only requiring milligrams of candidate compounds (compared to kilograms required for animal models), our systems allow medicinal chemists to investigate several options prior to scaling development for animal testing or clinical applications. It also allows recirculating cells that normally would be damaged by pumped systems.

Superior Interaction among Components

Our systems recirculate serum-free media, which represents a blood surrogate circulation while maintaining cell viability and differentiation for up to 28-days while maintaining defined components. Serum-free media allow for better definition of mechanistic interactions among organs than serum-containing media.

Proven Experience of our Founders

Our founders, Drs. Shuler and Hickman, both have over 30 years of experience with microphysiological systems. Dr. Shuler is recognized in the industry as the founder of the organ-on-a-chip field, and Dr. Hickman is the founding director of the NanoScience Technology Center at the University of Central Florida.

Growth Strategies

Our goal is to pursue greater commercial adoption of our human-based preclinical models to facilitate pharmaceutical companies in selecting which drug will be most likely to succeed in clinical trials at the medicinal chemistry stage. A modest increase in success in clinical trials will greatly reduce the cost of drug development. We believe that our services will allow pharmaceutical companies to better determine which drug candidates will likely fail and which will likely succeed which in turn should lead to more life-saving or life-enhancing drugs at lower costs of discovery. We believe our services will be a significant resource to the rare disease community.

As a platform technology, our services can be used to develop many drug discovery applications for both efficacy and safety evaluations. As a small company, we have limited resources to address the multitude of applications suitable for our platform technology and will initially focus on efficacy studies and analytic drug development services for the pharmaceutical industry, especially for rare diseases. Thus, our near term business strategy is to continue technology development of the Hesperos platform to decrease the cost of each evaluation, demonstrate its utility in specific services that the Company will offer, optimize the platform for reproducibility and scalability and develop other applications in collaboration with a limited number of long-term corporate partners.

We intend to use the proceeds from this offering to further enhance functionality and expand applications. We may expand the number of organ types and organ combinations in our systems, as well as increase the actual number of our systems in order to serve a greater number of customers, which we believe is the primary factor limiting our revenue growth. Our systems are assembled manually and, during operation, they need to be removed from the constant temperature and atmospheric incubators for functional measurements. In addition, surface modifications of the organ chips and subsequent plating of cells on the modified surfaces is done manually. We intend to use the proceeds from this offering to enhance the repeatability and reliability of our system by improving the automation of the fabrication and measurement processes. In addition, we intend to build additional platforms and systems to allow us to further diversify the components for our platforms and to conduct additional projects based upon anticipated demand from our existing and new customers. However, our ability to develop and implement the automation of our fabrication and measurement processes which will enable increased efficacy and reliability may face implementation challenges that may not all be addressed with proceeds from this offering. Further, the continued development of our technology may be more expensive or take longer than we expect and we may not be successful in such efforts.

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Recent Developments

On September 8, 2023, we entered into the Note Agreement with BTomorrow Ventures Limited, pursuant to which we agreed to sell, and BTomorrow Ventures Limited agreed to purchase, unsecured convertible promissory notes in the aggregate principal amount of up to £10,000,000. The Initial Closing took place on September 8, 2023, at which time we issued the First BVL Convertible Note to BTomorrow Ventures Limited in the principal amount of £5,000,000 ($6,309,000, per Bank of England published exchange rate as of September 4, 2023). After the Initial Closing, and on or prior to the first anniversary thereof, subject to satisfaction of the Milestone Conditions provided in the Note Agreement, BTomorrow Ventures Limited agreed to purchase, and we agreed to sell, a Second BVL Convertible Note in the principal amount of £5,000,000. The Note Agreement provides that the Milestone Conditions shall be satisfied, on or prior to the first anniversary of the Initial Closing, by either (i) the completion of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act; or (ii) the completion of certain Scientific Milestones set forth in the Note Agreement, satisfaction of the applicable revenue target set forth in the Note Agreement, and our employment of a full time chief executive officer, on or before May 2024, who is mutually acceptable to us and BTomorrow Ventures Limited, which condition was satisfied upon our appointment of Lawrence Florin as our Chief Executive Officer on May 1, 2024. The Scientific Milestones relate to four separate studies: (i) development of a lung-on-a-chip platform for the integration into a multi-organ model for four compounds of interest: caffeine, nicotine, CBD and THC; (ii) the development of a single-organ amygdala and hippocampus model for investigating hyperactivity; (iii) evaluation of the effects of caffeine on neuromuscular junction (a synaptic connection between the terminal end of a motor nerve and a muscle) formation; and (iv) the assessment of the level of off-target toxicity in the heart-liver system for two compounds using our multiorgan, microphysiological system.

The First BVL Convertible Note bears interest at the non-compounded base rate of the Bank of England (to be updated on the first business day of each fiscal quarter) plus 8% per annum (such total interest rate not to exceed 15% per annum) and matures on the second anniversary of the date of issuance (the Maturity Date). Upon consummation of this offering, the First BVL Convertible Note shall be automatically converted into shares of our common stock at a conversion price equal to the quotient obtained by dividing (x) £79,251,862 (which is the amount of Pounds Sterling equal to $100,000,000 at the exchange rate published by the Bank of England on September 4, 2023 ($1.2618)), by (y) the aggregate number of outstanding shares of our common stock outstanding immediately prior to the conversion, rounding down to the nearest whole number. In addition to the automatic conversion of the First BVL Convertible Note upon an initial public offering, the First BVL Convertible Note also contains provisions providing for the automatic conversion thereof upon: (i) a Qualified Financing, which is a transaction or series of transactions pursuant to which we sell shares of our preferred stock for aggregate gross proceeds of at least $15 million (in which case the amount of principal and interest due would convert into shares of the preferred stock issued in the Qualified Financing), or (ii) a Change of Control, as such term is defined in the First BVL Convertible Note, and allowing for voluntary conversion by BTomorrow Ventures Limited: (i) if we consummate an equity financing other than a Qualified Financing or this offering on or prior to the Maturity Date, (ii) if we have not consummated this offering or a Qualified Financing prior to the Maturity Date, or (iii) following a material breach of the Note Agreement, the Side Letter (described and defined below), or the Convertible Notes. In the event that the First BVL Convertible Note has not been converted prior to the Maturity Date, the accrued interest and principal shall be paid in cash or converted into shares of common stock pursuant to one of the methods of voluntary conversion, at the option of the holder. The First BVL Convertible Note contains a most-favored nations clause, customary events of default, and may not be prepaid without the written consent of BTomorrow Ventures Limited. If we issue the Second BVL Convertible Note to BTomorrow Ventures Limited, it will have the same terms and conditions as the First BVL Convertible Note.

Pursuant to the Note Agreement, we have agreed not to, directly or indirectly, issue or sell securities to, or enter into a commercial relationship with BAT Competitors, except as may be agreed in writing by BTomorrow Ventures Limited. The Note Agreement contains customary representations, warranties, agreements and conditions and obligations of the parties. Among other things, BTomorrow Ventures Limited represented to us, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and we represented to BTomorrow Ventures Limited that we offered and sold the securities in reliance upon an exemption from registration or qualification under all applicable federal and state securities laws.

Contemporaneously with the Note Agreement, we entered into the Side Letter with BTomorrow Ventures Limited, pursuant to which we granted BTomorrow Ventures Limited a right of first offer with regard to any future offerings of securities other than shares issued in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, information rights, a right of inspection, the right of a representative of BTomorrow Ventures Limited to attend all meetings of our Board of Directors as a nonvoting observer. Pursuant to the Side Letter, we also agreed that, upon satisfaction of the Milestone Conditions and the issuance of the Second BVL Convertible Note, so long as the Convertible Notes are outstanding (or at least 25% of the shares of common stock issued to BTomorrow Ventures Limited upon conversion of the Notes are outstanding), BTomorrow Ventures Limited shall be permitted to designate an individual of its choice as a director of our Board, however such director is not entitled to receive compensation in consideration therewith. All of BTomorrow Ventures Limited’s rights pursuant to the Side Letter will terminate upon certain events, including upon consummation of this offering, at such time as the Convertible Notes are no longer outstanding and less than 25% of the shares of common stock issued to BTomorrow Ventures Limited upon conversion of the Convertible Notes are held by BTomorrow Ventures Limited or its affiliates, or the consummation of a merger or consolidation, subject to the terms and conditions set forth in the Side Letter, other than rights and obligations relating to publications and intellectual property and title to information set forth in the Side Letter, which shall survive termination of the Side Letter.

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Properties

Our Company’s offices are in a 13,970 square foot facility located in Central Florida Research Park at 12501 Research Pkwy #100, Orlando, FL 32826. We have leased the facility through February 1, 2028.

Competition

We are subject to general competition from pharmaceutical and biotechnology companies; academic and research institutions; and government or other publicly-funded agencies that are pursuing the development of tissue models and therapeutic products targeted to our potential customers and market opportunities. We believe our success will depend, in large part, on our ability to maintain a first mover advantage and competitive lead in our industry by focusing on customization for customer needs.

The drug discovery industry is dominated by a handful of large global multilateral corporations complemented by hundreds of small to medium sized biotechnology companies while organ-on-a-chip service companies are a newly created market niche. We believe this science has reached a tipping point and has generated a number of niche-focused competitors, most of which have emerged from the University setting.

Competition arises mainly from two sources, traditional cell-based in vitro culture approaches and traditional in vivo animal models and testing from companies like TissUs, Emulate, Mimetas, Hepregan, InSphero, CN Bio Innovations, Numa Biosciences, Organovo, TARA Biosystems, Scikon, 4Design Bioscience and RegeneMed.

Intellectual Property

Our success will depend in large part on our ability to:

●	obtain and maintain international and domestic patent and other legal protections for the proprietary technology, inventions and improvements we consider important to our business;

●	prosecute and defend our future patents, once obtained;

●	preserve confidentiality of our own and our licensed methods, processes and know-how; and

●	operate without infringing the patents and proprietary rights of other parties.

We intend to seek appropriate patent protection for technology in our research and development programs, where applicable, and their uses by filing patent applications in the United States and other selected countries. We intend for these patent applications to cover, where possible, claims for compositions of matter, medical uses, processes for preparation and formulations.

Our current patent portfolio consists of 41 exclusive and non-exclusive patents licensed from UCF and Cornell University (“Cornell”). Under the terms of these licenses, we owe royalties from sales for services or products that use such licensed patents to the licensing universities. Such royalties range from 0.5% to 1.5% based upon the particular license and the amount of sales. If certain UCF patents are sublicensed, 20% of such sublicense compensation would be owed to the licensor. In connection with this offering, UCF has the anti-dilution right to receive up to 30,000 additional shares of our common stock. UCF’s anti-dilution rights will terminate upon completion of this offering.

Under the terms of the License Agreement by and between us and Cornell University, dated August 31, 2015 (the “Cornell License”), we were granted a non-exclusive right to practice the invention claimed in U.S. Patent No. 8,748,180 (the “‘180 Patent”) in the United States. The ‘180 Patent is directed to a microfluidic device for culturing cells and/or tissue. The ‘180 Patent also contains claims directed to a method of culturing cells or tissues and a method of performing an assay of an effect of a test substance on those cells or tissues. The ‘180 Patent is scheduled to expire no earlier than July 29, 2030. The Cornell License may be terminated by Cornell if we fail to perform or violate any term of the Cornell License upon prior written notice to us by Cornell of a default and failure by us to cure such default within 60 days of receipt of such written notice. Cornell may also terminate the Cornell License immediately upon the filing by us of a claim challenging the validity or enforceability of the ‘180 Patent. Cornell retains all decisions with respect to the filing, prosecution, and maintenance of the ‘180 Patent. We consider the ‘180 Patent to be material to our business because we utilize the pumpless feature claimed in the ‘180 Patent in almost all, if not all, of our current and contemplated microphysiological systems.

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Under the terms of the License Agreement by and between us and the University of Central Florida Research Foundation, acting as a designee for and instrumentality of us, dated October 6, 2015 (the “UCF License”), as amended on, or effective as of, September 16, 2016, October 30, 2016, April 26, 2022, and July 24, 2023, we were granted a royalty-bearing, exclusive, sublicensable right to practice the inventions claimed in the table below, including an option to take a license under any inventions conceived of or created by Dr. Hickman subsequent to the October 6, 2015 effective date of the UCF License. The UCF License may be terminated by UCF upon breach of the UCF License by us and by 60 days prior written notice to us by UCF of such breach. Otherwise, the UCF License expires on the expiration date of the last patent covered by the UCF License. UCF received 281,250 shares of our common stock in exchange for the grants under the License Agreement.

The following tables describe the UCF intellectual property portfolios with respect to patents with Dr. Hickman as inventor and with Dr. Hickman and UCF as joint owners. Patents which we consider material to our business are denoted with an asterisk, and the specific technology to which such patents relate is included in the column titled “Title and Subject Matter”, and each material patent is either currently or expected to be incorporated into our systems:

UCF IP Portfolio with James Hickman as Inventor

UCF ID #	Docket #	Serial/Patent #	Title and Subject Matter	Inventors	Status	Scheduled Exp. Date	Annuities
33404	10613-011US2	10,386,360	Bio-microelectromechanical system transducer and associated methods	James Hickman	Issued	12/3/2030	Current

31821	10613-012US1	8,815,584	Method of co-culturing mammalian muscle cells and motoneurons	James Hickman, Mainak Das	Issued	TD: 7/27/2031	Current

33024	10613-012US2	9,650,606	Method of co-culturing mammalian muscle cells and motoneurons (CON)	James Hickman, Mainak Das	Issued	12/7/2030	Current

33675	10613-012US3	10,266,804	Method of co-culturing mammalian muscle cells and motoneurons	James Hickman, Mainak Das	Issued	4/23/2030	Current

32132*	10613-013US1	9,952,204	Formation of neuromuscular junctions in a defined system	James Hickman, Xiufang Guo, Maria Stancescu, Mercedes Gonzalez	Issued	TD: 4/23/2030	Current

33973	10613-014BE1	2585171	Formation of neuromuscular junctions in a defined system	James Hickman, Xiufang Guo	Issued	5/6/2031	Current

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32605	10613-014CA1	2,798,777	Formation of neuromuscular junctions in a defined system	James Hickman, Xiufang Guo	Issued	5/6/2031	Current

33971	10613-014CH1	2585171	Formation of neuromuscular junctions in a defined system	James Hickman, Xiufang Guo	Issued	5/6/2031	Current

33972	10613-014DE1	602011055172.8	Formation of neuromuscular junctions in a defined system	James Hickman, Xiufang Guo	Issued	5/6/2031	Current

32606	10613-014EP1	2585171	Formation of neuromuscular junctions in a defined system	James Hickman, Xiufang Guo	Issued	5/6/2031

33970	10613-014FR1	2585171	Formation of neuromuscular junctions in a defined system	James Hickman, Xiufang Guo	Issued	5/6/2031	Current

33974	10613-014NL1	2585171	Formation of neuromuscular junctions in a defined system	James Hickman, Xiufang Guo	Issued	5/6/2031	Current

33969	10613-014UK1	2585171	Formation of neuromuscular junctions in a defined system	James Hickman, Xiufang Guo	Issued	5/6/2031	Current

32604*	10613-014US1	8,835,168	Synthetic mammalian neuromuscular junction and method of making	James Hickman, Xiufang Guo	Issued	4/23/2030	Current

33052*	10613-014US2	9,267,936	Synthetic mammalian neuromuscular junction and method of screening for a candidate drug thereon	James Hickman, Xiufang Guo	Issued	TD: 4/23/2030	Current

31820	10613-015US1	9,163,216	Method for culturing skeletal muscle for tissue engineering	James Hickman, Mainak Das, John Rumsey	Issued	7/27/2031	Current

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33369	10613-015US2	10,160,953	Improved method for culturing skeletal muscle for tissue engineering	James Hickman, Mainak Das, John Rumsey	Issued	TD: 4/23/2030	Current

31869	10613-017US1	8,828,721	Method of myelinating isolated motoneurons	James Hickman, John Rumsey	Issued	11/18/2031	Current

32016*	10613-019US1	9,404,140	Patterned cardiomyocyte culture on microelectrode array	James Hickman, Peter Molnar, Anupama Natarajan, Maria Stancescu	Issued	6/2/2033	Current

34566	10613-023US2	16/985,744	Methods, systems and compositions for in vitro cellular models of mammalian systems	James Hickman	Pending	No earlier than 8/17/2032

33880	10613-026BE1	2951281	Devices and systems for mimicking heart function	James Hickman; Christopher Long; Christopher McAleer; Peter Molnar; Maria Stancescu	Issued	1/30/2034	Current
33306	10613-026CA1	2,899,445	Devices and systems for mimicking heart function	James Hickman; Christopher Long; Christopher McAleer; Peter Molnar; Maria Stancescu	Pending	No earlier than 1/30/2034

33879	10613-026CH1	2951281	Devices and systems for mimicking heart function	James Hickman; Christopher Long; Christopher McAleer; Peter Molnar; Maria Stancescu	Issued	1/30/2034	Current
33878	10613-026DE1	602014027552.4	Devices and systems for mimicking heart function	James Hickman; Christopher Long; Christopher McAleer; Peter Molnar; Maria Stancescu	Issued	1/30/2034	Current
33307	10613-026EP1	2951281	Devices and systems for mimicking heart function	James Hickman; Christopher Long; Christopher McAleer; Peter Molnar; Maria Stancescu	Issued	1/30/2034

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33877	10613-026FR1	2951281	Devices and systems for mimicking heart function	James Hickman; Christopher Long; Christopher McAleer; Peter Molnar; Maria Stancescu	Issued	1/30/2034	Current
33411	10613-026HK1	HK1211976	Devices and systems for mimicking heart function	James Hickman; Christopher Long; Christopher McAleer; Peter Molnar; Maria Stancescu	Issued	1/30/2034	Current

33881	10613-026NL1	2951281	Devices and systems for mimicking heart function	James Hickman; Christopher Long; Christopher McAleer; Peter Molnar; Maria Stancescu	Issued	1/30/2034	Current
33876	10613-026UK1	2951281	Devices and systems for mimicking heart function	James Hickman; Christopher Long; Christopher McAleer; Peter Molnar; Maria Stancescu	Issued	1/30/2034	Current

34458*	10613-026US2	16/913,528	Devices and systems for mimicking heart function	James Hickman; Christopher Long; Christopher McAleer; Peter Molnar; Maria Stancescu	Pending	No earlier than 1/30/2034

33288*	10613-029US1	10,935,541	Devices and methods comprising neuromuscular junctions	James Hickman, Christopher Long, Kristen Pirozzi, Alexander Smith	Issued	6/17/2037	Current

34040	10613-045US1	11,022,605	Multi-Component In Vitro System To Deduce Cell Signaling Pathways By Electronic Stimulation Patterns	James Hickman, Lee Kumanchik, Navaneetha Santhanam	Issued	11/28/2037	Current

34073	10613-063US1	16/381,660	Model for fluid and mass transport in a recirculating microfluidic system	James Hickman, Christopher Long, Kazi Tasneem	Pending	No earlier than 4/11/2039

10609-15	10613-026US3	18/125,879	Devices and systems for mimicking heart function	James Hickman,Peter Molnar, Maria Stancescu, Christopher McAleer, Christopher Long	Pending	No earlier than 1/30/2034

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UCFRF Jointly Owned IP Portfolio with James Hickman as Inventor

UCF ID #	Docket #	Serial #	Title	Inventors	Status	Scheduled Exp Date	Joint Owner
34194	10613-052CA1	3,048,884	Pumpless microfluidic organ-on-a-chip system including a functional immune system	James Hickman, Alisha Colon, Daniel Elbrecht, Christopher McAleer, John Rumsey, Trevor Sasserath	Pending	No earlier than 12/29/2037	Licensee

34198	10613-052EP1	17885858.5	Pumpless microfluidic organ-on-a-chip system including a functional immune system	James Hickman, Alisha Colon, Daniel Elbrecht, Christopher McAleer, John Rumsey, Trevor Sasserath	Pending	No earlier than 12/29/2037	Licensee

34431	10613-052HK1	62020006877.8	Pumpless microfluidic organ-on-a-chip system including a functional immune system	James Hickman, Alisha Colon, Daniel Elbrecht, Christopher McAleer, John Rumsey, Trevor Sasserath	Pending	No earlier than 12/29/2037	Licensee

34193	10613-052US1	16/474,768	Pumpless microfluidic organ-on-a-chip system including a functional immune system	James Hickman, Alisha Colon, Daniel Elbrecht, Christopher McAleer, John Rumsey, Trevor Sasserath	Pending	No earlier than 12/29/2037	Licensee

34172*	10613-065US1	16/534,624	Method and system for printing cells to a substrate comprising cell adhesive regions	James Hickman, Megan Aubin, Sandra Rothemund, Frank Alexander	Issued	July 11, 2023	Current

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Dr. Hickman has pioneered the concept of functional tissue constructs for skeletal muscle (U.S. Patent Nos. 9,163,216 and 10,160,953), cardiac muscle (U.S. Patent No. 9,404,140), neuromuscular junction (U.S. Patent Nos. 8,815,584; 8,835,168; 9,267,936; 9,952,204; 9,650,606; 10,266,804; CA Patent No. 2,798,777; and EP Patent No. 2585171), and is currently developing one for the lung. The most recent patent application filed by Dr. Hickman (U.S. Patent Application No. 16/985,744) describes compositions, methods, and systems relating to functional in vitro cell culture devices to mimic mammalian organ systems. Key improvements include serum free media, physiologically functional cells, functional readouts for real time monitoring and PKPD models to predict clinical outcomes. Although we do not own the patents held by UCF and Cornell, we are able to use the patents through the Cornell License and the UCF License.

Besides relying on patents, we also rely on trade secrets, proprietary know-how and continuing innovation to develop and maintain our competitive position, especially when we do not believe that patent protection is appropriate or can be obtained. We seek protection of these trade secrets, proprietary know-how and any continuing innovation, in part, through confidentiality and proprietary information agreements. However, these agreements may not provide meaningful protection for, or adequate remedies to protect, our technology in the event of unauthorized use or disclosure of information. Furthermore, our trade secrets may otherwise become known to, or be independently developed by, our competitors.

Regulation

Our services are not subject to regulation by the U.S. Food and Drug Administration (FDA). Marketing our services does not require pre-market clearance or approval by FDA. The FDA and comparable regulatory authorities in state and local jurisdictions and in other countries impose substantial requirements upon companies involved in the clinical development, manufacture, marketing and distribution of drugs, as well as medical devices. These agencies and other federal, state and local entities regulate, among other things, the research and development, testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion, distribution, post-approval monitoring and reporting, sampling and export and import of drug candidates whose pharmaceutical companies may use our services in their preclinical trials. While we are not subject to FDA clearance or approval of our systems, we believe FDA approval of our customer’s drug candidates that utilize our data to support their regulatory submissions validates our systems and could provide a competitive advantage.

U.S. Government Regulation

The FDA generally regulates advertising, promotion, sale, and distribution, in interstate commerce, of medical devices. Devices subject to FDA regulation must undergo pre-market clearance or approval prior to commercialization unless the device is of a type exempted from such review. Additionally, medical device manufacturers must comply with various regulatory requirements under the Federal Food, Drug and Cosmetic Act and regulations promulgated under that Act, including quality system review regulations, unless exempted from those requirements for particular types of devices. Entities that fail to comply with applicable FDA requirements can be liable for criminal or civil penalties, such as recalls, detentions, orders to cease manufacturing and restrictions on labeling and promotion.

Clinical laboratory services are not subject to FDA regulation and, thus, our Human-on-a-Chip platform and related services are not currently regulated by the FDA. There is a risk that the FDA could develop new regulations or guidance that would subject our systems to FDA regulation, e.g., the need to seek FDA regulatory clearance of approval. If the FDA determines that any of our current or future preclinical analytical services are regulated as medical devices, we would become subject to various requirements under the FDCA and the FDA’s implementing regulations.

On December 29, 2022, President Biden signed into law the FDA Modernization Act 2.0. Act encourages the use of new approach methods, that over time, may reduce (or in some cases eliminate) the need for preclinical animal testing prior to human trials. While for the past century, the mandate was intended to ensure certain quality and safety standards for drugs and medical devices, recent advancements in science have begun to offer increasingly viable alternatives to animal testing. Our models, which are microphysiological systems, are one of the technologies explicitly named by this law as an alternative path to drug approval. With the passage of this law, we expect our commercial business to benefit as microphysiological systems gain further acceptance. However, there is no assurance that our microphysiological systems will gain further acceptance with the passage of this law.

Preclinical studies

The FDA’s good laboratory practices (GLP) regulations do not apply to preclinical feasibility studies conducted in the early phases of product development or nonclinical effectiveness studies. Basic exploratory studies carried out to determine whether a drug candidate has any potential utility are not subject to the FDA’s GLP regulations. A portion of our facility has GLP compatibility so we may move our services toward more clinical applications.

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Before testing any biological product candidate in humans, the product candidate must undergo rigorous preclinical testing. The preclinical developmental stage generally involves laboratory evaluations of drug chemistry, formulation and stability, as well as studies to evaluate toxicity in animals, to assess the potential for adverse events (AEs) and, in some cases, to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety and toxicology studies. An investigational new drug (IND) sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND.

An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin. As we coordinate with our pharmaceutical partners to generate data for INDs, there may be instances where we need to perform our services in GLP facilities. An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions before that time related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

To provide our pharmaceutical partners with confidence that the FDA will not raise concerns about an IND that uses data generated by our services and will ultimately issue an IND for a product candidate that uses such data to support an IND submission, we are working to increase the level of scientific and market recognition of the scientific validity of our services as a normal part of the drug discovery process by regulators such as the FDA, and our systems have been the subject of numerous peer-reviewed articles and publications, including a publication for Sanofi describing an IND that was approved that used data generated by our systems. We believe the more familiar FDA is with our services, the more likely FDA is to accept IND submissions that include data generated by our services.

Employees

As of August 8, 2024, we had 55 full-time employees, and no part-time employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be satisfactory.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

Although we will depend in part upon the licensors of our licensed patents to pursue or defend any claim of infringement, we may be required to expend significant financial and managerial resources in the defense of our intellectual property rights in the future if we believe that such rights have been violated or to defend against claims that our products and services infringe upon the intellectual property rights of third parties.

Corporate Information

Hesperos, Inc. was incorporated as a Delaware corporation in 2015. Our principal executive offices are located at 12501 Research Parkway, Suite 100 in Orlando, Florida and our phone number is (407) 900-5915. Our Internet website can be found at www.hesperosinc.com. Our website and the information contained in our website or connected to our website are not and will not be deemed to be incorporated into this prospectus or the Registration Statement of which this prospectus forms a part, and you should not consider such information part of this prospectus or rely on any such information in making your decision whether to purchase our common stock.

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MANAGEMENT

Officers and Directors

The following table provides information regarding our executive officers, directors, and director nominees, including their age, as of August 8, 2024:

Name	Age	Position
Lawrence Florin	62	Chief Executive Officer
Kenneth D. Najour, DBA, CPA	65	Chief Financial Officer
Michael L. Shuler, Ph.D.	77	President and Director
James J. Hickman, Ph.D.	67	Chief Scientist and Chairman of the Board
Antonio Marra, Jr.	61	Director
James Stanker	66	Director
Kathryn O’Connor Gardner	49	Director

Business Experience

The following is a brief account of the education and business experience of our current directors and executive officers:

Lawrence Florin – Mr. Florin has served as our Chief Executive Officer since May 1, 2024. Since March 2018, he has served as the President of LBF BioPharma Consulting, LLC, where he provides consulting services to biopharma, medical technology and clinical supplier companies. Previously, from November 2019 until July 2024, Mr. Florin served as the Chief Clinical Officer of Immunicom, Inc., a biotech immuno-oncology company, where he led clinical development activities. He possesses extensive clinical development experience helping to found, build and grow site management organizations (SMOs), clinical research organizations (CROs) and clinical technology companies.  Mr. Florin has served in global leadership roles in these and sponsor companies directly overseeing clinical operations, project management patient engagement, clinical outsourcing as well as business development.  He also has led executive consulting engagements focused on strategic program design planning from development through post-marketing and life-cycle management and other value-add activities.  Moreover, Mr. Florin also has significant financing experience having supported fundraising activities exceeding $75 million. In addition to his considerable experience designing and leading drug and biologic, drug-device combination and device product development programs across multiple therapeutic areas (including oncology and orphan disease indications), he is a frequent speaker at and contributor to industry meetings and publications across a range of topics. Mr. Florin has been recognized for his efforts in leveraging technology to improve patient recruitment and retention, risk-based monitoring and overall study management—including spearheading the development and marketing of leading-edge enterprise clinical analytics and patient engagement systems. He received his B.S. in biology from Ursinus College and his Executive MBA in business administration from Temple University.

Kenneth D. Najour, DBA, CPA – Dr. Najour has served as our Chief Financial Officer since June 2022. Since August 2021, Dr. Najour has served as an Assistant Professor of Practice in Accounting at Stetson University. Dr. Najour has over 30 years of financial, operational, and executive leadership experience in real estate, financial services, consumer products and public accounting. From August 2016 to June 2018, Dr. Najour served as the Chief Financial Officer of Elevation Financial Group, LLC, a private equity firm in the residential real estate market. Dr. Najour served in various roles, including as the Chief Financial Officer and as the Chief Accounting Officer, of Altisource Asset Management Corporation, a real estate and mortgage company that provides asset management and corporate governance services to Front Yard Residential Corporation from 2013 to 2016. Dr. Najour served as Vice President, Finance and Chief Accounting Officer of Ocwen Financial Corporation from 2010 to 2013 and served as the Senior Vice President, Chief Financial Officer of the Latin America and Caribbean Region for Mastercard Inc. from 2003 to 2010. He also held leadership positions within PepsiCo. Inc. from 1994 to 2003 and was a Senior Audit Manager at Pricewaterhouse Coopers LLP from 1986 to 1994. He holds a Doctor of Business Administration from the University of Florida, a Master of Accounting from the University of Miami, and a Bachelor of Science from Santa Clara University. He is a licensed Certified Public Accountant in California and Florida.

Michael L. Shuler, Ph.D. – Dr. Shuler has served as our President and as a member of our board of directors since our incorporation in 2015 and also served as our Chief Executive Officer until the hiring of Ms. Scanlon in December 2021. Dr. Shuler has over 30 years of experience researching and developing the field of microphysiological systems, including the engineering, invention, and improvement of “body-on-a-chip” technology. From January 1992 through June 2018, Dr. Shuler served as the Samuel B. Eckert Professor of Engineering at Cornell University and, since July 2018, has served as the Samuel B. Eckert Professor of Engineering – Emeritus at Cornell University. For over 45 years, Dr. Shuler has held various professorships and directorships with the School of Chemical Engineering at Cornell University, and he has held several visiting professorship positions with universities such as the University of Queensland, the Institute for Biotechnology, ETH, the University of Wisconsin, Madison, and the University of Washington, Seattle. Dr. Shuler is also widely acknowledged as the first engineer to focus on large-scale plant tissue culture for the production of complex secondary metabolites such as taxol. He has published over 300 peer-reviewed journal articles, holds 14 patents, and has written 8 scholarly textbooks. He holds several honors, including election to the National Academy of Engineering in 1989 and to the American Academy of Arts and Sciences in 1996, among others. Dr. Shuler received his B.S. in chemical engineering from the University of Notre Dame in 1969 and his Ph.D. in chemical engineering from the University of Minnesota in 1973. He also received an Honorory Doctorate from the University of Notre Dame in 2008. As a founder of our Company and as a leading scientist in the field of Human-on-a-Chip technology, we believe Dr. Shuler is qualified to serve as one of our directors.

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James J. Hickman, Ph.D. – Dr. Hickman has served as our Chief Scientist and Chairman of our board of directors since our incorporation in 2015. Since 2004, Dr. Hickman has served as a Professor of NanoScience, Chemistry, Biomolecular Science, Physics, and Electrical Engineering at the University of Central Florida, including as the Director of the Nanoscience Center from 2004 through 2008. Through his research, Dr. Hickman has pioneered the establishment of functional in vitro systems, which he has extended to include cardiac, muscle, glia, endothelial, hepatocytes bone marrow, cancer, and epithelial cells. He has also served as an Adjunct Professor at the University of Florida College of Pharmacy since 2017. Dr. Hickman published the first serum-free, defined culture system for neuronal systems in 1995 and was one of the first to report toxicity studies from neurons on microelectrode arrays in a defined system in 1998. His many accomplishments include being awarded the Lush Prize for Science with Dr. Shuler in 2015 and being elected as a member of the board of directors of the American Institute of Medical and Biomedical Engineers, in which he became a Fellow in 2004. He has also been a Fellow of the American Vacuum Society since 2007, the International Academy of Nanobiotechnology since 2019, and the National Academy of Inventors since 2020. Dr. Hickman is the sole or co-inventor on over 40 pending and issued U.S. and international patents, and he has presented over 200 presentations and has authored 161 publications and 20 book chapters. Dr. Hickman received his B.S. in chemistry in 1983 from Penn State University, his M.S. from Penn State University in 1985, and his Ph.D. from the Massachusetts Institute of Technology in 1990. As a founder of our Company and as a leading scientist in the field of Human-on-a-Chip technology, we believe that Dr. Hickman is qualified to serve as a member of our board of directors.

Antonio Marra, Jr. – Mr. Antonio Marra, Jr. has served as one of our directors since our incorporation in 2015, and he currently serves as the Founder, President, and Chief Technologist for Dynamic Analytics and Test, Inc., positions he has held since 1999. His technical background includes over 30 years of experience leading and contributing to the development and fielding of advanced electronic warfare for the U.S. Department of Defense. Additionally, Mr. Marra has also participated in the founding of several technology companies. Mr. Marra’s education consists of a Master of Science in Aeronautics and Astronautics and Master of Science in Technology and Policy from the Massachusetts Institute of Technology in 1988, and a Bachelor of Science in Aeronautics and Astronautics from the Massachusetts Institute of Technology in 1985. We believe that Mr. Marra is qualified to serve as one of our directors due to his business experience and general background in technology.

James Stanker - Mr. Stanker has served as one of our directors since May 6, 2022. Mr. Stanker has over 34 years of financial and executive leadership experience in the areas of accounting principles and audit standards, regulatory reporting, and fiscal management and strategy. He served as the Chief Financial Officer of Processa Pharmaceuticals, Inc. from September 2018 until his retirement in July 2024. He served in a financial leadership role as an audit partner at Grant Thornton from February 2000 until his retirement in August 2016 and has served companies in an advisory role since that time. His responsibilities included managing the audit quality in the Atlantic Coast Market Territory. From 2009 to 2012, he served as the Global Head of Audit Quality for Grant Thornton International. Mr. Stanker is a Certified Public Accountant (inactive). He has a Bachelor’s degree in Aeronautics from San Jose State University and a Master’s in Business Administration from California State University, East Bay. He previously served on the Board of Directors of GSE Systems, Inc. Mr. Stanker is also a visiting professor in the George B. Delaplaine School of Business at Hood College. We believe Mr. Stanker is qualified to serve as one of our directors due to his experience and knowledge in accounting, as well as his experience as an officer of a publicly-traded company.

Kathryn O’Connor Gardner - Ms. Gardner is an experienced distressed debt investor and has served as one of our directors since May 3, 2022. She also currently serves as the Chairman of the Board of Director and Chair of the Nominating and Governance Committee of GSE Systems, Inc. She is a public and private markets investor with 25+ years of experience across distressed credit, private equity, and venture capital. Ms. Gardner is a General Partner and member of the Investment Committee at Kilonova Capital (“Kilonova”), which is a value-oriented, growth capital provider, focused on delivering structured financing solutions to category-defining deep technology companies. Prior to joining Kilonova, Ms. Gardner helped launch Livello Capital, a fund focusing on deep value, event-driven situations. Previously, Ms. Gardner was a Senior Vice President and Corporate Credit Research Analyst within AllianceBernstein’s high-yield research group, focusing on the energy sector. In this role, she oversaw all energy-related investments for traditional high yield portfolios with roughly $35 billion in assets under management. She was also an Investment Committee Member for the Energy Opportunity Funds at AllianceBernstein. Prior to joining AllianceBernstein in 2016, Ms. Gardner was a Managing Director on the sell-side at Deutsche Bank where she covered industries including energy, automotive, and aerospace & defense. Ms. Gardner’s Wall Street experience spans more than 20 years, and she also has experience serving as an advisor for startups on strategy, financial analysis and capital market transactions. Ms. Gardner is a Founding Board Member of the Haas Center for Gender, Equity & Leadership, which seeks to build the economic case for supporting workplace diversity, and is a member of the Haas Dean’s Advisory Board, which brings together the school’s next generation of leaders. Finally, she sits on the board of the CSNK2A1 Foundation, which is focused on finding a cure for an ultra-rare genetic disorder called Okur-Chung Neurodevelopmental Syndrome. Ms. Gardner holds a B.S. in economics and a B.A. in business administration (Walter A. Haas School of Business) from the University of California, Berkeley. We believe Ms. Gardner is qualified to serve as one of our directors due to her financial expertise and prior board experience.

Number and Terms of Office of Officers and Directors

Upon consummation of this offering, our board of directors will have five members, three of whom will be deemed “independent” under SEC and Nasdaq rules.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our certificate of incorporation as it deems appropriate.

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Controlled Company Exemption

We will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. As a controlled company, we will qualify for, and intend to rely on, exemptions from certain of Nasdaq’s corporate governance requirements.

Following this offering, as long as Dr. Hickman controls a majority of the voting power of our outstanding shares of common stock with respect to the election of directors, we may utilize certain of these exemptions. Immediately following this offering, we do not expect that the majority of directors on our compensation and nominating and corporate governance committees will be independent. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we cease to be a “controlled company” and our common stock continues to be listed on Nasdaq, we will be required to comply with these provisions within the applicable transition periods.

These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the requirements of Rule 10A-3 under the Exchange Act and Nasdaq rules within the applicable time frame.

Director Independence

An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship with the Company which, in the opinion of the Company’s board of directors, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. Our board of directors has determined that Ms. Gardner and Messrs. Marra and Stanker will be “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors will have three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. As a controlled company, our compensation committee and nominating and corporate governance committee will not be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee will be available on our website.

Audit Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will establish an audit committee of the board of directors. Applicable rules of Nasdaq require a listed company’s audit committee to be comprised of three independent directors within one year of listing. Ms. Gardner and Messrs. Marra and Stanker will serve as members of our audit committee. Mr. Stanker will serve as the chairman of the audit committee. Each member of the audit committee will meet the financial literacy requirements of Nasdaq and our board of directors has determined that Mr. Stanker will qualify as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee’s duties, which are specified in the charter adopted by us and include, but are not limited to:

●	appointing and overseeing the work of the independent auditor regarding audits and other review or attest services provided by the independent auditor to the Company;

●	reviewing the qualifications of and appointing the independent auditor for each fiscal year, subject to stockholder ratification;

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●	pre-approving audit or non-audit services to be provided by the independent auditor and establishing pre-approval policies and procedures;

●	reviewing the qualifications, performance, independence, and quality control procedures of the independent auditor and its personnel;

●	meeting with management, the independent auditor, and the internal auditor to discuss the scope of audits, the procedures to be followed, and the staffing of audits;

●	reviewing with management and the independent auditor major issues and analyses relating to accounting principles and financial reporting, including judgments made in connection with the preparation of the Company’s financial statements and effects of issues on the financial statements;

●	reviewing and discussing with management and the independent auditor the annual audited financial statements;

●	reviewing with the independent auditor any problems or difficulties the independent auditor may have had during the course of audit work;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

●	discussing with the independent auditor the report that the independent auditor is required to make to the Company regarding: (i) all critical accounting policies and procedures; (ii) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor; and (iii) all other material written communications between the independent auditor and the Company;

●	discussing with the independent auditor the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees”;

●	reporting the results of the annual audit to the Board;

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	reviewing and discussing the quarterly financial statements with management and the independent auditor;

●	reviewing and approving the appointment and replacement of the internal auditor;

●	meeting periodically with the Company’s internal auditor to discuss the responsibilities, budget, and staffing of the internal audit function and any issues;

●	discussing with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

●	discussing with management and the independent auditor any correspondence from or with regulator or governmental agencies, any employee complaints, or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies, or internal audit function;

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●	discussing with our legal counsel any legal matters brought to our attention that could reasonably be expected to have a material impact on our financial statements;

●	requesting assurances from management, the independent auditor and our internal auditors that our foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions;

●	discussing with management our policies with respect to risk assessment and risk management;

●	reviewing and discussing our disclosure controls and procedures, and the quarterly assessments of such controls and procedures by our principal executive officer and principal financial officer, as well as disclosures regarding our internal control over financial reporting made to the audit committee by the principal executive officer and principal financial officer during their certification process for periodic reports;

●	setting clear hiring policies for employees or former employees of our independent auditor;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

●	preparing and providing the Company with the audit committee’s report with respect to audited financial statements as required by Item 407 of Regulation S-K for inclusion in each of the Company’s annual proxy statements;

●	reviewing with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the audit committee determines is necessary or advisable;

●	evaluating the audit committee’s own performance on an annual basis; and

●	reviewing and assessing the audit committee charter on at least an annual basis.

Compensation Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will establish a compensation committee of our board of directors. The members of our compensation committee will be Dr. Hickman, Mr. Marra, and Mr. Stanker. Mr. Marra will serve as chairman of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing our compensation philosophy at least annually;

●	reviewing the competitiveness of our executive compensation programs;

●	reviewing trends in management compensation, overseeing the development of our executive officer compensation plans, and approving revisions to existing plans;

●	reviewing periodically executive officer responsibilities, performance, and overall remuneration;

●	reviewing and approving annually the compensation of our Chief Executive Officer and each other executive officer;

●	supervising and reviewing our compensation policies applicable to our employees, including periodic reviews of the adequacy of our compensation structure, performance review procedures, employee turn-over and retention, successorship plan, and other human resource issues;

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●	recommending to the Board the employment and appointment of the Chief Executive Officer and other executive officers, as well as promotion, removal, and other changes in position of the Chief Executive Officer and other executive officers;

●	reviewing, establishing, and reviewing all bonuses, equity incentive awards, or other compensation;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	amending, monitoring, and administering our ERISA plans;

●	preparing and approving the report of the compensation committee to be included in the annual proxy statement or annual report, as applicable;

●	reviewing our compensation arrangements to determine whether they encourage excessive risk-taking;

●	reviewing the compensation of non-management directors;

●	reviewing with management our policies and practices with respect to diversity and inclusion;

●	evaluating the performance of the compensation committee on an annual basis;

●	reviewing and assessing the compensation committee charter at least annually;

●	reviewing the results of advisory stockholder votes on executive compensation and considering whether to recommend adjustments to our executive compensation policies and practices; and

●	reviewing at least annually the progress of each executive officer and director towards compliance with our stock ownership guidelines.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will establish a nominating and corporate governance committee of our board of directors. The members of our nominating and corporate governance committee will be Dr. Shuler, Mr. Marra, and Ms. Gardner. Ms. Gardner will serve as chairman of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:

●	identifying, evaluating, and recommending to our board of directors for nomination candidates that may be qualified to become members of our board of directors;

●	reviewing the performance of the members of the board of directors and considering the results of such evaluation when determining whether to recommend the nomination of such director for additional terms;

●	considering potential director candidates recommended by stockholders;

●	considering and recommending the removal of directors for cause, when applicable;

●	reviewing at least annually the composition of the committees of the board of directors;

●	overseeing the implementation and monitoring of compliance with our Code of Business Conduct;

●	overseeing the evaluation of the board of directors and its committees during the annual review performed by the board of directors;

●	evaluating and making recommendations to the board of directors relating to the size of the board of directors, compensation, and practices regarding the succession of directors;

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●	considering, developing and recommending to the board of directors policies and procedures with respect to director nomination or other corporate governance matters and may be required or required to be disclosed pursuant to the rules of any regulator or agency;

●	discussing with the compensation committee our ability to recruit and retain highly qualified and capable directors;

●	determining whether conflicts of interest or compliance concerns exist with regard to directorships held by members of the board of directors;

●	reviewing the institutional affiliations of directors and management candidates for director positions at least annually for purposes of determining director independence and conflicts of interest;

●	evaluating its own performance on an annual basis; and

●	reviewing and assessing the nominating and corporate governance committee charter at least annually.

Director Nominations

The nominating and corporate governance committee will recommend director nominees for selection by the board of directors. The nominating and corporate governance committee will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

This section discusses the material components of the executive compensation program for the following persons: (i) all persons serving as our principal executive officers during 2022 and 2023 and (ii) the two most highly compensated of our other executive officers who received compensation of at least $100,000 and who were executive officers on December 31, 2023. We refer to these persons as our “named executive officers” elsewhere in this prospectus. Our “named executive officers” and their positions are as follows:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Total ($)
James F. Kronauge, Former	2023		$104,696	-	$-	$104,696
Chief Executive Officer	2022		131,000	-	19,000	150,000
Kenneth D. Najour	2023		$145,834	$3,281	$-	$149,115
Chief Financial Officer	2022		81,979	-	19,000	100,979
Rose Ann Scanlon, Former Chief	2023	$		-	$-	$-
Executive Officer(2)	2022		113,914			113,914

(1)	Represents the aggregate grant date fair value of Restricted Stock awards computed in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures. We did not grant stock awards to our named executive officers during 2023.
(2)	Ms. Scanlon was hired as our Chief Executive Officer on December 6, 2021 and served as our Chief Executive Officer until Dr. Kronauge was appointed as our Chief Executive Officer on April 1, 2022. Dr. Kronauge served as our Chief Executive Officer until the appointment of Mr. Florin on May 1, 2024.

Employment Agreements

James F. Kronauge, Former Chief Executive Officer

Effective as of April 1, 2022, we entered in an employment agreement with Dr. Kronauge in connection with his appointment as the Chief Executive Officer of the Company (the “Kronauge Employment Agreement”). Dr. Kronauge served as our Chief Executive Officer from April 1, 2022 until the appointment of Mr. Florin on May 1, 2024. The Kronauge Employment Agreement set forth the terms and conditions of employment for Dr. Kronauge, including his initial base salary of $200,000 and the grant of restricted stock, representing the right to receive 100,000 shares of common stock, which vested on April 1, 2023. Dr. Kronauge was also able participate, to the extent eligible, in group insurance programs and other employee benefits generally available to our other salaried employees. The Kronauge Employment Agreement could be terminated by us or by Dr. Kronauge upon 30 days’ written notice to the other party. Upon termination of the Kronauge Employment Agreement by us, we agreed to (i) reimburse Dr. Kronauge for any expenses incurred during his employment which were eligible for reimbursement by us under the Kronauge Employment Agreement but for which we have not provided reimbursement, and (ii) pay any compensation for any services performed by Dr. Kronauge prior to the date of termination of the Kronauge Employment Agreement. During the term of his employment with us and for a period of 12 months thereafter, Dr. Kronauge is subject to customary non-competition, non-solicitation, and non-disparagement terms.

Kenneth D. Najour, Chief Financial Officer

Effective as of June 13, 2022, we entered into an employment agreement with Dr. Najour in connection with his appointment as the Chief Financial Officer of the Company (the “Najour Employment Agreement”). The Najour Employment Agreement sets forth the terms and conditions of employment for Dr. Najour, including his base salary of $175,000 and the grant of restricted stock, representing the right to receive 100,000 shares of common stock, 40,000 shares of which vested on June 13, 2022, 30,000 shares of which vested on June 13, 2024 and 30,000 shares vesting on June 13, 2025. Dr. Najour may also participate, to the extent eligible, in group insurance programs and other employee benefits generally available to our other salaried employees. The Najour Employment Agreement may be terminated at any time by either party by the giving of reasonable written notice of such termination. Upon termination of the Najour Employment Agreement by us, we will (i) reimburse Dr. Najour for any expenses incurred during his employment which were eligible for reimbursement by us under the Najour Employment Agreement but for which we have not provided reimbursement, and (ii) pay any compensation for any services performed by Dr. Najour prior to the date of termination of the Najour Employment Agreement. During the term of his employment with us and for a period of 12 months thereafter, Dr. Najour is subject to customary non-competition, non-solicitation, and non-disparagement terms.

Rose Ann Scanlon, Former Chief Executive Officer

Effective as of December 6, 2021, we entered into an employment agreement with Ms. Scanlon in connection with her appointment as the Chief Executive Officer of the Company (the “Scanlon Employment Agreement”). Ms. Scanlon served as our Chief Executive Officer from December 6, 2021 until the appointment of Dr. Kronauge as our Chief Executive Officer on April 1, 2022 and her employment with us terminated on April 15, 2022. Pursuant to the terms of the Scanlon Employment Agreement, Ms. Scanlon was paid the pro rata portion of her base salary of $300,000 per year during the term of her employment with us, as well as reimbursable travel expenses incurred by her. We have satisfied all of our obligations under the Scanlon Employment Agreement and have no further obligations thereunder.

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Lawrence Florin, Chief Executive Officer

Effective as of May 1, 2024, we entered into an employment agreement with Mr. Florin in connection with his appointment as the Chief Executive Officer of the Company (the “Florin Employment Agreement”) for a term of three years, which shall be automatically extended for additional one-year terms unless at least 90 days prior to April 30th the Company or Mr. Florin provide written notice to the other party expressing a desire not to extend the term of the Florin Employment Agreement. The Florin Employment Agreement sets forth the terms and conditions of employment for Mr. Florin, including his initial base salary of $240,000 (for a period not to exceed six months), a target periodic bonus equal to at least 50% of his base salary, and a grant of 535,215 restricted stock units, which shall vest over five years (30% on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant, and 15% on each of the third, fourth and five anniversary of the date of grant). No later than six months after the first date of employment, the annual base salary for Mr. Florin will increase to $300,000. All bonus payments made during the first year of employment will be based upon the annual base salary of $300,000. Mr. Florin may also participate, to the extent eligible, in group insurance programs and other employee benefits generally available to our other salaried employees. The Florin Employment Agreement may be terminated by the Company or Mr. Florin upon written notice to the other party of not less than 30 days. No severance compensation will be paid to Mr. Florin if his employment is terminated by us For Cause (as such term is defined in the Florin Employment Agreement) or by Mr. Florin without Good Reason (as such term is defined in the Florin Employment Agreement). If the Florin Employment Agreement is terminated due to Mr. Florin’s death, his beneficiaries will receive his then current base salary for a period of at least six months. Termination due to Mr. Florin’s disability will be paid under the Company’s insurance programs. Upon termination of the Florin Employment Agreement by us (other than due to Mr. Florin’s death or disability, by us For Cause or Mr. Florin without Good Reason), we will pay severance compensation equal to his then current base salary, based upon the duration of service (no severance compensation if less than six months of employment, 3 months of severance compensation if employment at least six months and less than 12 months of employment, six months of severance compensation if at least 12 months and less than 18 months of employment, nine months severance compensation if at least 18 months and less than 24 months of employment, and 12 months severance compensation if at least 24 months of employment, and if Mr. Florin was employed for at least 12 months at the time of such termination, he will also be eligible to receive his pro rata periodic bonus and pro rata accelerated vesting of unvested stock awards. In the event of termination following a Change of Control (as such term is defined in the Florin Employment Agreement), all of Mr. Florin’s unvested stock awards will be accelerated and become fully vested and Mr. Florin will be eligible to receive 18 months severance compensation and the highest bonus paid to Mr. Florin during his tenure as our Chief Executive Officer, unless Mr. Florin voluntarily terminates his employment upon a Change of Control for Good Reason, in which case he would be eligible to receive 15 months severance compensation and his highest bonus. If Mr. Florin resigns within six months after a Change of Control, he will be entitled to six months severance compensation, his pro rata periodic bonus, as well as the accelerated vesting of all unvested stock awards. During the term of his employment with us and for a period of 12 months thereafter, Mr. Florin is subject to customary non-competition, non-solicitation, and non-disparagement terms.

Other Employment Arrangements

Dr. Shuler, our former CEO and current President, and member of our board of directors, and Dr. Hickman, as Chief Scientist and Chairman of our board of directors, have taken no salary compensation from the Company since its incorporation in 2015. This has created a huge competitive advantage for the Company, which helped enable the Company to not take outside investment prior to this offering. However, Dr. Shuler has been a principal investigator on NIH grants for a majority of his time with the Company, and since he draws little salary from his emeritus compensation arrangement, he can devote most of his effort to the Company. Dr. Hickman does not receive a summer salary from his academic position and, as a result, devotes three months of summertime to the Company. Dr. Hickman is also a principal investigator on UCF subcontracts for NIH grants from the Company. He routinely commits approximately 40% of his total effort from his nine-month academic contract to the UCF subcontracts relating to NIH and, indirectly, works for the Company an additional 3.6 months, resulting in total time and effort supporting the Company of 6.6 months per year.

Base Salaries

Mr. Florin’s annual base compensation has been set initially at $240,000 per year, which shall be increased to $300,000 per year no later than six months after his date of employment. We set Dr. Kronauge’s base salary at $200,000 per year in connection with his hiring as our Chief Executive Officer in April 2022. We set Dr. Najour’s base salary at $175,000 per year in connection with his hiring as our Chief Financial Officer in June 2022. We set Ms. Scanlon’s base salary at $300,000 per year in connection with her hiring as our Chief Executive Officer in December 2021.

Annual Cash Incentive Awards

We did not provide any annual cash incentive compensation to our named executive officers for 2023 or 2022, except for Dr. Najour who received a cash incentive in the amount of $3,281 for 2023. We anticipate establishing an annual bonus program in which certain executive officers are eligible to participate. The terms of any such program will be established by our Board in its discretion.

Equity Compensation

We did not provide any equity-based compensation to our named executive officers for 2023. As described above under “Employment Agreements – James F. Kronauge, Chief Executive Officer” and “– Kenneth D. Najour, Chief Financial Officer,” the Kronauge Employment Agreement entitles Dr. Kronauge to a restricted stock grant of 100,000 shares of our common stock, which was granted on April 1, 2022 and vested one year after the date of the grant, and the Najour Employment Agreement entitles Dr. Najour to a restricted stock grant of 100,000 shares of our common stock, which was granted on June 13, 2022 and vested 40% on the first anniversary and 30% on the second anniversary of the grant date with the remaining award vesting over the following one-year period.

We may provide equity-based awards to our named executive officers in the future. The terms of any such awards will be established by our Board in its discretion.

Benefit Plans

We offer benefits to our full-time employees, including medical, dental and vision insurance plans; basic life, short and long-term disability plans; and time off including sick leave, paid holidays, and paid time off.

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Outstanding Equity Awards at 2023 Fiscal Year-End

The following table presents information about outstanding stock awards held by our named executive officers as of December 31, 2023. The securities underlying the awards are common shares of Hesperos.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
James F. Kronauge (1)	4/1/2022	-		-
Kenneth J. Najour (2)	6/13/2022	30,000	$

(1)	Restricted Stock granted to Dr. Kronauge vested in full on April 1, 2023. Dr. Kronauge served as our Chief Executive Officer until the appointment of Mr. Florin on May 1, 2024.
(2)	Restricted Stock granted to Dr. Najour vested with respect to 40% on June 13, 2023, and vested with respect to 30% on June 13, 2024 and will vest with respect to 30% on June 13, 2025.

Equity Compensation Plan Information

Our equity compensation plan was approved by our stockholders in due course. The following table sets forth information with respect to our equity compensation plan as of December 31, 2023:

Plan Category	Number of Securities Issuable Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders
Omnibus Incentive Plan	571,200	(1)	$-	(2)	1,253,280
2016 Equity Incentive Plan	92,000	(2)
Equity compensation plans not approved by security holders	None		N/A		None
Total	663,200		$-		1,253,280

(1)	Represents shares issuable upon the vesting and settlement of outstanding restricted stock.
(2)	There is no exercise price for outstanding restricted stock.
(3)	The 2016 Equity Incentive Plan was terminated at the time the Omnibus plan was created.

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Omnibus Incentive Plan

In connection with this offering, our board of directors and our stockholders have adopted the Hesperos, Inc. Omnibus Incentive Plan (the “Omnibus Incentive Plan”). The following is a summary of certain terms and conditions of the Omnibus Incentive Plan. This summary is qualified in its entirety by reference to the Omnibus Incentive Plan attached as an exhibit to the registration statement of which this prospectus forms a part. You are encouraged to read the full Omnibus Incentive Plan.

Administration

The Omnibus Incentive Plan will be administered by our board of directors or our compensation committee, or any other committee or subcommittee or one or more of our officers to whom authority has been delegated (collectively, the “Administrator”). The Administrator will have the authority to interpret the Omnibus Incentive Plan and award agreements entered into with respect to the Omnibus Incentive Plan; to make, change and rescind rules and regulations relating to the Omnibus Incentive Plan; to make changes to, or reconcile any inconsistency in, the Omnibus Incentive Plan or any award agreement covering an award; and to take any other actions needed to administer the Omnibus Incentive Plan.

Eligibility

The Administrator may designate any of the following as a participant under the Omnibus Incentive Plan: any officer or employee, or individuals engaged to become an officer or employee, of our Company or our affiliates; and consultants of our Company or our affiliates, and our directors, including our non-employee directors.

Types of Awards

The Omnibus Incentive Plan permits the Administrator to grant stock options, stock appreciation rights (“SARs”), performance shares, performance units, shares of common stock, restricted stock, restricted stock units (“RSUs”), cash incentive awards, dividend equivalent units, or any other type of award permitted under the Omnibus Incentive Plan. If the Omnibus Incentive Plan is approved, then the Administrator may grant any type of award to any participant it selects, but only our employees or our subsidiaries’ employees may receive grants of incentive stock options within the meaning of Section 422 of the Internal Revenue Code. Awards may be granted alone or in addition to, in tandem with, or (subject to the repricing prohibition described below) in substitution for any other award (or any other award granted under another plan of our Company or any affiliate, including the plan of an acquired entity).

Shares Reserved Under the Omnibus Incentive Plan

The Omnibus Incentive Plan provides that 2,000,000 shares of our common stock are reserved for issuance under the Omnibus Incentive Plan, all of which may be issued pursuant to the exercise of incentive stock options. The number of shares reserved for issuance under the Omnibus Incentive Plan will be reduced on the date of the grant of any award by the maximum number of shares, if any, with respect to which such award is granted. However, an award that may be settled solely in cash will not deplete the Omnibus Incentive Plan’s share reserve at the time the award is granted. If (a) an award expires, is canceled, or terminates without issuance of shares or is settled in cash, (b) the Administrator determines that the shares granted under an award will not be issuable because the conditions for issuance will not be satisfied, (c) shares are forfeited under an award, (d) shares are issued under any award and we reacquire them pursuant to our reserved rights upon the issuance of the shares, (e) shares are tendered or withheld in payment of the exercise price of an option or as a result of the net settlement of outstanding stock appreciation rights or (f) shares are tendered or withheld to satisfy federal, state or local tax withholding obligations, then those shares are added back to the reserve and may again be used for new awards under the Omnibus Incentive Plan. However, shares added back to the reserve pursuant to clauses (d), (e) or (f) in the preceding sentence may not be issued pursuant to incentive stock options.

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Non-Employee Director Award Limitation

Subject to the adjustment provisions of the Omnibus Incentive Plan, the maximum number of shares of our common stock that may be granted during any fiscal year to any individual non-employee director will be limited to the number of shares that have a grant date fair value of, when added to any cash compensation received by such non-employee director, $100,000. However, the Administrator may make exceptions to this limit in extraordinary circumstances as the Administrator may determine in its discretion. Any non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Options

The Administrator may grant stock options and determine all terms and conditions of each stock option, which include the number of stock options granted, whether a stock option is to be an incentive stock option or non-qualified stock option, and the grant date for the stock option. However, the exercise price per share of common stock may never be less than the fair market value of a share of common stock on the date of grant and the expiration date may not be later than 10 years after the date of grant. Stock options will be exercisable and vest at such times and be subject to such restrictions and conditions as are determined by the Administrator, including with respect to the manner of payment of the exercise price of such stock options.

Stock Appreciation Rights

The Administrator may grant SARs, which represent the right of a participant to receive cash in an amount, or common stock with a fair market value, equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The Omnibus Incentive Plan provides that the Administrator will determine all terms and conditions of each SAR, including, among other things: (a) whether the SAR is granted independently of a stock option or relates to a stock option, (b) the grant price, which may never be less than the fair market value of our common stock as determined on the date of grant, (c) a term that must be no later than 10 years after the date of grant, and (d) whether the SAR will settle in cash, common stock or a combination of the two.

Performance and Stock Awards

The Administrator may grant awards of shares of common stock, restricted stock, RSUs, performance shares or performance units. Restricted stock means shares of common stock that are subject to a risk of forfeiture or restrictions on transfer, which may lapse upon the achievement or partial achievement of performance goals (as described below) or upon the completion of a period of service. An RSU grants the participant the right to receive cash or shares of common stock the value of which is equal to the fair market value of one share of common stock, to the extent performance goals are achieved or upon the completion of a period of service. Performance shares give the participant the right to receive shares of common stock to the extent performance goals are achieved. Performance units give the participant the right to receive cash or shares of common stock valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved.

The Administrator will determine all terms and conditions of the awards including (a) whether performance goals must be achieved for the participant to realize any portion of the benefit provided under the award, (b) the length of the vesting or performance period and, if different, the date that payment of the benefit will be made, (c) with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock, and (d) with respect to performance shares, performance units, and RSUs, whether the awards will settle in cash, in shares of common stock (including restricted stock), or in a combination of the two.

Cash Incentive Awards

The Administrator may grant cash incentive awards. An incentive award is the right to receive a cash payment to the extent one or more performance goals are achieved. The Administrator will determine all terms and conditions of a cash incentive award, including, but not limited to, the performance goals (described below), the performance period, the potential amount payable, and the timing of payment. While the Omnibus Incentive Plan permits cash incentive awards to be granted under the Omnibus Incentive Plan, we may also make cash incentive awards outside of the Omnibus Incentive Plan.

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Performance Goals

For purposes of the Omnibus Incentive Plan, the Administrator may establish objective or subjective performance goals which may apply to any performance award. Such performance goals may include, but are not limited to, one or more of the following measures with respect to our Company or any one or more of our subsidiaries, affiliates, or other business units: net sales; cost of sales; gross income; gross revenue; revenue; operating income; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization and exception items; income from continuing operations; net income; earnings per share; diluted earnings per share; total stockholder return; fair market value of a share of common stock; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; ratio of debt to debt plus equity; return on stockholder equity; return on invested capital; return on average total capital employed; return on net capital employed; return on assets; return on net assets employed before interest and taxes; operating working capital; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); economic value added; succession planning; manufacturing return on assets; manufacturing margin; and customer satisfaction. Performance goals may also relate to a participant’s individual performance. The Administrator reserves the right to adjust any performance goals or modify the manner of measuring or evaluating a performance goal.

Dividend Equivalent Units

The Administrator may grant dividend equivalent units. A dividend equivalent unit gives the participant the right to receive a payment, in cash or shares of common stock, equal to the cash dividends or other distributions that we pay with respect to a share of common stock. We determine all terms and conditions of a dividend equivalent unit award, except that dividend equivalent units may not be granted in connection with a stock option or SAR, and dividend equivalent unit awards granted in connection with another award cannot provide for payment until the date such award vests or is earned, as applicable.

Other Stock-Based Awards

The Administrator may grant to any participant shares of unrestricted stock as a replacement for other compensation to which such participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right or as a bonus.

Transferability

Awards are not transferable, including to any financial institution, other than by will or the laws of descent and distribution, unless the Administrator allows a participant to (a) designate in writing a beneficiary to exercise the award or receive payment under the award after the participant’s death, (b) transfer an award to a former spouse as required by a domestic relations order incident to a divorce, or (c) transfer an award without receiving any consideration.

Adjustments

If (a) we are involved in a merger or other transaction in which our shares of common stock are changed or exchanged; (b) we subdivide or combine shares of common stock or declare a dividend payable in shares of common stock, other securities, or other property (other than stock purchase rights issued pursuant to a stockholder rights agreement); (c) we effect a cash dividend that exceeds 10% of the fair market value of a share of common stock or any other dividend or distribution in the form of cash or a repurchase of shares of common stock that our board of directors determines is special or extraordinary, or that is in connection with a recapitalization or reorganization; or (d) any other event occurs that in the Administrator’s judgment requires an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the Omnibus Incentive Plan, then the Administrator will, in a manner it deems equitable, adjust any or all of (1) the number and type of shares subject to the Omnibus Incentive Plan and which may, after the event, be made the subject of awards; (2) the number and type of shares of common stock subject to outstanding awards; (3) the grant, purchase, or exercise price with respect to any award; and (4) the performance goals of an award. In any such case, the Administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award, subject to the terms of the Omnibus Incentive Plan.

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The Administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, authorize the issuance or assumption of awards upon terms and conditions we deem appropriate without affecting the number of shares of common stock otherwise reserved or available under the Omnibus Incentive Plan.

Change of Control

Upon a change of control (as defined in the Omnibus Incentive Plan), except to the extent otherwise provided in an applicable award agreement, the successor or surviving corporation may agree to assume some or all outstanding awards or replace them with the same type of award with similar terms and conditions, without the consent of any participant, subject to the following requirements:

●	Each award that is assumed must be appropriately adjusted, immediately after such change of control, to apply to the number and class of securities that would have been issuable to a participant upon the consummation of such change of control had the award been exercised, vested, or earned immediately prior to such change of control, and other appropriate adjustment to the terms and conditions of the award may be made.

●	If the securities to which the awards relate after the change of control are not listed and traded on a national securities exchange, then (a) each participant must be provided the option to elect to receive, in lieu of the issuance of such securities, cash in an amount equal to the fair value of the securities that would have otherwise been issued, and (b) no reduction may be taken to reflect a discount for lack of marketability, minority, or any similar consideration, for purposes of determining the fair value of such securities.

●	If a participant is terminated from employment without cause, or due to death or disability, or the participant resigns employment for good reason (as defined in any award or other agreement between the participant and our Company or an affiliate) within two years following the change of control, then upon such termination, all of the participant’s awards in effect on the date of such termination will vest in full or be deemed earned in full.

If the purchaser, successor, or surviving entity does not assume the awards or issue replacement awards, then immediately prior to the change of control date, except to the extent otherwise provided in an applicable award agreement and unless the Administrator otherwise determines:

●	Each stock option or SAR then held by a participant will become immediately and fully vested, and all stock options and SARs will be cancelled on the change of control date in exchange for a cash payment equal to the excess of the change of control price of the shares of common stock over the purchase or grant price of such shares under the award.

●	Unvested restricted stock and RSUs (that are not performance awards) will vest in full.

●	All performance shares, performance units and cash incentive awards for which the performance period has expired will be paid based on actual performance, and all such awards for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under such awards, valued assuming achievement of target performance goals at the time of the change of control, prorated based on the number of full months elapsed in the performance period.

●	All unvested dividend equivalent units will vest (to the same extent as the award granted in tandem with such units) and be paid.

●	All other unvested awards will vest and any amounts payable will be paid in cash.

Term of Plan

Unless earlier terminated by our board of directors, the Omnibus Incentive Plan will terminate on, and no further awards may be granted, after the 10th anniversary of its effective date.

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Termination and Amendment of Plan

Our board of directors or the Administrator may amend, alter, suspend, discontinue or terminate the Omnibus Incentive Plan at any time, subject to the following limitations:

●	Our board of directors must approve any amendment to the Omnibus Incentive Plan if we determine such approval is required by prior action of our board of directors, applicable corporate law, or any other applicable law;

●	Stockholders must approve any amendment to the Omnibus Incentive Plan, which may include an amendment to materially increase the number of shares reserved under the Omnibus Incentive Plan, if we determine that such approval is required by Section 16 of the Exchange Act, the Code, the listing requirements of any principal securities exchange or market on which the shares are then traded, or any other applicable law; and

●	Stockholders must approve any amendment to the Omnibus Incentive Plan that would diminish the protections afforded by the participant award limits or repricing and backdating prohibitions.

Amendment, Modification, Cancellation and Disgorgement of Awards

Subject to the requirements of the Omnibus Incentive Plan, the Administrator may modify or amend any award or waive any restrictions or conditions applicable to any award or the exercise of the award, or amend, modify, or cancel any terms and conditions applicable to any award, in each case, by mutual agreement of the Administrator and the participant or any other person that may have an interest in the award, so long as any such action does not increase the number of shares of common stock issuable under the Omnibus Incentive Plan.

We do not need to obtain participant (or other interested party) consent for any such action (a) that is permitted pursuant to the adjustment provisions of the Omnibus Incentive Plan; (b) to the extent we deem the action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which our common stock is then traded; (c) to the extent we deem the action is necessary to preserve favorable accounting or tax treatment of any award for us; or (d) to the extent we determine that such action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person as may then have an interest in the award.

The Administrator can cause a participant to forfeit any award, and require the participant to disgorge any gains attributable to the award, if the participant engages in any action constituting, as determined by the Administrator in its discretion, cause for termination, or a breach of a material Company policy, any award agreement or any other agreement between the participant and us or one of our affiliates concerning noncompetition, non-solicitation, confidentiality, trade secrets, intellectual property, non-disparagement or similar obligations.

Any awards granted under the Omnibus Incentive Plan, and any shares of common stock issued or cash paid under an award, will be subject to any recoupment or clawback policy that we adopt, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to us.

Repricing and Backdating Prohibited

Except for the adjustments provided for in the Omnibus Incentive Plan, neither the Administrator nor any other person may amend the terms of outstanding stock options or SARs to reduce their exercise or grant price, cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise or grant price that is less than the exercise or grant price of the awards being cancelled, or cancel outstanding stock options or SARs with an exercise or grant price above the current fair market value of a share in exchange for cash or other securities. In addition, the Administrator may not grant a stock option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such award.

Director Compensation

Director Compensation Policy

On July 25, 2023, the Board of Directors approved a compensation package for non-employee directors of $12,000 in cash to be paid annually in quarterly installments and a grant of 40,000 shares of restricted common stock, which vested with respect to 20,000 shares on July 1, 2024 and with respect to the remaining 20,000 shares will vest on July 1, 2025; and (ii) on July 1, 2024 a grant of 5,000 shares of restricted common stock which vested immediately; and (iii) on June 1, 2024 a grant of 15,000 shares of restricted common stock which will vest on July 1, 2025. Prior to the approval of the annual compensation package, our non-employee directors did not receive compensation in connection with their services as a director. Our directors are and will continue to be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf.

The following table shows certain information with respect to the compensation of all of our current non-employee directors for the year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Total ($)
James J. Hickman	$		—	—	$
Michael L. Shuler	$		—	—	$
Antonio Marra, Jr.		$3,000	56,000	—		$59,000
James Stanker		$3,000	56,000	—		$59,000
Kathryn O’Connor Gardner		3,000	56,000	—		59,000

The table below shows the aggregate number of option awards outstanding at fiscal year-end of our non-employee directors.

Name	Number of Shares Subject to Outstanding Options as of December 31, 2023
James J. Hickman	—
Michael L. Shuler	—
Antonio Marra, Jr.	—
James Stanker	—
Kathryn O’Connor Gardner	—

Director and Officer Liability Insurance

We have purchased private company director and officer liability insurance that provides financial protection for our directors and officers in the event that they are sued in connection with the performance of their services. We intend to purchase public company director and officer liability insurance that provides financial protection for our directors and officers in the event that they are sued in connection with the performance of their services and also provides employment practices liability coverage, which insures for harassment and discrimination suits.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation arrangements with our directors and executive officer, which are described elsewhere in this prospectus, there have been no related party transactions during our two most recently completed fiscal years and our current fiscal year except for certain borrowings from our Chief Scientist, which are described below. A “related party transaction” is a transaction in which:

● we have been or are to be a party;

● the amount involved exceeded or exceeds $120,000 or 1% of the average of our total assets as of the end of the last two completed fiscal years; and

● any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

For information on our compensation arrangements, see the sections titled “Management” and “Executive and Director Compensation.”

Other than the compensation arrangements with our directors and executive officer, which are described elsewhere in this prospectus, the only related party transactions in our two most recently completed fiscal years have been (i) our borrowing $100,000 in 2022 from Dr. Hickman, our Chief Scientist, pursuant to a promissory note bearing interest at a rate of 3.0% per annum and due on June 30, 2027, which note was paid in full on September 1, 2023; (ii) a 2021 promissory note from Dr. Hickman in the amount of $200,000 bearing interest at a rate of 3.0% per annum and due on December 31, 2026, which note was paid in full on September 1, 2023; (iii) a 2019 promissory note from Dr. Hickman in the amount of $150,000 bearing interest at a rate of 4.0% per annum and due on October 31, 2024, which note was paid in full on September 1, 2023; and (iv) a 2022 promissory note from our former CEO Dr. Kronauge in the amount of $100,000 bearing interest at a rate of 10.0% per annum and due on November 20, 2024, which note was repaid in full on September 1, 2023. Dr. Hickman has also guaranteed all of our finance lease obligations, which totaled approximately $551,000 as of March 31, 2024 and $660,000 as of December 31, 2023.

Additionally, Dr. Hickman is a professor at the Nanoscience Technology Center at the University of Central Florida. The University of Central Florida owns 281,250 shares of the Company’s common stock, received in exchange for patent licensing rights related to a number of patents granted by the University of Central Florida for Dr. Hickman’s inventions. See “Intellectual Property” for a detailed discussion of the UCF License, as amended.

Policy for Approval of Related Party Transactions

Our Code of Ethics, which was adopted by our board of directors on January 20, 2022, requires us to avoid, wherever possible, all conflicts of interests, unless specifically authorized or approved by our Audit Committee. Under our Code of Ethics, a conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole, and can arise when a director (or member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when an employee, officer, or director (or member of his or her family) receives improper personal benefits as a result of his or her position in the Company. A form of the Code of Ethics is filed as an exhibit to the registration statement of which this prospectus forms a part.

In addition, our Audit Committee Charter, which was adopted by our board of directors on January 20, 2022, provides that the Audit Committee will review and approve “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC as disclosed above.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of August 8, 2024 (the “Beneficial Ownership Date”), and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

● each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

● each of our named executive officers, and directors, as well as our current Chief Executive Officer, that beneficially owns common stock; and

● all of our current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of the Beneficial Ownership Date pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all of our common stock beneficially owned by them.

	Shares Beneficially Owned Prior to this Offering(1)		Shares Beneficially Owned After this Offering(2)
	Shares	%	Shares	%
Name and Address of Beneficial Owner(3)
Rose Ann Scanlon	-	-	-	-
Michael L. Shuler	340,000	3.3%
James J. Hickman (4)	7,820,000	75.5%
Antonio Marra, Jr. (5)	60,000	*
James F. Kronauge, Jr. (7)	100,000	*
James Stanker (5)	60,000	*
Kathryn O’Connor Gardner (5)	60,000	*
Kenneth D. Najour (6)	100,000	*
5% Stockholders other than executive officers and directors
BTomorrow Ventures Limited
All Directors and Current Executive Officers as a Group (7 persons)	8,540,000	82.5%

* Represents less than 1%

(1) Based on 10,357,285 shares outstanding as of the Beneficial Ownership Date (including 754,000 shares of unvested restricted common stock).

(2) Assumes        shares outstanding after consummation of this offering, which gives effect to: (a) the conversion of the First BVL Convertible Note into          shares of common stock upon consummation of this offering; (b) the conversion of the Second BVL Convertible Note into            shares of common stock upon consummation of this offering (assuming the issuance of the Second BVL Convertible Note prior to this offering); and (c) the sale of              shares of common stock in this offering, assuming no exercise of the Representative’s over-allotment option, at an assumed initial public offering price of $            per share, which is the midpoint of the range set forth on the cover page of this prospectus.

(3) Unless otherwise noted, the business address of each of the persons and entities listed above is c/o Hesperos, Inc., 12501 Research Parkway, Suite 100, Orlando, Florida, 32826.

(4) Consists of (i) 6,109,332 shares of common stock held directly by Dr. Hickman and (ii) 1,710,668 shares of common stock held in Dr. Hickman’s 401(k) account.

(5) Includes 35,000 shares of unvested restricted common stock.

(6) Includes 30,000 shares of unvested restricted common stock.

(7) Dr. Kronauge served as our Chief Executive Officer until the appointment of Mr. Florin on May 1, 2024.

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DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws that will be in effect upon completion of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

Our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) authorizes us to issue up to 50,000,000 shares of capital stock, consisting of 40,000.000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 (the “Preferred Stock”) per share. Our Board has the authority to issue such shares of Preferred Stock in one or more classes or series, and to establish the number of shares to be included in such series, fix the voting power and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations, or restrictions thereof by resolution adopted by our Board and filed as designations.

Common Stock

As of August 8, 2024, there are 10,367,285 shares of our Common Stock issued and outstanding (including 754,000 shares of unvested restricted Common Stock. The rights of holders of Common Stock are subject to the rights of the holders of Preferred Stock. However, no shares of Preferred Stock are outstanding. The holders of our Common Stock have no preemptive, subscription, or conversion rights, and our Common Stock is not subject to redemption by us.

Voting Rights

Each share of Common Stock is entitled to one vote on all matters properly submitted to the stockholders for a vote.

Dividend

Each share of Common Stock is entitled to receive such dividends and distributions and other distributions in cash, stock, or property of the Company when, as and if declared by the Board.

Liquidation, Dissolution or Winding Up.

Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive ratably assets of the Company available for distribution to its stockholders, subject to the rights of the holders of Preferred Stock.

Exclusive Forum

Our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case the Superior Court of the State of Delaware) will be the sole and exclusive forum for any stockholder for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or the Company’s Certificate of Incorporation or Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our Second Amended and Restated Certificate of Incorporation.

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The choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, and may result in increased costs to a stockholder who has to bring a claim in a forum that is not convenient to the stockholder, which may discourage such lawsuits. Although under Section 115 of the DGCL, exclusive forum provisions may be included in a company’s certificate of incorporation, the enforceability of similar forum provisions in other companies’ certificates or incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision of our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Options

As of August 8, 2024, we had no outstanding options to purchase shares of our Common Stock.

Restricted Stock

As of August 8, 2024, we had outstanding 754,000 shares of unvested restricted Common Stock.

Warrants

As of August 8, 2024, we had no outstanding warrants to purchase our Common Stock.

Preferred Stock

Of the 10,000,000 shares of authorized Preferred Stock, no shares of our Preferred Stock are issued and outstanding.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

Certain provisions of Delaware law and certain provisions included in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Removal of Directors

Our Amended and Restated Bylaws and our Certificate of Incorporation provide that stockholders may only remove a director for cause by a vote of no less than 66 2/3% of the shares present in person or by proxy at the meeting and entitled to vote.

Amendments to Bylaws

Our Certificate of Incorporation limits the abilities of the directors and stockholders to amend our Bylaws in certain circumstances. In particular, the Bylaws may be amended only by the vote of a majority of all of the directors then in office, or by the stockholders in accordance with the provisions of the Bylaws and the Certificate of Incorporation, which require the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Company, and the Delaware General Corporation Law.

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No Cumulative Voting

Our Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

Special Meetings of Stockholders

Our Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by the Chair of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person.

Business Combinations with Interested Stockholders

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

● before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

● upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

● at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The ability of our Board of Directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our Board of Directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our Board of Directors to issue preferred stock without further stockholder action could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws may be amended by action of the board of directors, which could have further anti-takeover effects, and which could limit the price investors would be willing to pay in the future for shares of our common stock.

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Registration Rights

Representative’s Warrants

Upon completion of this offering, we have agreed to issue to the representative of the underwriter as compensation warrants to purchase up to        shares of common stock (5% of the aggregate number of shares of common stock sold in this offering inclusive of the over-allotment option, or the representative’s warrants). The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days following the commencement of sales of the securities issued in this offering.

Until such time as the representative’s warrants or the shares of common stock issuable upon exercise of the representative’s warrants can be sold pursuant to Rule 144 without volume restrictions, the representative’s warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights). The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “HESP.” Such listing is a condition to this offering. However, no assurance can be given that our application will be approved and that our Common Stock will ever be listed on Nasdaq. If our listing application is not approved by Nasdaq, we will not be able to consummate the offering and will terminate the offering.

Transfer Agent

The transfer agent for our securities is Equiniti Trust Company, whose address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4101, and whose telephone number is 800-689-8788.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (IRS), all as in effect on the date of this prospectus. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to an individual non-U.S. holder in light of such non-U.S. holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to non-U.S. holders subject to special rules under the U.S. federal income tax laws, including:

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	partnerships or other pass-through entities (entities or arrangements treated as partnerships for U.S. federal income tax purposes and investors therein);

●	“controlled foreign corporations”;

●	“passive foreign investment companies”;

●	corporations that accumulate earnings to avoid U.S. federal income tax;

●	banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

●	tax-exempt organizations and governmental organizations;

●	tax-qualified retirement plans;

●	persons who hold or acquire our common stock through the exercise of an option or otherwise as compensation;

●	qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

●	persons subject to the alternative minimum tax;

●	persons subject to special tax accounting rules under Section 451(b) of the Code;

●	persons that own or have owned, actually or constructively, more than 5% of our common stock;

●	persons who have elected to mark securities to market; and

●	persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

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If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. holder” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. holder is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As described under the section titled “Dividend Policy,” we do not anticipate declaring or paying, in the foreseeable future, any cash distributions on our capital stock. However, if we distribute cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “ —Gain on Disposition of Our Common Stock” below.

Subject to the discussions below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent with a valid IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically. In the case of a non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of the tax treaty, dividends will be treated as paid to the entity or to those holding an interest in the entity. If the non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.

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If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA (as defined below), a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other taxable disposition of our common stock, unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

●	our common stock constitutes a “United States real property interest” (USRPI) by reason of our status as a United States real property holding corporation (USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Determining whether we are a USRPHC depends on the fair market value of our USRPIs interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Gain described in the third bullet point above will generally be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

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Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the distributions on our common stock paid to such holder and any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, otherwise establishes an exemption, and if the payor does not have actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code, which are commonly referred to as FATCA, impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock and would have applied also to payments of gross proceeds from the sale or other disposition of our common stock. The U.S. Treasury Department has released proposed regulations under FATCA providing for the elimination of the federal withholding tax of 30% applicable to gross proceeds of a sale or other disposition of our common stock. Under these proposed Treasury Regulations (which may be relied upon by taxpayers prior to finalization), FATCA will not apply to gross proceeds from sales or other dispositions of our common stock.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of shares of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our common stock prevailing from time to time. As described below, only a limited number of shares are currently available for sale due to contractual and legal restrictions on resale. Nonetheless, sales of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise equity capital in the future.

Based on the number of shares outstanding as of August 8, 2024, upon the closing of this offering,          shares of common stock will be outstanding, assuming no exercise of outstanding options or warrants and no exercise of the underwriters’ option to purchase additional shares. Of the outstanding shares, all of the shares of common stock sold in this offering (including pursuant to the underwriters’ exercise of their option to purchase additional shares) will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

The remaining shares of our common stock outstanding after this offering are restricted securities, as that term is defined in Rule 144 under the Securities Act or are subject to lock-up agreements with us as described below. Following the expiration of the lock-up period, restricted securities may be sold in the public market only if registered or if their resale qualifies for exemption from registration described below under Rule 144 promulgated under the Securities Act.

Rule 144

In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of ours who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the Securities and Exchange Commission under an exemption from registration provided by Rule 144 under the Securities Act.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months, but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

● 1% of the number of shares of our common stock then outstanding, which will equal approximately          shares immediately after the closing of this offering based on the number of shares of our common stock outstanding as of August 8, 2024 and assuming no exercise of the underwriters’ option to purchase additional shares of our common stock; or

● the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

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Lock-Up Agreements

All of our directors and executive officers are subject to lock-up agreements that, subject to certain exceptions, prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock, options or warrants to acquire shares of our common stock or any security or instrument related to our common stock, or entering into any swap, hedge or other arrangement that transfers any of the economic consequences of ownership of our common stock, for a period of twelve (12) months from the date of this prospectus without the prior written consent of   . All of our other existing stockholders are subject to lock-up agreements or market standoff provisions that, subject to certain exceptions, prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock, options or warrants to acquire shares of our common stock or any security or instrument related to our common stock, or entering into any swap, hedge or other arrangement that transfers any of the economic consequences of ownership of our common stock, for a period of six (6) months from the date of this prospectus without the prior written consent of   . See the section of this prospectus titled “Underwriting.”

Rule 701

Rule 701, as in effect on the date of this prospectus, permits resale of shares in reliance upon Rule 144 but without compliance with some of the restrictions of Rule 144, including the holding period requirement. Most of the employees, executive officers or officers who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701.

Registration Rights

Representative’s Warrants

Upon completion of this offering, we have agreed to issue to the representative as compensation warrants to purchase up to          shares of common stock (5% of the aggregate number of shares of common stock sold in this offering inclusive of the over-allotment option, or the representative’s warrants). The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days following the commencement of sales of the securities issued in this offering.

Until such time as the representative’s warrants or the shares of common stock issuable upon exercise of the representative’s warrants can be sold pursuant to Rule 144 without volume restrictions, the representative’s warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights). The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

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UNDERWRITING

   is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 30-day option to the representative of the underwriters to purchase up to                 additional shares of our common stock at a public offering price of $                per share, solely to cover over-allotments, if any. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares of common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts, Commissions and Reimbursement

The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $           per share from the public offering price. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

	Per Share	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (_%)	$	$	$
Proceeds, before expenses, to us	$	$	$
Non-accountable expense allowance (_%)(1)	$	$	$

(1)	The non-accountable expense allowance will not be payable with respect to the representative’s exercise of the over-allotment option, if any.

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We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the completion of the offering. The non-accountable expense allowance of 1% is not payable with respect to any shares sold upon exercise of the representative’s over-allotment option. We have paid an expense deposit of $35,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We have also agreed to pay certain of the representative’s expenses relating to the offering, including (i) all filing fees and communication expenses relating to the registration of the shares of common stock to be sold in the offering (including the shares subject to the representative’s over-allotment option) with the SEC; (ii) all filing fees and expenses associated with the review of the offering by FINRA in an amount not to exceed $15,000; (iii) all fees and expenses relating to the listing of the share of our common stock to be sold in the offering (including the shares of common stock issuable upon exercise of the representative’s warrant) on the Nasdaq Capital Market, or such other national securities exchange on which our common stock may be listed, including any fees charges by The Depository Trust for new securities; (iv) all fees, expenses and disbursements relating to background checks of our officers, directors and related entities in an amount not to exceed $15,000 in the aggregate; (v) all fees, expenses and disbursements relating to the registration or qualification of the shares of our common stock under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate; (vi) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares of our common stock under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (vii) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any blue sky surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (viii) the costs and expenses of a public relations firm; (ix) the costs of preparing, printing and delivering certificates representing the common stock in the event that we determine to deliver certificated shares of common stock; (x) fees and expenses of the transfer agent for the shares of common stock; (xi) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to the underwriters; (xii) the costs associated with commemorative mementos and Lucite tombstones, each of which we or our designee will provide within a reasonable time after the closing of this offering in such quantities as the representative may reasonably request, in an amount not to exceed $3,000 in the aggregate; (xiii) the fees and expenses of our accountants; (xiv) the fees and expenses of our legal counsel and other agents and representatives; (xv) the fees and expenses of the underwriter’s legal counsel, not to exceed $125,000; (xvi) the $29,500 cost associated with the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for the offering; and (xvii) up to $30,000 of the underwriters’ actual accountable “road show,” market making and trading, and clearing firm settlement expenses for the offering.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, commissions and non-accountable expense allowance, are approximately $1,050,000.

Representative’s Warrants

Upon completion of this offering, we have agreed to issue to the representative as compensation warrants to purchase up to                shares of common stock (5% of the aggregate number of shares of common stock sold in this offering inclusive of the over-allotment option, or the representative’s warrants). The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days following the commencement of sales of the securities issued in this offering.

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The representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. In addition, until such time as the representative’s warrants or the shares of common stock issuable upon exercise of the representative’s warrants can be sold pursuant to Rule 144 without volume restrictions, the representative’s warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights). The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and certain stockholders, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of twelve months in the case of our executive officers and directors, and six months in the case of us and certain existing stockholders, after the closing date of this offering. In addition, we have agreed for a period of twelve months from the closing date of this offering not to directly or indirectly in any “at-the-market” or continuous equity offering or variable rate transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of our capital stock or any securities convertible into or exercisable or exchangeable for share of our capital stock, without the prior written consent of the representative.

Right of First Refusal

Until 18 months from the closing date of this offering, the representative will have an irrevocable right of first refusal, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 18 month period for us, or any successor to our Company or any subsidiary of our Company, on terms and conditions customary to the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.

National Exchange Listing

We have applied to have our common stock approved for listing on the Nasdaq Capital Market under the symbol “HESP.” No assurance can be given that our listing application will be approved. The completion of this offering is contingent upon the successful listing of our common stock on the Nasdaq Capital Market or another national securities exchange.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the shares include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

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Other Relationships

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares of common stock, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

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Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no common stock has been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

●	to legal entities which are qualified investors as defined under the Prospectus Regulation;

●	by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom.

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Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

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Hong Kong

Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire shares. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for shares will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the shares would be a breach of the CO or SFO.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ-$$-Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

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●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissao do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

94

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

LEGAL MATTERS

The validity of the shares of the common stock offered by this prospectus will be passed upon for us by Blank Rome LLP, New York, New York. The underwriters are being represented by      .

EXPERTS

The balance sheets of Hesperos, Inc. as of December 31, 2023 and 2022, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2023 and 2022 appearing in this prospectus and registrations statement, have been audited by MSL, P.A., independent registered public accounting firm, as stated in its report thereon appearing elsewhere herein, and are included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

We also maintain a website at www.hesperosinc.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

95

HESPEROS, INC.

INDEX TO FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Hesperos, Inc.

Orlando, Florida

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Hesperos, Inc. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, stockholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As a part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

Orlando, Florida

April 29, 2024

F-2

HESPEROS, INC.

BALANCE SHEETS

DECEMBER 31, 2023 AND 2022

	2023	2022
Assets
Current assets
Cash and cash equivalents	$3,685,249	$291,341
Accounts and grants receivable, including unbilled receivables	426,689	954,464
Prepaid expenses and other current assets	1,456,440	890,772
Total current assets	5,568,378	2,136,577

Property and equipment, net	1,114,786	1,333,056
Intangible assets, net	72,794	78,977
Operating right-of-use asset, net	935,513	1,131,488
Other assets	226,120	222,740
Total Assets	$7,917,591	$4,902,838

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$423,718	$256,818
Accounts payable - deferred IPO costs	563,157	724,988
Accounts payable - related party	38,527	151,939
Payroll liabilities and other current liabilities	61,482	120,930
Operating lease liability – current portion	210,874	193,359
Notes payable and finance lease obligations – current portion	463,354	665,739
Notes payable – related party – current portion	-	230,287
Deferred revenue	459,196	928,064
Total current liabilities	2,220,308	3,272,124
Notes payable and finance lease obligations – net of current portion	775,177	1,145,988
Notes payable – related party – net of current portion	-	216,567
Convertible note payable, net	5,639,628	-
Derivative liability	1,113,353	-
Operating lease liability – net of current portion	796,377	1,007,251
Total liabilities	10,544,843	5,641,930

Commitments and contingencies

Stockholders’ deficit:
Preferred stock - par value $.0001 - 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2023 and 2022	-	-
Common stock - par value $.0001 - 40,000,000 shares authorized, 9,458,585 and 9,213,585 shares issued and outstanding as of December 31, 2023 and 2022, respectively	945	921
Additional paid-in capital	1,186,514	1,068,751
Accumulated deficit	(3,814,711)	(1,808,764)
Total stockholders’ deficit	(2,627,252)	(739,092)

Total liabilities and stockholders’ deficit	$7,917,591	$4,902,838

The accompanying notes are an integral part of these financial statements.

F-3

HESPEROS, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
Revenues
Grant revenue	$2,783,199	$3,917,938
Commercial revenue	2,681,944	1,773,293
Total revenues	5,465,143	5,691,231

Cost of revenue - grant (including related party costs of $615,145 and $651,181 respectively)	2,050,710	2,762,665
Cost of revenue - commercial	1,955,025	1,278,157
Cost of revenues	4,005,735	4,040,822

Gross profit	1,459,408	1,650,409

Operating expenses
General and administrative (including related party costs of $39,371 and $137,517 respectively)	2,914,165	2,326,325
Total operating expenses	2,914,165	2,326,325

Loss from operations	(1,454,757)	(675,916)

Other income (expense)
Interest expense	(586,700)	(152,663)
Other income	35,510	6,775
Forgiveness of notes payable – PPP loan	-	85,800
Total other expense, net	(551,190)	(60,088)

Net loss	$(2,005,947)	$(736,004)

Loss per common share:
Basic and diluted	$(0.21)	$(0.08)

Weighted average common shares outstanding:
Basic and diluted	9,360,052	9,162,555

The accompanying notes are an integral part of these financial statements.

F-4

HESPEROS, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2021	9,117,465	$911	$1,025,629	$(1,072,760)	$(46,220)
Stock-based compensation	-	-	43,132	-	43,132
Restricted Stock Awards issued to common stock	96,120	10	(10)	-	-
Net loss	-	-	-	(736,004)	(736,004)
Balance as of December 31, 2022	9,213,585	921	1,068,751	(1,808,764)	(739,092)
Stock-based compensation	-	-	117,787	-	117,787
Restricted Stock Awards issued to common stock	245,000	24	(24)	-	-
Net loss	-	-	-	(2,005,947)	(2,005,947)
Balance as of December 31, 2023	9,458,585	$945	$1,186,514	$(3,814,711)	$(2,627,252)

The accompanying notes are an integral part of these financial statements.

F-5

HESPEROS, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
Cash flows from operating activities
Net loss	$(2,005,947)	$(736,004)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of debt discount	258,421	-
Depreciation and amortization	524,126	483,097
Stock-based compensation – restricted stock	117,787	43,132
Non-cash lease expense	2,616	9,835
Forgiveness of notes payable - PPP loan	-	(85,800)
Changes in operating assets and liabilities:
Accounts and grants receivable, including unbilled receivables	527,775	(64,331)
Prepaid expenses and other current assets	(565,668)	(107,869)
Other assets	(3,380)	74,999
Accounts payable	432,249	63,607
Accounts payable - related party	(113,412)	(213,011)
Deferred revenue	(468,868)	513,241
Payroll liabilities and other current liabilities	182,393	88,363
Net cash (used in) provided by operating activities	(1,111,908)	69,259

Cash flows from investing activities
Acquisition of property and equipment	(181,800)	(17,598)
Net cash used in investing activities	(181,800)	(17,598)

Cash flows from financing activities
Proceeds from notes payable	100,000	200,000
Payment of deferred IPO costs	(427,180)	-
Repayments of notes payable	(396,287)	(12,860)
Proceeds from convertible note payable	6,309,000	-
Proceeds from related party notes payable	-	200,000
Repayments of related party notes payable	(460,487)	(127,043)
Repayments of finance lease obligations	(437,430)	(368,089)
Net cash provided by (used in) financing activities	4,687,616	(107,992)

Net change in cash and cash equivalents	3,393,908	(56,331)
Cash and cash equivalents - beginning of year	291,341	347,672
Cash and cash equivalents - end of year	$3,685,249	$291,341

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$349,124	$97,835
Deferred offering costs	$423,006	$724,988
Initial classification of derivative liability	$1,113,353	$-
Finance lease obligations	$117,873	$114,290

The accompanying notes are an integral part of these financial statements.

F-6

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business, Basis of Presentation, and Liquidity

Nature of Operations – Hesperos, Inc. (“the Company”), operating as a Contract Research Organization (“CRO”), provides safety and efficacy testing of chemical compounds for the pharmaceutical, cosmetic, and food industries for drug discovery and development using its Human-on-a-Chip® multi-organ, micro physiological system. The Company was first organized as a limited liability company in 2000 under the general laws of the State of Delaware and was incorporated as a Delaware corporation in 2015.

Basis of presentation – The financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Liquidity – During the year ended December 31, 2023, the Company experienced a net loss of approximately $2,006,000, of which approximately $900,000 represented non-cash expenses resulting in an accumulated deficit of approximately $3,815,000 as of December 31, 2023. The Company used approximately $1,112,000 of net cash in its operating activities during the year ended December 31, 2023. On December 31, 2023 the Company had working capital surplus of approximately $3,348,000. Based on management’s current plans, the Company believes its cash balance, contract backlog and access to funds is adequate to meet the operating needs of the Company for at least the next twelve months from the date these financial statements were available to be issued. The Company’s ability to execute the longer-term operating plans is dependent on its ability to raise additional capital, expand research and commercialization efforts, obtain regulatory approvals, and ultimately the market acceptance of the Company’s services. There can be no assurance that the Company will obtain the necessary funding when needed or obtain market acceptance of its products in the future.

Note 2 – Summary of Significant Accounting Policies

Cash and Cash Equivalents – Cash and cash equivalents include cash on hand and money market funds. The Company considers all highly liquid investments with a maturity at the date of purchase of three months or less to be cash equivalents.

Use of Estimates – In preparing the Company’s financial statements and related disclosures in conformity with U.S. GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission (SEC), management makes estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, management evaluates the estimates used, including but not limited to those related to revenue recognition, allowance for credit losses, valuation of intangible assets acquired, impairment of long-lived assets, valuation of stock-based compensation awards, and the recoverability of deferred tax assets. These estimates and assumptions are continuously evaluated and are based on management’s experience and knowledge of the relevant facts and circumstances. While management believes the estimates to be reasonable, actual results could differ materially from those estimates and could impact future results of operations and cash flows.

Accounts and grants receivable, including unbilled receivables – The Company records an allowance for credit losses for its financial instruments, which are mainly accounts and grants receivable. Estimating credit losses involves management judgment based on historical data, current conditions, and future expectations. Factors considered include past loss patterns, aging of accounts, customer concentrations, creditworthiness, and economic conditions affecting customers. The Company uses its historical loss rates to predict future losses on assets with similar characteristics. Additionally, specific allowances are made for receivables when it’s likely they won’t be collected, and the loss can be reasonably estimated. There was no allowance for credit losses at December 31, 2023 or 2022.

Property and Equipment – Property is stated at cost, less accumulated depreciation. Costs of renewals and improvements that extend the useful lives of the assets are capitalized. Expenditures for maintenance and routine repairs are charged to expense as incurred. Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets, which generally range from 3 to 5 years. The Company amortizes leasehold improvements over the shorter of the estimated useful life of the asset or the term of the related lease. Upon retirement or disposition of assets, the costs and related accumulated depreciation are removed from the accounts with the resulting net gain or loss, if any, reflected in the statements of operations.

F-7

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

Construction-in-progress is related to the construction or development of leasehold improvements and equipment that has not yet been placed in service for the Company’s intended use. Construction-in-progress represents capital expenditures for direct costs of construction or acquisition and design fees incurred, and the interest expenses directly related to the construction. Capitalization of these costs ceases, and the construction-in-progress is transferred to the appropriate category of property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed, at which point depreciation commences. Construction-in-progress is not depreciated.

Intangible Assets – Finite-lived intangible assets are initially recorded at their fair value and amortized over their estimated useful lives, on a straight-line basis over 20 years. The Company’s definite live intangible assets consist of acquired rights and patents. Intangible assets with definite lives are reviewed for impairment if indicators arise. The Company does not have any intangible assets with indefinite useful lives.

Leases – The Company recognizes leases in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 842, “Leases” ASC 842” or “ASC 2016-12”). This standard provides enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet for most leases. Expenses associated with leases are recognized as a single lease expense, generally on a straight-line basis.

The Company is the lessee in a contract when the Company obtains the right to use an asset. The Company currently leases office space for its operating facility under a non-cancelable operating lease agreement. When applicable, consideration in a contract is allocated between lease and non-lease components. Lease payments are discounted using the implicit discount rate in the lease. If the implicit discount rate for the lease cannot be readily determined, the Company uses an estimate of its incremental borrowing rate. Assets obtained under finance leases are included in property and equipment and related lease liabilities are included in notes payable and finance lease obligations on the balance sheets. Depreciation of assets under finance leases is recorded in cost of revenues and an implied interest component is recorded in interest expense. Assets obtained under operating leases are included in the line item right-of-use assets, and the related operating lease liability is included in operating lease liability – current portion, and operating lease liability – net of current portion in the balance sheets. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and the lease liability represents the Company’s obligations to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the balance sheets and are expensed on a straight-line basis over the lease term in the statement of operations. The Company determines a lease’s term by agreements with the lessor and includes lease extension options and variable lease payments when options and/or variable payments are reasonably certain of being exercised and paid.

Deferred Initial Public Offering Costs – The Company has incurred certain costs in connection with its anticipated initial public offering (“IPO”). The Company capitalizes such deferred costs, which consist of incremental legal, professional, and other third-party fees directly attributable to the IPO in compliance with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5.A, Expenses of Offering. The deferred IPO costs will be offset against IPO proceeds upon consummation of an offering. Should the planned IPO be abandoned, the deferred IPO costs will be expensed immediately as a charge to operating expenses in the statements of operations. As of December 31, 2023, and December 31, 2022, deferred IPO costs were approximately $1,287,000 and $864,000, respectively, and were included within Prepaid expenses and other current assets in the balance sheets.

Prepaid expenses and other current assets as of December 31, 2023 and 2022 as follows:

	2023	2022
Employee Receivables	$15,836	$-
Employee Reimbursements	-	5,320
Prepaid Laboratory Supplies	153,332	-
Deferred IPO Costs	1,287,272	885,452
Total prepaid expenses and other current assets	$1,456,440	$890,772

F-8

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

Impairment of Long-Lived Assets – The Company evaluates long-lived assets for impairment, including property and equipment and intangible assets, when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. Upon the occurrence of a triggering event, the asset is reviewed to assess whether the estimated undiscounted cash flows expected from the use of the asset plus the residual value from the ultimate disposal exceeds the carrying value of the asset. If the carrying value exceeds the estimated recoverable amounts, the asset is written down to the estimated fair value. Any resulting impairment loss would be reflected in the statements of operations. There was no impairment of long-lived assets during the years ended December 31, 2023, and 2022.

Deferred Revenue – During 2023 and 2022, the Company received funds for research services being conducted by the Company that do not require the meeting of milestones for payment. The funds were received from customers noted below and are cost reimbursable for the National Center for Advancing Translational Sciences Grants. The unearned portion of these agreements, which will be recognized as revenue in future periods, has been presented as deferred revenue in the accompanying balance sheets.

Deferred revenue as of December 31, 2023, and December 31, 2022 is summarized as follows:

	2023	2022
Deferred revenue from commercial customers	$451,916	$684,430
National Institute of Health	7,280	243,634
Total Deferred Revenue	$459,196	$928,064

Revenue Recognition – The Company recognizes revenue in accordance with FASB, Accounting Standards Codification Topic 606 (“ASC 606”), Revenue from Contracts with Customers, which establishes a single and comprehensive framework on how much revenue is to be recognized, and when. The core principle is that the Company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Revenue will be recognized by the Company when control over goods or services is transferred to the customer. The application of the core principle in ASC 606 is carried out in five steps: Step 1 – Identify the contract with a customer: A contract is defined as an agreement (including oral and implied), between two or more parties, that creates enforceable rights and obligations and sets out the criteria for each of those rights and obligations. The contract needs to have commercial substance and it is probable that the entity will collect the consideration to which it will be entitled. Step 2 – Identify the performance obligations in the contract: a performance obligation in a contract is a promise (including implicit) to transfer a good or service to the customer. Each performance obligation should be capable of being distinct and is separately identifiable in the contract. Step 3 – Determine the transaction price: Transaction price is the amount of consideration that the entity can be entitled to, in exchange for transferring the promised goods and services to a customer, excluding amounts collected on behalf of third parties. Step 4 – Allocate the transaction price to the performance obligations in the contract: for a contract that has more than one performance obligation, the entity will allocate the transaction price to each performance obligation separately, in exchange for satisfying each performance obligation. The acceptable methods of allocating the transaction price include adjusted market assessment approach, expected cost plus a margin approach, and the residual approach in limited circumstances. Discounts given should be allocated proportionately to all performance obligations unless certain criteria are met and reallocation of changes in standalone selling prices after inception is not permitted. Step 5 – Recognize revenue as and when the entity satisfies a performance obligation: The entity should recognize revenue at a point in time, except if it meets any of the three criteria, which will require recognition of revenue over time: the Company’s performance creates or enhances an asset controlled by the customer, the customer simultaneously receives and consumes the benefit of the entity’s performance as the entity performs, and the entity does not create an asset that has an alternative use to the entity and the entity has the right to be paid for performance to date.

The Company currently generates revenue primarily from government grants and several commercial contracts. Government grants are agreements that provide the Company with payments for certain types of expenditures in return for research and development activities over a contractually defined period. The Company recognizes revenue when performance obligations related to respective revenue streams are met. For Grant Revenue, the Company considers the performance obligation met when the grant-related expenses are incurred, or supplies and materials are received, provided that the applicable conditions under the government grants have been met. Revenues and related expenses are presented gross in the statements of operations as the Company determined that it is the primary obligor under the arrangements relative to the research and development services performed by the Company as lead technical expert. These revenues are not viewed as “incidental” or “peripheral.” Grant revenues for the years ended December 31, 2023 and 2022 were for research and development related activities that provide for payments for reimbursed costs, which may include overhead and general and administrative costs as well as a related profit margin (See Note 9). For commercial revenue from Contract Research Services, the Company recognizes revenue over time as the Company does not create an asset that has an alternative use to the Company and the Company has the right to be paid for performance to date. Costs of the commercial contract’s revenue are recorded as cost of revenues in the Company’s statements of operations.

F-9

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

Cost of Revenues – The Company records cost of revenues based on expenses directly related to revenues. For all agreements, the Company is contractually obligated to perform research and development activities to satisfy its performance obligations. As such, in 2023 and 2022, cost of revenues includes contractual research and development expenses. These contractual research and development expenses include personnel, laboratory supplies, consulting, third party research and development, and overhead costs.

During the years ended December 31, 2023 and 2022, the Company incurred approximately $4,006,000 and $4,041,000 of contractual research and development expenses, respectively for its development contracts.

Concentrations of credit risk – Financial instruments which potentially subject the Company to credit risks consist primarily of cash and cash equivalents, and accounts and grants receivable including unbilled receivables (see Note 3). Cash and cash equivalents are held in United States financial institutions. At times such amounts may exceed federally insured limits.

Fair Value Measurements – The Company classifies and discloses assets and liabilities measured at fair value on a recurring basis, as well as fair value measurements of assets and liabilities measured on a nonrecurring basis in periods subsequent to initial measurement, in a three-tier fair value hierarchy as described below. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs that may be used to measure fair value are as follows:

Level 1—Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Our 2023 embedded derivative and beneficial conversion feature are reported at fair value determined using Level 3 inputs (Note 8). We do not have any non-financial assets or liabilities that should be recognized or disclosed at fair value on a recurring basis at December 31, 2023 or December 31, 2022.

Convertible Note payable – The Company accounts for convertible notes in accordance with ASC Topic 470-20, Debt with Conversion and Other Options. Convertible notes are classified as liabilities measured at amortized cost, net of debt discounts from the allocation of proceeds.

Embedded Derivatives – Embedded Derivatives requires each contract that is not a derivative in its entirety be assessed to determine whether it contains embedded derivatives that are required to be bifurcated and accounted for as a derivative financial instrument. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if the combined instrument is not accounted for, in its entirety, at estimated fair value, with changes in estimated fair value recorded in earnings, the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and if the same terms on a separate instrument would qualify that instrument as a derivative instrument.

Beneficial Conversion Feature – If the amount allocated to the convertible notes results in an effective per share conversion price that is less than the fair value of the Company’s common stock on the commitment date, the intrinsic value of this beneficial conversion feature is recorded as a discount to the convertible notes, with a corresponding increase to additional paid in capital. The beneficial conversion feature discount is equal to the difference between the effective conversion price and the fair value of the Company’s common stock at the commitment date, unless limited by the remaining proceeds allocated to the convertible notes.

F-10

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

Income Taxes – The Company accounts for income taxes in conformity with FASB Accounting Standards Codification 740 (“ASC 740”), Income Taxes. In accordance with ASC 740, deferred taxes are provided based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Deferred taxes are measured using the enacted tax rates expected to be applied when temporary differences are settled or realized. As of December 31, 2023 and December 31, 2022, the Company recorded a valuation allowance equal to the full recorded amount of our net deferred tax assets since it is more-likely-than-not that benefits from our deferred tax assets will not be realized. The valuation allowance is reviewed quarterly and is maintained until sufficient positive evidence exists to support its reversal.

The Company recognizes the impact of an uncertain tax position if the position will more likely than not be sustained upon examination by a taxing authority, based on the technical merits of the position. The Company did not have any material uncertain tax positions as of December 31, 2023, or December 31, 2022. The Company’s policy is to recognize interest and penalties accrued related to unrecognized benefits as a component of income tax expense (benefit). The Company did not recognize any interest or penalties during the periods ended December 31, 2023 and December 31, 2022.

Equity-based compensation – The Company measures compensation expense for stock awards in accordance with ASC 718, Compensation—Stock Compensation. Stock-based compensation is measured at the estimated fair value on the grant date and recognized as compensation expense over the requisite service period. Since the Company’s restricted stock does not trade on an active market, the value of the restricted stock is estimated on the value of common stock at the time of grant based on an independent appraisal. Estimates of fair value are not intended to predict actual future events, or the value ultimately realized by those who receive these awards, and subsequent events are not indicative of the reasonableness of our original estimates of fair value.

The restricted stock awards granted have a vesting schedule of either one, two, three or five years. A two-year vesting schedule is 50% vesting after one year and 50% vesting after the second year. A three-year vesting schedule is 40% vesting after one year, and 30% vesting yearly after that. A five-year vesting schedule is 40% vesting after two years and 20% vesting yearly after that. The Company accounts for forfeitures in the period in which they occur, rather than estimate expected forfeitures.

Loss per Share – Basic net loss per share is calculated using the weighted average number of common shares outstanding during the periods. Diluted loss per share is calculated by dividing loss by the diluted weighted number of common shares outstanding. Since the Company has experienced a net loss for all periods presented, basic and diluted net loss per share are the same. As such, diluted loss per share for the years ended December 31, 2023 and 2022 excludes the impact of potentially dilutive common shares related to outstanding unvested restricted stock.

The Company’s diluted net loss per share for the years ended December 31, 2023 and 2022 excluded 663,200 and 632,580 of potentially dilutive common shares, respectively, related to unvested restricted stock awards since those shares would have had an anti-dilutive effect on loss per share during the years then ended.

Reclassifications – Certain reclassifications were made to the 2022 financial statements to conform with the 2023 presentation. These reclassifications had no impact on the previously reported net loss for 2022.

Recently Issued Accounting Standards Recently Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (“ASU 2016-13”), which requires the measurement of expected credit losses for financial instruments carried at amortized cost, such as accounts receivable, held at the reporting date based on historical experience, current conditions and reasonable forecasts. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financing Instruments—Credit Losses. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019. On November 15, 2019, the FASB delayed the effective date of FASB ASC Topic 326 for certain small public companies and other private companies. As amended, the effective date of ASC Topic 326 was delayed until fiscal years beginning after December 15, 2022 for SEC filers that are eligible to be smaller reporting companies under the SEC’s definition. The Company adopted this new accounting standard on January 1, 2023. The adoption of this new accounting standard did not have a material impact on the Company’s financial statements.

F-11

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on our financial statements and disclosures.

Note 3 – Accounts and Grants Receivable, including Unbilled Receivables

Accounts and grants receivable, including unbilled services consisted of the following:

	December 31, 2023	December 31, 2022
National Institute of Health (“NIH”) – Grants	$99,891	$234,871
University of Central Florida (“UCF”) – Grants	58,308	166,030
Commercial customers	268,490	553,563
Total accounts and grants receivable	$426,689	$954,464

On December 31, 2023, four customers accounted for more than 10% each for a total of approximately 96% of the accounts and grants receivable balance, broken down as follows: 59% (two commercial customers), 23% (NIH), and 14% (UCF). On December 31, 2022, four customers accounted for more than 10% of the accounts and grants receivable balance for a total of approximately 81% of the accounts and grants receivable balance, broken down as follows: 39% (two commercial customers), 25% (NIH) and 17% (UCF).

During the year ended December 31, 2023, two customers accounted for more than 10% of revenue each, the NIH accounted for 45% and a commercial customer accounted for 18%, for a total of 63%. During the year ended December 31, 2022, one customer accounted for more than 10% of revenue, the NIH, which accounted for 59%.

Note 4 – Property and Equipment, net

Property and equipment consisted of the following:

	December 31, 2023	December 31, 2022
Research and lab equipment	$584,805	$553,420
Computer equipment	24,693	22,972
Office furniture and fixtures	48,353	48,353
Leasehold improvements	573,929	573,929
Construction-in-progress	148,693	-
Finance lease equipment	2,027,894	1,910,020
Total	3,408,367	3,108,694
Less accumulated depreciation and amortization	(2,293,581)	(1,775,638)
Property and Equipment, net	$1,114,786	$1,333,056

Depreciation expenses approximated $518,000 and $477,000 for the years ended December 31, 2023 and 2022, respectively.

Assets held under financed lease obligations are depreciated over the shorter of their related lease terms or their estimated productive lives. Depreciation of assets under finance leases is included in depreciation expense for 2023 and 2022. Accumulated depreciation on these assets was approximately $1,483,000 and $1,086,000 as of December 31, 2023 and December 31, 2022, respectively.

F-12

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 5 – Intangible Assets, net

The Company has patent license agreements with UCF and Cornell. The UCF patent license agreement grants the Company exclusive rights to Dr. Hickman’s, the Company’s Chief Scientist, existing patents with options for any future patent rights. The patent rights were valued at $123,750 at the conception of the agreement in October 2015 and were exchanged for common stock of the Company. As of December 31, 2023 and December 31, 2022, UCF holds a 2.81% ownership interest in the Company. The agreement constitutes the majority of the intellectual property position of the Company while the non-exclusive patent license agreement with Cornell adds one additional patent. Additionally, the Company has three issued trademarks covering the Company’s name and its’ Human-on-a-Chip system. Costs related to the patent license agreement with Cornell and the Company’s trademarks were not material and were expensed as incurred.

Intangible assets consisted of the following:

	December 31, 2023	December 31, 2022
Intangible asset	$123,750	$123,750
Less accumulated amortization	(50,956)	(44,773)
Intangible assets, net	$72,794	$78,977

Amortization expense approximated $6,000 for the years ended December 31, 2023 and 2022.

As of December 31, 2023, the estimated expected amortization expense related to the Company’s intangible assets for each year through the next five years is approximately $6,000.

Note 6 – Other Assets

Other assets consist of security deposits and a lease guarantee paid to the landlord in 2019 when the Company moved into the current office space. Starting in 2021 the lease guarantee is being repaid to the Company in annual installments of $75,000. The 2023 repayment installment of the lease guarantee was received in January 2024.

Other assets consisted of the following:

	December 31, 2023	December 31, 2022
Lease guarantee	$150,000	$150,000
Security deposit	76,120	72,740
Other assets	$226,120	$222,740

Note 7 – Leases

The Company has operating and finance leases for leased lab and corporate office space and equipment leases. The Company leases certain machinery and equipment under finance leases with expiration dates ranging from June 15, 2023 through January 2026 and leases its lab and corporate office space under an operating lease which expires on February 1, 2028.

Operating Lease of Lab and Corporate Office Space

ASU 2016-02 requires recognition in the statements of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. The standard requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease, initially measured at the present value of the lease payments. The Company’s operating lease consists of lab and office space. Operating lease expense for the years ended December 31, 2023 and 2022 was approximately $252,000.

Right-of-use asset and lease liability for the operating lease consisted of the following:

	December 31, 2023	December 31, 2022
Operating right-of-use asset	$935,513	$1,131,488
Lease liability (current and long-term)	$(1,007,251)	$(1,200,610)

As of December 31, 2023 and 2022, the weighted average remaining lease term for the operating lease was 4.17 years and 5.17 years, respectively. The weighted average discount rate for the operating lease is 5.00% for the years ended December 31, 2023 and 2022.

F-13

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

Future minimum payments under the operating lease on December 31, 2023 are as follows:

Year ending December 31,	Operating Lease Obligations
2024	$256,489
2025	264,219
2026	272,136
2027	280,285
2028	47,171
Thereafter	-
Total undiscounted operating lease payments	1,120,300
Less: Imputed interest	(113,049)
Present value of operating lease liability	$1,007,251

See Note 8 for additional disclosures related to the Company’s finance leases.

Lease Costs

The Company’s total lease cost comprises costs that are included in the statement of operations, as well as costs capitalized as part of an item of property, plant, and equipment. The components of lease expense were as follows:

	December 31, 2023	December 31, 2022
Operating lease cost	$251,655	$251,655
Finance lease cost:
Depreciation of lease assets	437,430	563,500
Interest on lease liabilities	56,385	72,258
Total finance lease cost	493,815	635,758
Total lease cost	$745,470	$887,413

Note 8 – Debt

Notes payable, related party notes payable and finance lease obligations consisted of the following:

	December 31, 2023	December 31, 2022
Notes payable – related party	$-	$446,854
Note payable – financed asset – equipment	73,170	92,514
Finance lease obligations	659,959	979,700
2022 Convertible promissory note	-	219,755
2023 Convertible promissory note, net of debt discount of $927,793	5,639,628	-
Economic Injury Disaster Loan	505,402	519,758
Subtotal	6,878,159	2,258,581
Less: Current portion of notes payable, related party notes payable and finance lease obligations	(463,354)	(896,026)
Notes payable, related party notes payable and finance lease obligations, net of current portion	$6,414,805	$1,362,555

Notes Payable – Related Party

During the year ended December 31, 2019, the Company entered into a promissory note with the Company’s Chief Scientist to borrow $150,000. This note accrued interest at 4.00% per annum and had an original maturity date of October 31, 2024. On September 1, 2023, this loan was repaid in full including principal and accrued interest.

F-14

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

During the year ended December 31, 2021, the Company entered into a promissory note with the Company’s Chief Scientist to borrow $200,000. This note accrued interest at 3% compounding monthly and had an original maturity date of December 31, 2026. On September 1, 2023, this loan was repaid in full including principal and accrued interest.

On May 20, 2022, the Company entered into a promissory note agreement with the Company’s Chief Executive Officer to borrow $100,000. This note accrued interest at 10% per annum and the balance of outstanding principal and accrued interest was due to be paid in full within eighteen months from the date the funds were received by the Company. On September 1, 2023, this loan was repaid in full including principal and accrued interest.

On June 30, 2022, the Company entered into a promissory note agreement with the Company’s Chief Scientist to borrow $100,000. This note accrued interest at 3% compounding monthly, and the balance of outstanding principal and accrued interest was due to be paid in full by the maturity date of June 30, 2027. On September 1, 2023, this loan was repaid in full including principal and accrued interest.

Note Payable – Financed Asset – Equipment, net of Deferred Financing Costs

The Company financed the 2020 acquisition of certain research equipment with a third-party note. This note originally allowed the Company to borrow up to a balance of $130,975, to be delivered in installments as equipment installation milestones are met. The advance period ended on April 8, 2022, with the total amount financed $104,780. The notes bear an interest rate of 5.83% and a term of 5 years. Payments began on May 8, 2022. The loan obligation totaled approximately $73,000 and $93,000 as of December 31, 2023 and December 31, 2022, respectively.

Finance Lease Obligations

The Company currently has finance lease obligations for research equipment with interest rates between 6.20% and 9.70%, per annum. Monthly payments range from $252 to $7,860. All leases have a term between three and nine years. The finance leases obligations totaled approximately $660,000 and $980,000 as of December 31, 2023 and December 31, 2022, respectively. All finance lease obligations are guaranteed by Dr. James Hickman, the Company’s Chief Scientist and majority shareholder.

2023 Convertible Promissory Note Payable

On September 8, 2023, the Company entered a convertible promissory note purchase agreement (the “Convertible Note Payable”) to a non-related party in the aggregate amount of £5,000,000 Pound Sterling (approximately $6,309,000). The Convertible Note Payable bears interest at a non-compounded base rate of the Bank of England (to be updated on the first business day of each fiscal quarter) plus 8% per annum, such total interest rate not to exceed of 15% per annum. The interest rate in effect on December 31, 2023 was 13%. The Convertible Note Payable principal and interest is due and payable on September 8, 2025 unless otherwise converted on or prior to maturity.

The Convertible Note Payable is automatically convertible into the Company’s preferred stock upon the Company’s issuing and selling shares of its preferred stock for aggregate gross proceeds of at least $15,000,000 and the number of shares of preferred stock to be issued upon such conversion shall equal the lesser of (i) 85% of the per share price paid by the investors or (ii) the price equal to the quotient obtained by dividing the amount of pounds equal to one hundred million U.S. dollars calculated by applying the average spot exchange rate published by the Bank of England on September 4, 2023, divided by the aggregate number of outstanding shares of the Company’s common stock as of immediately prior to the equity financing. The Convertible Note Payable is automatically convertible into the Company’s common stock upon an IPO at a conversion price equal to the quotient obtained by dividing the amount of Pound Sterling to one hundred million U.S. dollars calculated by applying the average spot exchange rate published by the Bank of England on September 4, 2023 divided by the aggregate number of outstanding shares of the Company’s common stock as of immediately prior to the IPO. In the event of no equity financing or IPO has occurred prior to maturity, the accrued interest and principal shall be paid in cash or Common Stock (such number of shares reflecting a fifteen percent (15%) discount of the opening price per share of Common Stock) at the option of the holder.

F-15

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

The Company determined that the feature providing for conversion into shares sold in the next financing at a stated discount, and the ability for holders to redeem their notes at a substantial premium, represented an embedded derivative requiring separate accounting recognition in accordance with subtopic ASC 815-15. The fair value on the date of issuance was recorded as bifurcated embedded derivatives on convertible notes, with an offset to the discount on the convertible note payable. The most significant assumption impacting the fair value of the derivative liability was the probability that a Qualified Financing event will occur prior to maturity, which was determined to be 100% at inception and as of December 31, 2023. The fair value was determined by calculating the maximum benefit the holder will receive upon a Qualified Financing of $1,113,000. The Company treated the derivative liability as a debt discount and is amortizing the fair value on a straight-line basis over the life of the Convertible Note Payable and is recognizing the amortized amount as interest expense in the accompanying statement of operations. The Company amortized $258,421 for the year ended December 31, 2023.

2022 Convertible Promissory Note

On March 28, 2022, the Company issued a $200,000 convertible promissory note (the “Convertible Note”) to a third party (the “Holder”) in exchange for $200,000. The Convertible Note bears interest at 12% per annum. All unpaid principal and accrued interest under the Convertible Note were due and payable six (6) months from the date of issuance, which was originally September 28, 2022. During the year ended December 31, 2022, per agreement between the Company and the Holder, the maturity date of the convertible promissory note was extended to the date in which the Company completes its initial public offering. In the event that the Company issues and sells shares of its common stock, par value $0.0001 per share, to the public in a firm-commitment underwritten public offering, resulting in at least $5,000,000 of aggregate proceeds, net of the underwriting discount and commissions, to the Company (a “Qualified Initial Public Offering”), then at the closing of such Qualified Initial Public Offering, the Holder may elect that either: (i) the Company will pay Holder an amount equal to the sum of (a) all accrued and unpaid interest due on this Convertible Note and (b) the outstanding principal balance of this Convertible Note; or (ii) this Convertible Note will convert into that number of shares of common stock equal to the quotient obtained by dividing the outstanding principal balance and unpaid accrued interest under this Note as of the date of the closing of the Qualified Initial Public Offering by the public offering price per share in the Qualified Initial Public Offering multiplied by seventy percent (70%). On December 31, 2023, this loan was repaid in full including principal and accrued interest.

Economic Injury Disaster Loan

Entities negatively impacted by the coronavirus (“COVID-19”) pandemic were eligible to apply for loans sponsored by the United States Small Business Administration (“SBA”) Economic Injury Disaster Loan (“EIDL Loan”) program. On July 17, 2020, the Company received cash proceeds of $150,000 under this program. The proceeds can be used to fund payroll, healthcare benefits, rent and other qualifying expenses, and the loan is not subject to a loan forgiveness provision. The standard EIDL Loan repayment terms include interest accruing at 3.75% per annum effective July 17, 2020; the payment schedule contains a one-year deferral period on initial principal and interest payments; the loan term is thirty years; and there is no prepayment penalty or fees. The Company pledged all assets of the Company as collateral for the loan. On July 22, 2021, the EIDL Loan amount was increased to $500,000. Installment payments increased to $2,526. There were no additional amendments to the EIDL Loan. As of December 31, 2023 and December 31, 2022, the amounts outstanding totaled approximately $505,000 and $520,000, respectively, and is classified as part of notes payable and finance lease obligations – current portion and net of current portion on the balance sheets. On January 6, 2021, the SBA announced a one-year extension of the deferral period for loans that commenced in 2020 delaying payments of principal and interest to July 2022. As of December 31, 2023 and December 31, 2022, accrued interest on this note was approximately $5,000 and $20,000, respectively, and is included in notes payable.

QuickBooks Loan

On May 23, 2023, the Company entered into a business loan agreement with an unrelated party to borrow $100,000. Interest accrued at 16% annually and had an original term of 24 months. The principal and accrued interest on this note were repaid in full on September 1, 2023.

F-16

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

Annual maturities of the notes payable, financed assets, related party note payable and finance lease obligations are as follows:

For the year ending December 31,	Amount
2024	$463,354
2025	5,881,867
2026	44,055
2027	33,242
2028	13,444
Thereafter	442,197
Total	$6,878,159

Interest expense for the years ended December 31, 2023 and 2022 was approximately $587,000 and $153,000, respectively.

Note 9 – Grant Revenue

Grant revenue by source, for the years ended December 31, 2023 and 2022:

	For the Years Ended
	December 31, 2023	December 31, 2022
Grant Revenue
National Institute of Health (“NIH”)	$2,467,875	$3,380,159
University of Central Florida (“UCF”)	315,324	506,434
National Center for Advancing Translational Sciences	-	31,345
Total Grant Revenue	2,783,199	3,917,938

National Institute of Health Grants

During the years ended December 31, 2023 and 2022, the Company received grants from the NIH for research and development activities performed over a predetermined period of time. Once a grant has been awarded, the Company receives the right to receive funds for the grant on a cost reimbursement basis. Under the terms of these research grants, the Company is responsible for performing research and development activities but is under no obligation to achieve any identified results or conclusions. The Company has six active grants as of December 31, 2023 and had six active grants as of December 31, 2022 with durations for the remaining active grants extending to July 31, 2024. During the years ended December 31, 2023 and 2022, the Company recognized approximately $2,468,000 and $3,380,000 respectively, as revenue in relation to the grants received from NIH. The Company had receivables of approximately $100,000 and $235,000 and deferred revenue of approximately $7,000 and $244,000 for these grants on December 31, 2023 and December 31, 2022, respectively. Total research and development costs incurred under the NIH agreements during the years ended December 31, 2023 and 2022 was approximately $1,629,000 and $2,155,000. These costs were included in cost of revenues in the statements of operations. As of December 31, 2023, the Company has received approximately $23.2 million in funding from Small Business Innovation Research (SBIR) grants from the NIH, with approximately an additional $1.9 million available for use through 2024, subject to availability of funds and satisfactory progress of each project as determined by the NIH.

Each of the grants awarded to the Company relates to agreed-upon direct and indirect costs for specific research and development activities, which may include personnel, consulting, third party CROs, and administrative costs. The Company has the right to draw funds under the grant on a cost reimbursement basis up to a maximum amount of each specific grant award. The Company is under no obligation to achieve any specific results or conclusions other than to file annual progress reports. Only costs that are allowable under the grant award, certain government regulations, and the NIH’s supplemental policy and procedure manual may be claimed for reimbursement. The grants are subject to routine audits from governmental agencies from time to time. While these NIH grants do not contain payback provisions, the NIH or another government agency may review the Company’s performance, cost structures and compliance with applicable laws, regulations, policies, standards and the terms and conditions of the applicable NIH grant. If any of the Company’s expenditures are found to be unallowable or if the Company has otherwise violated the terms of any NIH grant, the expenditures may not be reimbursed, or the Company may be required to repay funds already disbursed. To date, the Company has not been found to have breached the terms of any NIH grant and has successfully passed NIH audits for the years 2017-2022 with no adverse findings.

F-17

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 10 – Stockholders’ Equity

Preferred Stock

The Company has been authorized to issue 10,000,000 shares of $0.0001 par value Preferred Stock. As of December 31, 2023 and December 31, 2022, no preferred shares have been issued.

Common Stock

Since its inception the Company has issued 8,558,115 shares of common stock to the four co-founders. Of those shares, 1,768,783 were issued for cash consideration of approximately $778,000 at a valuation of $0.44 per share. See Note 14 – Related Party Transactions for more information.

The Company issued 281,250 shares to UCF as consideration for a patent license agreement executed in October 2015 and amended in December 2017.

Since its inception, 619,220 shares have been issued to employees, officers, directors, and consultants of the Company under the Company’s Equity Incentive Plan.

Note 11 – Stock-based Compensation

Equity Incentive Plan

The Company’s Equity Incentive Plan (“the Plan”) allows us to make grants of stock options, restricted stock and other stock-based awards to employees, including our officers, directors and consultants of the Company. The Plan originally provided for the aggregate issuance of 1,000,000 shares of our common stock. In 2022 the aggregate number of shares of common stock was increased to 2,000,000. The Company has granted restricted stock (“RS”) under the Plan that have vesting schedules of either one, two, three or five years. A two-year vesting schedule is 50% vesting after one year and 50% vesting after the second year. A three-year vesting schedule has 40% vesting after one year and 30% vesting yearly after that. A five-year vesting schedule is 40% after two years and 20% vesting yearly after that. As of December 31, 2023, the Company had 1,253,280 shares available for future issuance under the plan. RS awards cannot be settled for cash.

Activity in our RS during the years ended December 31, 2023 and 2022 are presented below:

	Restricted Stock Awards	Weighted-Average Grant Date Fair Value	Weighted Average Vesting Period
Unvested Balance, December 31, 2021	356,200	$0.35	2.22
Granted during the period	480,600	0.19	3.85
Vested during the period	(96,120)	0.34	-
Terminated/Expired during the period	(108,100)	0.35	-
Unvested Balance, December 31, 2022	632,580	$0.23	3.30
Granted during the period	352,200	1.36	3.15
Vested during the period	(245,000)	0.24	-
Terminated/Expired during the period	(76,580)	0.43	-
Unvested Balance, December 31, 2023	663,200	$0.81	2.74

Stock-based compensation expense for employees amounted to approximately $118,000 and $43,000 for the years ended December 31, 2023 and 2022, respectively.

No tax benefits were attributed to the stock-based compensation expense was recognized because a valuation allowance was maintained for all net deferred tax assets relating to this expense.

F-18

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2023, there was approximately $463,000 of unrecognized compensation expense related to non-vested RS awards, which is to be recognized over the remaining weighted average vesting period of 2.74 years.

Note 12 - Commitments and Contingencies

UCF - License Agreement

On October 6, 2015, the Company entered into an exclusive license agreement and equity agreement with UCF for the use of certain patent rights developed by the Company’s Chief Scientist while employed at UCF. The Company recorded the value of the equity shares issued to obtain this license agreement as an intangible asset. The Company may be required to issue UCF up to 5% of the Company’s outstanding equity. 2.5% equity interest was issued immediately per these agreements. Additionally, UCF receives royalties of the greater of $2,000 per year or 1.5% of the first $10 million net sales. The license agreement extends up to the expiration of the last to expire Licensed Patents under the agreement. On October 30, 2016, per the signed amendment of the license agreement, UCF was issued an additional 0.31% of equity for the exercised options of additional patents.

Note 13 – Income Taxes

There was no income tax expense reflected in the results of operations for the years ended December 31, 2023 and 2022 because the Company carried forward net losses for tax purposes.

As of December 31, 2023, the Company had federal net operating loss carry forwards of $4,378,000 and state net operating loss carry forwards of $3,119,000 which may be used to offset future taxable income. Approximately $326,000 of federal and $245,000 of state NOL’s will begin to expire in 2036, while $4,051,000 of federal NOL’s and $2,875,000 of state NOL’s will not expire but may be limited to 80% of taxable income.

The tax effects of temporary differences which give rise to deferred tax assets (liabilities) are summarized as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets / (liabilities)
Net operating loss carryforward	$1,054,835	$618,418
Stock-based compensation	55,580	25,727
Operating lease assets	18,081	17,752
Capitalize research and development costs	1,449	-
Accrual to cash conversion	(91,532)	99,380
Depreciation and amortization	(149,043)	(275,358)
Net deferred tax assets before valuation allowance	889,369	485,919
Valuation allowance	(889,369)	(485,919)
	$-	$-

For the year ended December 31, 2023, the net increase in valuation allowance was $403,000.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.

F-19

HESPEROS, INC.

NOTES TO FINANCIAL STATEMENTS

Reconciliation of the statutory federal income tax to the Company’s effective tax:

	December 31, 2023	December 31, 2022
	(%)	(%)
Statutory federal tax rate	21.00	21.00
State tax, net of federal benefit	2.49	4.74
Forgiveness of PPP loan	-	2.45
State tax rate change	-	(0.43)
NOL adjustment	(3.41)	-
Other	0.04	(0.19)
Valuation allowance	(20.11)	(27.57)

Provision for income taxes	-	-

Internal Revenue Code Section 382 limits the ability to utilize net operating losses if a 50% change in ownership occurs over a three-year period. Such limitation of the net operating losses may have occurred, but we have not analyzed it at this time as the deferred tax asset is fully reserved.

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations. As of December 31, 2023, the Company had no unrecognized tax benefits. There were no changes in the Company’s unrecognized tax benefits during the year ended December 31, 2023. The Company did not recognize any interest or penalties during 2023 related to unrecognized tax benefits.

Tax years 2020 through 2023 remain open to examination for federal income tax purposes and by other major taxing jurisdictions to which the Company is subject.

Note 14 – Related Party Transactions

As of December 31, 2023, Dr. James Hickman, Chief Scientist of the Company, owned approximately 82.7% or 7,820,000 shares of the common stock of the Company.

As of December 31, 2023, Dr. Michael Shuler, President of the Company, owned approximately 3.6% or 340,000 shares of the common stock of the Company.

As of December 31, 2023, the Company has no outstanding notes with Dr. James Hickman, Chief Scientist, and the Company’s Chief Executive Officer. See Note 8.

Dr. Hickman is also a professor at the Nanoscience Technology Center at UCF, and Dr. Shuler is a professor at Meinig School of Biomedical Engineering at Cornell. UCF owns 281,250 of the Company’s common stock, received in exchange for a number of patent licensing rights granted by the University of Central Florida for Dr. Hickman’s inventions. Additionally, the Company has several sub-contracts with UCF, as well as Cornell, for research and developments services provided by such universities to fulfill the Company’s obligations under the NIH grants. During the years ended December 31, 2023 and 2022, the Company incurred expenses of approximately $615,000 and $691,000, respectively, with regards to subcontracts from UCF. These expenses are included in cost of revenues on the statements of operations. During the years ended December 31, 2023 and 2022 the Company incurred operating expenses from UCF of approximately $39,000 and $98,000, respectively. These costs are included in general and administrative expenses on the statements of operations. As of December 31, 2023 and December 31, 2022, the Company owed UCF approximately $39,000 and $152,000, respectively. These payables are included in accounts payable – related parties.

Note 15 – Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were available to be issued, to ensure that this report includes appropriate disclosure of events both recognized in the financial statements and events which have occurred but were not recognized in the financial statements. Except as disclosed elsewhere, Management has concluded that no subsequent events have occurred that require financial statement adjustment or disclosure.

F-20

HESPEROS, INC.

CONDENSED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

(UNAUDITED)

F-21

HESPEROS, INC.

INDEX TO FINANCIAL STATEMENTS

F-22

HESPEROS, INC.

CONDENSED BALANCE SHEETS

	(Unaudited) March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$2,974,468	$3,685,249
Accounts and grants receivable, including unbilled receivables	548,232	426,689
Prepaid expenses and other current assets	1,623,613	1,456,440
Total current assets	5,146,313	5,568,378

Property and equipment, net	1,310,226	1,114,786
Intangible assets, net	71,235	72,794
Operating right-of-use asset, net	884,980	935,513
Other assets	196,441	226,120
Total Assets	$7,609,195	$7,917,591

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$333,484	$423,718
Accounts payable - deferred IPO costs	581,907	563,157
Accounts payable - related party	51,946	38,527
Payroll liabilities and other current liabilities	61,674	61,482
Operating lease liability – current portion	215,414	210,874
Notes payable and finance lease obligations – current portion	465,122	463,354
Deferred revenue	842,510	459,196
Total current liabilities	2,552,057	2,220,308
Notes payable and finance lease obligations – net of current portion	656,966	775,177
Convertible note payable, net	5,987,783	5,639,628
Derivative liability	1,113,353	1,113,353
Operating lease liability – net of current portion	741,353	796,377
Total liabilities	11,051,512	10,544,843

Commitments and contingencies

Stockholders’ deficit:
Preferred stock - par value $.0001 - 10,000,000 shares authorized, no shares issued and outstanding as of March 31, 2024 and December 31, 2023	-	-
Common stock - par value $.0001 - 40,000,000 shares authorized, 9,475,185 and 9,458,585 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	947	945
Additional paid-in capital	1,230,779	1,186,514
Accumulated deficit	(4,674,043)	(3,814,711)
Total stockholders’ deficit	(3,442,317)	(2,627,252)

Total liabilities and stockholders’ deficit	$7,609,195	$7,917,591

The accompanying notes are an integral part of these condensed interim financial statements.

F-23

HESPEROS, INC.

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

(UNAUDITED)

	March 31, 2024	March 31, 2023
Revenues
Grant revenue	$631,238	$840,634
Commercial revenue	525,484	827,657
Total revenues	1,156,722	1,668,291

Cost of revenue - grant (including related party costs of $85,119 and $178,575, respectively)	471,160	575,664
Cost of revenue - commercial	400,850	565,171
Cost of revenues	872,010	1,140,835

Gross profit	284,712	527,456

Operating expenses
General and administrative (including related party costs of $100,350 and $13,552, respectively)	807,709	549,515
Total operating expenses	807,709	549,515

Loss from operations	(522,997)	(22,059)

Other income (expense)
Interest expense (including related party costs of $0 and $11,940, respectively)	(366,373)	(45,629)
Other income	30,038	6
Total other expense, net	(336,335)	(45,623)

Net loss	$(859,332)	$(67,682)

Loss per common share:
Basic and diluted	$(0.09)	$(0.01)

Weighted average common shares outstanding:
Basic and diluted	9,470,706	9,221,375

The accompanying notes are an integral part of these condensed interim financial statements.

F-24

HESPEROS, INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(UNAUDITED)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2023	9,458,585	$945	$1,186,514	$(3,814,711)	$(2,627,252)
Stock-based compensation	-	-	44,267	-	44,267
Restricted stock awards issued to common stock	16,600	2	(2)	-	-
Net loss	-	-	-	(859,332)	(859,332)
Balance as of March 31, 2024	9,475,185	$947	$1,230,779	$(4,674,043)	$(3,442,317)

Balance as of December 31, 2022	9,213,585	921	1,068,751	(1,808,764)	(739,092)
Stock-based compensation	-	-	12,460	-	12,460
Restricted stock awards issued to common stock	17,100	2	(2)	-	-
Net loss	-	-	-	(67,682)	(67,682)
Balance as of March 31, 2023	9,213,585	$923	$1,081,209	$(1,876,446)	$(794,314)

The accompanying notes are an integral part of these condensed interim financial statements.

F-25

HESPEROS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED

(UNAUDITED)

	March 31, 2024	March 31, 2023
Cash flows from operating activities
Net loss	$(859,332)	$(67,682)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	139,170	-
Depreciation and amortization	132,305	130,518
Noncash interest paid in kind	208,986	-
Stock-based compensation – restricted stock	44,267	12,460
Non-cash lease expense	49	1,865
Changes in operating assets and liabilities:
Accounts and grants receivable, including unbilled receivables	(121,543)	191,087
Prepaid expenses and other current assets	(167,173)	(49,566)
Other assets	29,679	-
Accounts payable	(153,199)	157,037
Accounts payable - related party	13,419	34,416
Deferred revenue	383,314	(372,390)
Payroll liabilities and other current liabilities	367	(44,507)
Net cash used in operating activities	(349,691)	(6,762)

Cash flows from investing activities
Acquisition of property and equipment	-	(1,723)
Construction-in-progress	(174,346)	-
Net cash used in investing activities	(174,346)	(1,723)

Cash flows from financing activities

Payments of deferred IPO Costs	(70,126)	(68,310)
Repayments of notes payable	(7,855)	(6,180)
Repayments of related party notes payable	-	(13,702)
Repayments of finance lease obligations	(108,763)	(107,311)
Net cash used in financing activities	(186,744)	(195,503)

Net change in cash and cash equivalents	(710,781)	(203,988)
Cash and cash equivalents - beginning of period	3,685,249	291,341
Cash and cash equivalents - end of period	$2,974,468	$87,353

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$15,822	$33,689
Deferred offering costs	$88,876	$656,678
Finance lease obligations	$-	$117,873
Construction-in-progress additions included in accounts payable	$151,841	$-

The accompanying notes are an integral part of these condensed interim financial statements.

F-26

HESPEROS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 – Nature of Business, Basis of Presentation, and Liquidity

Nature of Operations – Hesperos, Inc. (“the Company”), operating as a Contract Research Organization (“CRO”), provides safety and efficacy testing of chemical compounds for the pharmaceutical, cosmetic, and food industries for drug discovery and development using its Human-on-a-Chip® multi-organ, micro physiological system. The Company was first organized as a limited liability company in 2000 under the general laws of the State of Delaware and was incorporated as a Delaware corporation in 2015.

Basis of presentation – The accompanying unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and the related notes thereto for the years ended December 31, 2023 and 2022. Furthermore, the Company’s significant accounting policies are disclosed in the audited financial statements for the years ended December 31, 2023 and 2022. Since the date of those audited consolidated financial statements, there have been no changes to the Company’s significant accounting policies, except as noted below.

The accompanying unaudited condensed financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

In the opinion of management, the accompanying unaudited condensed financial statements for the periods presented reflect all adjustments, consisting of only normal recurring adjustments, necessary to fairly present the Company’s financial position, results of operations, and cash flows. The December 31, 2023 condensed balance sheet was derived from audited financial statements, but does not include all GAAP disclosures. The unaudited condensed financial statements for the interim periods are not necessarily indicative of results for the full year.

Liquidity – During the three months ended March 31, 2024, the Company experienced a net loss of approximately $859,000, of which approximately $525,000 represented non-cash expenses resulting in an accumulated deficit of approximately $4,674,000 as of March 31, 2024. The Company used approximately $350,000 of net cash in our operating activities during the three months ended March 31, 2024. On March 31, 2024, the Company had working capital surplus of approximately $2,594,000. Based on management’s current plans, we believe our cash balance, contract backlog and access to funds is adequate to meet the operating needs of the Company for at least the next twelve months from the date these financial statements were available to be issued. The Company’s ability to execute the longer-term operating plans is dependent on our ability to raise additional capital, expand research and commercialization efforts, obtain regulatory approvals, and ultimately the market acceptance of the Company’s services. There can be no assurance that the Company will obtain the necessary funding when needed or obtain market acceptance of our products in the future.

Note 2 – Summary of Significant Accounting Policies

Cash and Cash Equivalents – Cash and cash equivalents include cash on hand and money market funds. The Company considers all highly liquid investments with a maturity at the date of purchase of three months or less to be cash equivalents.

Use of Estimates – In preparing the Company’s financial statements and related disclosures in conformity with U.S. GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission (SEC), management makes estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, management evaluates the estimates used, including but not limited to those related to revenue recognition, allowance for credit losses, valuation of intangible assets acquired, impairment of long-lived assets, valuation of stock-based compensation awards, and the recoverability of deferred tax assets. These estimates and assumptions are continuously evaluated and are based on management’s experience and knowledge of the relevant facts and circumstances. While management believes the estimates to be reasonable, actual results could differ materially from those estimates and could impact future results of operations and cash flows.

F-27

HESPEROS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Accounts and grants receivable, including unbilled receivables – The Company records an allowance for credit losses for its financial instruments, which are mainly accounts and grants receivable. Estimating credit losses involves management judgment based on historical data, current conditions, and future expectations. Factors considered include past loss patterns, aging of accounts, customer concentrations, creditworthiness, and economic conditions affecting customers. The Company uses its historical loss rates to predict future losses on assets with similar characteristics. Additionally, specific allowances are made for receivables when it’s likely they won’t be collected, and the loss can be reasonably estimated. There was no allowance for credit losses at March 31, 2024 or December 31, 2023.

Property and Equipment – Property is stated at cost, less accumulated depreciation. Costs of renewals and improvements that extend the useful lives of the assets are capitalized. Expenditures for maintenance and routine repairs are charged to expense as incurred. Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets, which generally range from 3 to 5 years. The Company amortizes leasehold improvements over the shorter of the estimated useful life of the asset or the term of the related lease. Upon retirement or disposition of assets, the costs and related accumulated depreciation are removed from the accounts with the resulting net gain or loss, if any, reflected in the statements of operations.

Construction-in-progress is related to the construction or development of leasehold improvements and equipment that has not yet been placed in service for our intended use. Construction-in-progress represents capital expenditures for direct costs of construction or acquisition and design fees incurred, and the interest expenses directly related to the construction. Capitalization of these costs ceases, and the construction-in-progress is transferred to the appropriate category of property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed, at which point depreciation commences.

Intangible Assets – Finite-lived intangible assets are initially recorded at their fair value and amortized over their estimated useful lives, on a straight-line basis over 20 years. The Company’s definite live intangible assets consist of acquired rights and patents. Intangible assets with definite lives are reviewed for impairment if indicators arise. The Company does not have any intangible assets with indefinite useful lives.

Leases – The Company recognizes leases in accordance with FASB ASC Topic 842, “Leases” ASC 842” or “ASC 2016-12”). This standard provides enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet for most operating leases.

The Company is the lessee in a contract when the Company obtains the right to use an asset. The Company currently leases office space for its operating facility under a non-cancelable operating lease agreement. When applicable, consideration in a contract is allocated between lease and non-lease components. Lease payments are discounted using the implicit discount rate in the lease. If the implicit discount rate for the lease cannot be readily determined, the Company uses an estimate of its incremental borrowing rate. Assets obtained under finance leases are included in property and equipment and related lease liabilities are included in notes payable and finance lease obligations on the balance sheets. Depreciation of assets under finance leases is recorded in cost of revenues and an implied interest component is recorded in interest expense. Assets obtained under operating leases are included in the line-item right-of-use assets, and the related operating lease liability is included in operating lease liability – current portion, and operating lease liability – net of current portion in the balance sheets. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and the lease liability represents the Company’s obligations to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the balance sheets and are expensed on a straight-line basis over the lease term in the statement of operations. The Company determines a lease’s term by agreements with the lessor and includes lease extension options and variable lease payments when options and/or variable payments are reasonably certain of being exercised and paid.

Deferred Initial Public Offering Costs – The Company has incurred certain costs in connection with its anticipated initial public offering (“IPO”). The Company capitalizes such deferred costs, which consist of incremental legal, professional, and other third-party fees directly attributable to the IPO in compliance with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5.A, Expenses of Offering. The deferred IPO costs will be offset against IPO proceeds upon consummation of an offering. Should the planned IPO be abandoned, the deferred IPO costs will be expensed immediately as a charge to operating expenses in the statements of operations. As of March 31, 2024, and December 31, 2023, deferred IPO costs were approximately $1,378,000 and $1,287,000, respectively, and were included within prepaid expenses and other current assets in the balance sheets.

F-28

HESPEROS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Prepaid expenses and other current assets are as follows:

	March 31, 2024	December 31, 2023
Employee Receivables	$3,341	$15,836
Prepaid Laboratory Supplies	179,474	153,332
Other Prepaids	62,500	-
Deferred IPO Costs	1,378,298	1,287,272
Total prepaid expenses and other current assets	$1,623,613	$1,456,440

Impairment of Long-Lived Assets – The Company evaluates long-lived assets for impairment, including property and equipment and intangible assets, when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. Upon the occurrence of a triggering event, the asset is reviewed to assess whether the estimated undiscounted cash flows expected from the use of the asset plus the residual value from the ultimate disposal exceeds the carrying value of the asset. If the carrying value exceeds the estimated recoverable amounts, the asset is written down to the estimated fair value. Any resulting impairment loss would be reflected in the statements of operations. There was no impairment of long-lived assets during the three months ended March 31, 2024, and 2023.

Deferred Revenue –The Company receives funds for research services being conducted by the Company that do not require the meeting of milestones for payment. The funds were received from customers noted below and are cost reimbursable for the National Center for Advancing Translational Sciences Grants. The unearned portion of these funds, which will be recognized as revenue in future periods, has been presented as deferred revenue in the accompanying balance sheets.

Deferred revenue is as follows:

	March 31, 2024	December 31, 2023
Deferred revenue from commercial customers	$835,230	$451,916
National Institute of Health	7,280	7,280
Total Deferred Revenue	$842,510	$459,196

Revenue Recognition – The Company recognizes revenue in accordance with FASB, ASC Topic 606 (“ASC 606”), Revenue from Contracts with Customers, which establishes a single and comprehensive framework on how much revenue is to be recognized, and when. The core principle is that the Company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Revenue will be recognized by the Company when control over goods or services is transferred to the customer. The application of the core principle in ASC 606 is carried out in five steps: Step 1 – Identify the contract with a customer: a contract is defined as an agreement (including oral and implied), between two or more parties, that creates enforceable rights and obligations and sets out the criteria for each of those rights and obligations. The contract needs to have commercial substance and it is probable that the entity will collect the consideration to which it will be entitled. Step 2 – Identify the performance obligations in the contract: a performance obligation in a contract is a promise (including implicit) to transfer a good or service to the customer. Each performance obligation should be capable of being distinct and is separately identifiable in the contract. Step 3 – Determine the transaction price: transaction price is the amount of consideration that the entity can be entitled to, in exchange for transferring the promised goods and services to a customer, excluding amounts collected on behalf of third parties. Step 4 – Allocate the transaction price to the performance obligations in the contract: for a contract that has more than one performance obligation, the entity will allocate the transaction price to each performance obligation separately, in exchange for satisfying each performance obligation. The acceptable methods of allocating the transaction price include adjusted market assessment approach, expected cost plus a margin approach, and the residual approach in limited circumstances. Discounts given should be allocated proportionately to all performance obligations unless certain criteria are met and reallocation of changes in standalone selling prices after inception is not permitted. Step 5 – Recognize revenue as and when the entity satisfies a performance obligation: the entity should recognize revenue at a point in time, except if it meets any of the three criteria, which will require recognition of revenue over time: the Company’s performance creates or enhances an asset controlled by the customer, the customer simultaneously receives and consumes the benefit of the entity’s performance as the entity performs, and the entity does not create an asset that has an alternative use to the entity and the entity has the right to be paid for performance to date.

F-29

HESPEROS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company currently generates revenue primarily from government grants and commercial contracts. Government grants are agreements that provide the Company with payments for certain types of expenditures in return for research and development activities over a contractually defined period. The Company recognizes revenue when performance obligations related to respective revenue streams are met. For grant revenue, the Company considers the performance obligation met when the grant-related expenses are incurred, or supplies and materials are received, provided that the applicable conditions under the government grants have been met. Revenues and related expenses are presented gross in the statements of operations as the Company determined that it is the primary obligor under the arrangements relative to the research and development services performed by the Company as lead technical expert. These revenues are not viewed as “incidental” or “peripheral.” Grant revenues for the three months ended March 31, 2024 and 2023 were for research and development related activities that provide for payments for reimbursed costs, which may include overhead and general and administrative costs as well as a related profit margin (See Note 9). For commercial revenue from contract research services, the Company recognizes revenue over time as the Company does not create an asset that has an alternative use to the Company and the Company has the right to be paid for performance to date. Costs of the commercial contract’s revenue are recorded as cost of revenues in the Company’s statements of operations.

Cost of Revenues – The Company records cost of revenues based on expenses directly related to revenues. For all agreements, the Company is contractually obligated to perform research and development activities to satisfy its performance obligations. Cost of revenues for the three months ended March 31, 2024 and 2023 include contractual research and development expenses, consisting primarily of personnel, laboratory supplies, consulting, third party research and development, and overhead costs.

During the three months ended March 31, 2024 and 2023, the Company incurred approximately $872,000 and $1,141,000 of contractual research and development expenses, respectively for its development contracts.

Concentrations of Credit Risk – Financial instruments which potentially subject the Company to credit risks consist primarily of cash and cash equivalents, and accounts and grants receivable including unbilled receivables (See Note 3). Cash and cash equivalents are held in United States financial institutions. At times such amounts may exceed federally insured limits.

Fair Value Measurements – The Company classifies and discloses assets and liabilities measured at fair value on a recurring basis, as well as fair value measurements of assets and liabilities measured on a nonrecurring basis in periods subsequent to initial measurement, in a three-tier fair value hierarchy as described below. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs that may be used to measure fair value are as follows:

Level 1—Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

F-30

HESPEROS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Our 2023 embedded derivative and beneficial conversion feature are reported at fair value determined using Level 3 inputs (See Note 8). We do not have any non-financial assets or liabilities that should be recognized or disclosed at fair value on a recurring basis at March 31, 2024 or December 31, 2023.

Convertible Note payable – The Company accounts for convertible notes in accordance with ASC Topic 470-20, Debt with Conversion and Other Options. Convertible notes are classified as liabilities measured at amortized cost, net of debt discounts based on an allocation of proceeds.

Embedded Derivatives – Embedded Derivatives requires each contract that is not a derivative in its entirety be assessed to determine whether it contains embedded derivatives that are required to be bifurcated and accounted for as a derivative financial instrument. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if the combined instrument is not accounted for, in its entirety, at estimated fair value, with changes in estimated fair value recorded in earnings, the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and if the same terms on a separate instrument would qualify that instrument as a derivative instrument.

Beneficial Conversion Feature – If the amount allocated to the convertible notes results in an effective per share conversion price that is less than the fair value of the Company’s common stock on the commitment date, the intrinsic value of this beneficial conversion feature is recorded as a discount to the convertible notes, with a corresponding increase to additional paid in capital upon conversion. The beneficial conversion feature discount is equal to the difference between the effective conversion price and the fair value of the Company’s common stock at the commitment date, unless limited by the remaining proceeds allocated to the convertible notes.

Income Taxes – The Company accounts for income taxes in conformity with FASB ASC Topic 740 (“ASC 740”), Income Taxes. In accordance with ASC 740, deferred taxes are provided based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Deferred taxes are measured using the enacted tax rates expected to be applied when temporary differences are settled or realized. As of March 31, 2024 and December 31, 2023, the Company recorded a valuation allowance equal to the full recorded amount of our net deferred tax assets since it is more-likely-than-not that benefits from our deferred tax assets will not be realized. The valuation allowance is reviewed quarterly and is maintained until sufficient positive evidence exists to support its reversal.

The Company recognizes the impact of an uncertain tax position if the position will more likely than not be sustained upon examination by a taxing authority, based on the technical merits of the position. The Company did not have any material uncertain tax positions as of March 31, 2024, or December 31, 2023. The Company’s policy is to recognize interest and penalties accrued related to unrecognized benefits as a component of income tax expense (benefit). The Company did not recognize any interest or penalties during the three months ended March 31, 2024 and 2023.

Equity-based compensation – The Company measures compensation expense for stock awards in accordance with ASC 718, Compensation—Stock Compensation. Stock-based compensation is measured at the estimated fair value on the grant date and recognized as compensation expense over the requisite service period. Since the Company’s restricted stock does not trade on an active market, the value of the restricted stock is estimated on the fair market value of common stock at the time of grant based on an independent appraisal. Estimates of fair value are not intended to predict actual future events, or the value ultimately realized by those who receive these awards, and subsequent events are not indicative of the reasonableness of our original estimates of fair value.

The restricted stock awards granted have a vesting schedule of either one, two, three or five years. A two-year vesting schedule is 50% vesting after one year and 50% vesting after the second year. A three-year vesting schedule is 40% vesting after one year, and 30% vesting yearly after that. A five-year vesting schedule is 40% vesting after two years and 20% vesting yearly after that. The Company accounts for forfeitures in the period in which they occur, rather than estimate expected forfeitures.

Loss per Share – Basic net loss per share is calculated using the weighted average number of common shares outstanding during the periods. Diluted loss per share is calculated by dividing loss by the diluted weighted number of common shares outstanding. Since the Company has experienced a net loss for all periods presented, basic and diluted net loss per share are the same. As such, diluted loss per share for the three months ended March 31, 2024 and 2023, excludes the impact of potentially dilutive common shares related to outstanding unvested restricted stock.

The Company’s diluted net loss per share for the three months ended March 31, 2024 and 2023 excluded 627,400 and 596,680 of potentially dilutive common shares, respectively, related to unvested RSs, since those shares would have had an anti-dilutive effect on loss per share during the periods.

F-31

HESPEROS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Recently Issued Accounting Standards Recently Adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting – Improvements to Reportable Segment Disclosures (Topic 280). The amendments improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. The other segment items category is the difference between segment revenue less the segment expenses disclosed under the significant expense principle and each reported measure of segment profit and loss. The amendments are effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company adopted this new accounting standard during 2024. The adoption of this new accounting standard did not have a material impact on the Company’s financial statements.

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on our financial statements and disclosures.

Note 3 – Accounts and Grants Receivable, including Unbilled Receivables

Accounts and grants receivable, including unbilled services consisted of the following:

	March 31, 2024	December 31, 2023
National Institute of Health (“NIH”) – Grants	$183,176	$99,891
University of Central Florida (“UCF”) – Grants	66,411	58,308
Commercial customers	298,645	268,490
Total accounts and grants receivable	$548,232	$426,689

On March 31, 2024, three customers accounted for more than 10% each for a total of approximately 83% of the accounts and grants receivable balance, broken down as follows: 38% (one commercial customer), 33% (NIH), and 12% (UCF). On December 31, 2023, four customers accounted for more than 10% each for a total of approximately 96% of the accounts and grants receivable balance, broken down as follows: 59% (two commercial customers), 23% (NIH), and 14% (UCF).

During the three months ended March 31, 2024, three customers accounted for more than 10% of revenue each, the NIH accounted for 45%, UCF accounted for 10%, and a commercial customer accounted for 18%, for a total of 72%. During the three months ended March 31, 2023, four customers accounted for more than 10% of revenue each, the NIH accounted for 46%, and three commercial customers accounted for 40% for a total of 86%.

Note 4 – Property and Equipment, net

Property and equipment consisted of the following:

	March 31, 2024	December 31, 2023
Research and lab equipment	$584,805	$584,805
Computer equipment	24,693	24,693
Office furniture and fixtures	48,353	48,353
Leasehold improvements	573,929	573,929
Construction-in-progress	474,879	148,693
Finance lease equipment	2,027,894	2,027,894
Total	3,734,553	3,408,367
Less accumulated depreciation and amortization	(2,424,327)	(2,293,581)
Property and Equipment, net	$1,310,226	$1,114,786

F-32

HESPEROS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Depreciation expenses approximated $131,000 and $129,000 for the three months ended March 31, 2024 and 2023, respectively.

Assets held under financed lease obligations are depreciated over the shorter of their related lease terms or their estimated productive lives. Depreciation of assets under finance leases is included in depreciation expense for the three months ended March 31, 2024 and 2023. Accumulated depreciation on these assets was approximately $1,583,000 and $1,483,000 as of March 31, 2024 and December 31, 2023, respectively.

Note 5 – Intangible Assets, net

The Company has patent license agreements with UCF and Cornell. The UCF patent license agreement grants the Company exclusive rights to Dr. Hickman’s, the Company’s Chief Scientist, existing patents with options for any future patent rights. The patent rights were valued at $123,750 at the conception of the agreement in October 2015 and were exchanged for common stock of the Company. As of March 31, 2024 and December 31, 2023, UCF holds a 3.0% and 2.81% ownership interest in the Company, respectively. The agreement constitutes the majority of the intellectual property position of the Company while the non-exclusive patent license agreement with Cornell adds one additional patent. Additionally, the Company has three issued trademarks covering the Company’s name and its’ Human-on-a-Chip system. Costs related to the patent license agreement with Cornell and the Company’s trademarks were not material and were expensed as incurred.

Intangible assets consisted of the following:

	March 31, 2024	December 31, 2023
Intangible asset	$123,750	$123,750
Less accumulated amortization	(52,515)	(50,956)
Intangible assets, net	$71,235	$72,794

Amortization expense approximated $2,000 for the three months ended March 31, 2024 and 2023.

As of March 31, 2024, the estimated expected amortization expense related to the Company’s intangible assets for each year through the next five years is approximately $6,000.

Note 6 – Other Assets

Other assets consist of security deposits and a lease guarantee paid to the landlord in 2019 when the Company moved into the current office space. Starting in 2021 the lease guarantee is being repaid to the Company in annual installments of $75,000.

Other assets consisted of the following:

	March 31, 2024	December 31, 2023
Lease guarantee	$75,000	$150,000
Security deposit	82,730	72,740
Other	48,701	3,380
Other assets	$196,441	$226,120

Note 7 – Leases

The Company has operating and finance leases for leased lab and corporate office space and equipment leases. The Company leases certain machinery and equipment under finance leases with expiration dates ranging from June 15, 2023 through January 2026 and leases its lab and corporate office space under an operating lease which expires on February 1, 2028.

F-33

HESPEROS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Operating Lease of Lab and Corporate Office Space

ASU 2016-02 requires recognition in the statements of operations of a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. The standard requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease, initially measured at the present value of the lease payments. The Company’s operating lease consists of lab and office space. Operating lease expense for the three months ended March 31, 2024 and 2023 was approximately $63,000.

Right-of-use asset and lease liability for the operating lease consisted of the following:

	March 31, 2024	December 31, 2023
Operating right-of-use asset	$884,980	$935,513
Lease liability (current and long-term)	$(956,767)	$(1,007,251)

As of March 31, 2024 and December 31, 2023, the weighted average remaining lease term for the operating lease was 3.92 years and 4.17 years, respectively. The weighted average discount rate for the operating lease is 5.00% for the periods ended March 31, 2024 and 2023.

Future minimum payments under the operating lease as of March 31, 2024 are as follows:

Year ended December 31,	Operating Lease Obligations
2024 (remainder of year)	$193,624
2025	264,219
2026	272,136
2027	280,285
2028	47,171
Thereafter	-
Total undiscounted operating lease payments	1,057,435
Less: Imputed interest	(100,668)
Present value of operating lease liability	$956,767

See Note 8 for additional disclosures related to the Company’s finance leases.

Lease Costs

The Company’s total lease cost comprises costs that are included in the statement of operations, as well as costs capitalized as part of an item of property and equipment. The components of lease expense for the three months ended were as follows:

	March 31, 2024	March 31, 2023
Operating lease cost	$62,914	$62,914
Finance lease cost:
Depreciation of lease assets	108,763	107,122
Interest on lease liabilities	9,900	16,148
Total finance lease cost	118,663	123,270
Total lease cost	$181,576	$186,184

F-34

HESPEROS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 – Debt

Notes payable, related party notes payable and finance lease obligations consisted of the following:

	March 31, 2024	December 31, 2023
Note payable – financed asset – equipment	$68,164	$73,170
Finance lease obligations	551,378	659,959
2023 Convertible promissory note, net of debt discount of $788,623 and $927,793, respectively	5,987,783	5,639,628
Economic Injury Disaster Loan	502,546	505,402
Subtotal	7,109,871	6,878,159
Less: Current portion of notes payable, related party notes payable and finance lease obligations	(465,122)	(463,354)
Notes payable, related party notes payable and finance lease obligations, net of current portion	$6,644,749	$6,414,805

Notes Payable – Related Party

In 2019, the Company entered into a promissory note with the Company’s Chief Scientist borrowing $150,000. This note accrued interest at 4.00% per annum and had an original maturity date of October 31, 2024. On September 1, 2023, this loan was repaid in full including principal and accrued interest.

In2021, the Company entered into a promissory note with the Company’s Chief Scientist borrowing an additional $200,000. This note accrued interest at 3% compounding monthly and had an original maturity date of December 31, 2026. On September 1, 2023, this loan was repaid in full including principal and accrued interest.

In 2022, the Company entered into a promissory note agreement with the Company’s Chief Executive Officer borrowing $100,000. This note accrued interest at 10% per annum and the balance of outstanding principal and accrued interest was due to be paid in full within eighteen months from the date the funds were received by the Company. On September 1, 2023, this loan was repaid in full including principal and accrued interest.

In 2022, the Company entered into a promissory note agreement with the Company’s Chief Scientist borrowing an additional $100,000. This note accrued interest at 3% compounding monthly, and the balance of outstanding principal and accrued interest was due to be paid in full by the maturity date of June 30, 2027. On September 1, 2023, this loan was repaid in full including principal and accrued interest.

Note Payable – Financed Asset – Equipment, net of Deferred Financing Costs

In 2020 The Company financed the acquisition of certain research equipment with a third-party note. This note originally allowed the Company to borrow up to $130,975, to be delivered in installments as equipment installation milestones were met. The advance period ended on April 8, 2022 with the total amount financed being $104,780. The note bears an interest rate of 5.83% and has a term of 5 years. Payments began on May 8, 2022. The loan obligation totaled approximately $68,000 and $73,000 as of March 31, 2024 and December 31, 2023, respectively.

Finance Lease Obligations

The Company currently has finance lease obligations for research equipment with interest rates between 6.20% and 9.70%, per annum. Monthly payments range from $252 to $7,860. All leases have a term between three and nine years. The finance leases obligations totaled approximately $551,000 and $660,000 as of March 31, 2024 and December 31, 2023, respectively. Repayment of all finance lease obligations are guaranteed by Dr. James Hickman, the Company’s Chief Scientist and majority shareholder.

2023 Convertible Promissory Note Payable

On September 8, 2023, the Company entered a convertible promissory note purchase agreement (the “Convertible Note Payable”) to a non-related party in the aggregate amount of £5,000,000 Pound Sterling (approximately $6,309,000). The Convertible Note Payable bears interest at a non-compounded base rate of the Bank of England (to be updated on the first business day of each fiscal quarter) plus 8% per annum, such total interest rate not to exceed of 15% per annum. The interest rate in effect for both the three month period ended March 31, 2024 and year ended December 31, 2023 was 13.25%. The Convertible Note Payable principal and interest is due and payable on September 8, 2025 unless otherwise converted on or prior to maturity.

F-35

HESPEROS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Convertible Note Payable is automatically convertible into the Company’s preferred stock upon the Company’s issuing and selling shares of its preferred stock for aggregate gross proceeds of at least $15,000,000 and the number of shares of preferred stock to be issued upon such conversion shall equal the lesser of (i) 85% of the per share price paid by the investors or (ii) the price equal to the quotient obtained by dividing the amount of pounds equal to one hundred million U.S. dollars calculated by applying the average spot exchange rate published by the Bank of England on September 4, 2023, divided by the aggregate number of outstanding shares of the Company’s common stock as of immediately prior to the equity financing. The Convertible Note Payable is automatically convertible into the Company’s common stock upon an IPO at a conversion price equal to the quotient obtained by dividing the amount of Pound Sterling to one hundred million U.S. dollars calculated by applying the average spot exchange rate published by the Bank of England on September 4, 2023 divided by the aggregate number of outstanding shares of the Company’s common stock as of immediately prior to the IPO. In the event of no equity financing or IPO has occurred prior to maturity, the accrued interest and principal shall be paid in cash or Common Stock (such number of shares reflecting a fifteen percent (15%) discount of the opening price per share of Common Stock) at the option of the holder.

The Company determined that the feature providing for conversion into shares sold in the next financing at a stated discount, and the ability for holders to redeem their notes at a substantial premium, represented an embedded derivative requiring separate accounting recognition in accordance with subtopic ASC 815-15. The fair value on the date of issuance was recorded as bifurcated embedded derivatives on convertible notes, with an offset to the discount on the convertible note payable. The most significant assumption impacting the fair value of the derivative liability was the probability that a Qualified Financing event will occur prior to maturity, which was determined to be 100% at inception and as of March 31, 2024. The fair value was determined by calculating the maximum benefit the holder will receive upon a Qualified Financing of $1,113,000. The Company treated the derivative liability as a debt discount and is amortizing the fair value on a straight-line basis over the life of the Convertible Note Payable and is recognizing the amortized amount as interest expense in the accompanying statement of operations. The Company amortized approximately $139,000 for the three months ended March 31, 2024.

2022 Convertible Promissory Note

On March 28, 2022, the Company issued a $200,000 convertible promissory note (the “Convertible Note”) to a third party (the “Holder”) in exchange for $200,000. The Convertible Note bears interest at 12% per annum. All unpaid principal and accrued interest under the Convertible Note were due and payable six (6) months from the date of issuance, which was originally September 28, 2022. During the year ended December 31, 2022, per agreement between the Company and the Holder, the maturity date of the convertible promissory note was extended to the date in which the Company completes its initial public offering. In the event that the Company issues and sells shares of its common stock, par value $0.0001 per share, to the public in a firm-commitment underwritten public offering, resulting in at least $5,000,000 of aggregate proceeds, net of the underwriting discount and commissions, to the Company (a “Qualified Initial Public Offering”), then at the closing of such Qualified Initial Public Offering, the Holder may elect that either: (i) the Company will pay Holder an amount equal to the sum of (a) all accrued and unpaid interest due on this Convertible Note and (b) the outstanding principal balance of this Convertible Note; or (ii) this Convertible Note will convert into that number of shares of common stock equal to the quotient obtained by dividing the outstanding principal balance and unpaid accrued interest under this Note as of the date of the closing of the Qualified Initial Public Offering by the public offering price per share in the Qualified Initial Public Offering multiplied by seventy percent (70%). On December 31, 2023, this loan was repaid in full including principal and accrued interest.

Economic Injury Disaster Loan

Entities negatively impacted by the coronavirus (“COVID-19”) pandemic were eligible to apply for loans sponsored by the United States Small Business Administration (“SBA”) Economic Injury Disaster Loan (“EIDL Loan”) program. On July 17, 2020, the Company received cash proceeds of $150,000 under this program. The proceeds can be used to fund payroll, healthcare benefits, rent and other qualifying expenses, and the loan is not subject to a loan forgiveness provision. The standard EIDL Loan repayment terms include interest accruing at 3.75% per annum effective July 17, 2020; the payment schedule contains a one-year deferral period on initial principal and interest payments; the loan term is thirty years; and there is no prepayment penalty or fees. The Company pledged all assets of the Company as collateral for the loan. On July 22, 2021, the EIDL Loan amount was increased to $500,000. Installment payments increased to $2,526. As of March 31, 2024 and December 31, 2023, the amounts outstanding totaled approximately $503,000 and $505,000, respectively, and is classified as part of notes payable and finance lease obligations – current portion and net of current portion on the balance sheets. On January 6, 2021, the SBA announced a one-year extension of the deferral period for loans that commenced in 2020 delaying payments of principal and interest to July 2022. For the three months ended March 31, 2024 and 2023, accrued interest expense related to this note was approximately $5,000 and $5,000, respectively.

F-36

HESPEROS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

QuickBooks Loan

On May 23, 2023, the Company entered into a business loan agreement with an unrelated party to borrow $100,000. Interest accrued at 16% annually and had an original term of 24 months. The principal and accrued interest on this note were repaid in full on September 1, 2023.

Annual maturities of the notes payable, financed assets, related party note payable and finance lease obligations are as follows:

For the year ended December 31,	Amount
2024 (remainder of year)	$347,915
2025	6,230,127
2026	44,156
2027	31,285
2028	13,444
Thereafter	442,944
Total	$7,109,871

Interest expense for the three months ended March 31, 2024 and 2023 was approximately $366,000 and $46,000, respectively.

Note 9 – Grant Revenue

Grant revenue by source, for the three months ended is as follows:

	March 31, 2024	March 31, 2023

National Institute of Health (“NIH”)	$518,432	$759,598
University of Central Florida (“UCF”)	112,806	81,036
Total Grant Revenue	$631,238	$840,634

National Institute of Health Grants

During the three months ended March 31, 2024 and 2023, the Company received funds from grants awarded by the NIH on a cost reimbursement basis for research and development activities. Under the terms of these research grants, the Company is responsible for performing research and development activities but is under no obligation to achieve any identified results or conclusions. The Company has five active grants as of March 31, 2024 and had five active grants as of March 31, 2023 with current durations for active grants extending to February 28, 2026. During the three months ended March 31, 2024 and 2023, the Company recognized approximately $518,000 and $760,000 respectively, as revenue in relation to the grants received from NIH. The Company had receivables of approximately $183,000 and $100,000 and deferred revenue of approximately $7,000 and $7,000 for these grants on March 31, 2024 and December 31, 2023, respectively. Total research and development costs incurred under the NIH agreements during the three months ended March 31, 2024 and 2023 was approximately $341,000 and $576,000. These costs were included in cost of revenues in the statements of operations. As of March 31, 2024, the Company has received approximately $24.0 million in funding from Small Business Innovation Research (SBIR) grants from the NIH, with approximately an additional $1.2 million available for use through 2024, subject to availability of funds and satisfactory progress of each project as determined by the NIH.

F-37

HESPEROS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Each of the grants awarded to the Company relates to agreed-upon direct and indirect costs for specific research and development activities, which may include personnel, consulting, third party CROs, and administrative costs. The Company has the right to draw funds under the grant on a cost reimbursement basis up to a maximum amount of each specific grant award. The Company is under no obligation to achieve any specific results or conclusions other than to file annual progress reports. Only costs that are allowable under the grant award, certain government regulations, and the NIH’s supplemental policy and procedure manual may be claimed for reimbursement. The grants are subject to routine audits from governmental agencies from time to time. While these NIH grants do not contain payback provisions, the NIH or another government agency may review the Company’s performance, cost structures and compliance with applicable laws, regulations, policies, standards and the terms and conditions of the applicable NIH grant. If any of the Company’s expenditures are found to be unallowable or if the Company has otherwise violated the terms of any NIH grant, the expenditures may not be reimbursed, or the Company may be required to repay funds already disbursed. To date, the Company has not been found to have breached the terms of any NIH grant and has successfully passed NIH audits for the years 2017-2022 with no adverse findings.

Note 10 – Stockholders’ Equity

Preferred Stock

The Company has been authorized to issue 10,000,000 shares of $0.0001 par value Preferred Stock. As of March 31, 2024 and December 31, 2023, no preferred shares have been issued.

Common Stock

Since its inception the Company has issued 8,558,115 shares of common stock to the four co-founders. Of those shares, 1,768,783 were issued for cash consideration of approximately $778,000 at a valuation of $0.44 per share. See Note 14 – Related Party Transactions for more information.

The Company issued 281,250 shares to UCF as consideration for a patent license agreement executed in October 2015 and amended in December 2017.

Since its inception, 635,820 shares have been issued to employees, officers, directors, and consultants of the Company under the Company’s Equity Incentive Plan.

Note 11 – Stock-based Compensation

Omnibus Incentive Plan

The Company’s Omnibus Incentive Plan (“the Plan”) allows us to make grants of stock options, restricted stock and other stock-based awards to employees, including our officers, directors and consultants of the Company. The Plan provides for the aggregate issuance of 2,000,000 shares of our common stock. The Company has granted restricted stock (“RS”) under the Plan that have vesting schedules of either one, two, three or five years. A two-year vesting schedule is 50% vesting after one year and 50% vesting after the second year. A three-year vesting schedule has 40% vesting after one year and 30% vesting yearly after that. A five-year vesting schedule is 40% after two years and 20% vesting yearly after that. As of March 31, 2024, the Company had 1,272,480 shares available for future issuance under the plan. RS awards cannot be settled for cash. Previous to the Omnibus Incentive Plan the Company had an equity incentive plan of which 86,600 of the issued shares are unvested at March 31, 2024.

Activity in our RS during the three months ended March 31, 2024 and 2023 are presented below:

	Restricted Stock Awards	Weighted-Average Grant Date Fair Value	Weighted Average Vesting Period
Unvested Balance, December 31, 2022	632,580	$0.23	3.30
Granted during the period	10,200	0.19	4.43
Vested during the period	(17,100)	0.38	-
Terminated/Expired during the period	(29,000)	0.35	-
Unvested Balance, March 31, 2023	596,680	$0.24	3.05

Unvested Balance, December 31, 2023	663,200	$0.81	2.74
Vested during the period	(16,600)	0.19	-
Terminated/Expired during the period	(19,200)	0.76	-
Unvested Balance, March 31, 2024	627,400	$0.82	2.45

F-38

HESPEROS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Stock-based compensation expense for employees amounted to approximately $44,000 and $12,000 for the three months ended March 31, 2024 and 2023, respectively.

No tax benefits were attributed to the stock-based compensation expense was recognized because a valuation allowance was maintained for all net deferred tax assets relating to this expense.

As of March 31, 2024, there was approximately $402,000 of unrecognized compensation expense related to non-vested RS awards, which is to be recognized over the remaining weighted average vesting period of 2.45 years.

Note 12 - Commitments and Contingencies

UCF - License Agreement

On October 6, 2015, the Company entered into an exclusive license agreement and equity agreement with UCF for the use of certain patent rights developed by the Company’s Chief Scientist while employed at UCF. The Company recorded the value of the equity shares issued to obtain this license agreement as an intangible asset. The Company may be required to issue UCF up to 5% of the Company’s outstanding equity. 2.5% equity interest was issued immediately per these agreements. Additionally, UCF receives royalties of the greater of $2,000 per year or 1.5% of the first $10 million net sales. The license agreement extends up to the expiration of the last to expire Licensed Patents under the agreement. On October 30, 2016, per the signed amendment of the license agreement, UCF was issued an additional 0.31% of equity for the exercised options of additional patents.

Note 13 – Income Taxes

The Company recorded no income tax expense for the three months ended March 31, 2024 and 2023 because the estimated annual effective tax rate was zero. In determining the estimated annual effective income tax rate, the Company analyzes various factors, including projections of the Company’s annual earnings and taxing jurisdictions in which the earnings will be generated, the impact of state and local income taxes, the ability to use tax credits and net operating loss carry forwards, and available tax planning alternatives.

As of March 31, 2024 and December 31, 2023, the Company provided a full valuation allowance against its net deferred tax assets since the Company believes it is more likely than not that its deferred tax assets will not be realized.

Note 14 – Related Party Transactions

As of March 31, 2024, Dr. James Hickman, Chief Scientist of the Company, owned approximately 82.5% or 7,820,000 shares of the common stock of the Company and Dr. Michael Shuler, President of the Company, owned approximately 3.6% or 340,000 shares of the common stock of the Company.

Dr. Hickman is also a professor at the Nanoscience Technology Center at UCF, and Dr. Shuler is a professor at Meinig School of Biomedical Engineering at Cornell. UCF owns 281,250 of the Company’s common stock, received in exchange for a number of patent licensing rights granted by the University of Central Florida for Dr. Hickman’s inventions. Additionally, the Company has several sub-contracts with UCF, as well as Cornell, for research and developments services provided by such universities to fulfill the Company’s obligations under the NIH grants. During the three months ended March 31, 2024 and 2023, the Company incurred expenses of approximately $85,000 and $179,000, respectively, with regards to subcontracts from UCF. These expenses are included in cost of revenues on the statements of operations. During the three months ended March 31, 2024 and 2023 the Company incurred operating expenses from UCF of approximately $100,000 and $14,000, respectively. These costs are included in general and administrative expenses on the statements of operations. As of March 31, 2024 and December 31, 2023, the Company owed UCF approximately $52,000 and $39,000, respectively. These payables are included in accounts payable – related parties.

Note 15 – Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were available to be issued, to ensure that this report includes appropriate disclosure of events both recognized in the financial statements and events which have occurred but were not recognized in the financial statements. Except as disclosed elsewhere, Management has concluded that no subsequent events have occurred that require financial statement adjustment or disclosure.

F-39

             Shares of Common Stock

Hesperos, Inc.

PRELIMINARY PROSPECTUS

                     , 2024

Through and including               2024 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq Capital Market listing fee.

Amount to be paid
SEC registration fee	$2,321
FINRA filing fee	$3,950
Nasdaq Capital Market listing fee	$5,000
Printing and engraving expenses	$6,000
Legal fees and expenses	$950,000
Accounting fees and expenses	$250,000
Transfer agent and registrar fees and expenses	$1,000
Miscellaneous expenses	$31,729
Total	$1,250,000

Item 14. Indemnification of Directors and Officers.

The certificate of incorporation and the by-laws of our Company, each as amended to date, provide that our Company will indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware, each person who is or was a director, officer, employee or agent of our Company, or who serves or served any other enterprise or organization at the request of our Company. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach by a director or officer, as applicable, of their fiduciary duty of care to our Company and its stockholders. These provisions do not eliminate the directors’ or officers’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director and officer will continue to be subject to liability for breach of their duty of loyalty to our Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director or officer derived an improper personal benefit, and for directors, the payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s or officer’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

II-1

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Chancery Court or the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Certificate of Incorporation provides that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

In connection therewith, we have agreed to pay the expenses (including attorneys’ fees) incurred by any such person in defending any such proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of such proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under our Certificate of Incorporation.

In addition, we may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of our Company or, while an employee or agent of our Company, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. We may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any proceeding in advance of its final disposition on such terms and conditions as may be determined by our Board of Directors.

Our Board of Directors may, and expects to following the closing of the offering, to the full extent permitted by applicable law, authorize an appropriate officer or officers to purchase and maintain at the Company’s expense insurance: (a) to indemnify the Company for any obligation which it incurs as a result of the indemnification of directors, officers and employees; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of our Certificate of Incorporation

The foregoing discussion of our certificate of incorporation, by-laws, indemnification agreements and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, by-laws, indemnification agreements or law.

Reference is made to our undertakings in Item 17 with respect to liabilities arising under the Securities Act.

Reference is also made to the form of underwriting agreement filed as Exhibit 1.1 to this registration statement for the indemnification agreements between us and the underwriters.

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Item 15. Recent Sales of Unregistered Securities.

The following summarizes all sales of unregistered securities within the past three years:

During 2020, Hesperos granted restricted stock representing 190,000 shares of common stock to employees pursuant to an equity incentive plan at an average weighted price of $0.33 per share.

During 2021, Hesperos granted restricted stock representing 119,500 shares of common stock to employees pursuant to an equity incentive plan at an average weighted price of $0.23 per share.

During 2022, we granted restricted stock representing 480,600 shares of common stock to employees pursuant to an equity incentive plan at an average weighted price of $0.19 per share.

During 2023, Hesperos has not granted any restricted stock to employees pursuant to an equity incentive plan.

In March 2022, we offered and sold in a private placement to an accredited investor an unsecured convertible promissory note with principal in the amount of $200,000. We claimed exemption from registration under the Securities Act for the sale and issuance of such securities by virtue of Section 4(a)(2) and/or 506(b) of Regulation D promulgated thereunder as a transaction not involving any public offering. The purchaser of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they are an accredited investor as defined under the Securities Act. We claimed such exemption on the basis that the purchaser represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information.

In September 2023, we issued a convertible promissory note to BTomorrow Ventures Limited in the principal amount of £5,000,000 ($6,309,000 per Bank of England published exchange rate as of September 4, 2023), which bears interest at the non-compounded base rate of the Bank of England (to be updated on the first business day of each fiscal quarter) plus 8% per annum (not to exceed 15% per annum) and matures on the second anniversary of the date of issuance. Upon consummation of an initial public offering, the note shall be automatically converted into shares of common stock at a conversion price equal to the price equal to the quotient obtained by dividing (x) £79,251,862 (which is the amount of Pounds Sterling equal to $100,000,000 at the exchange rate published by the Bank of England on September 4, 2023 ($1.2618)), by (y) the aggregate number of outstanding shares of our common stock outstanding immediately prior to the conversion. BTomorrow Ventures Limited agreed to purchase, and we agreed to sell, a second convertible promissory note in the principal amount of £5,000,000 upon either the satisfaction of certain scientific milestones or consummating an initial public offering prior to the one-year anniversary of issuance of the initial note. If the second convertible note is issued to BTomorrow Ventures Limited, it will have the same terms and conditions as the initial note.

An underwriter was not involved in the issuance of any of the securities described above.

The offers, sales, and issuances of the securities described in the preceding paragraphs were deemed to be exempt from registration either under Rule 701 promulgated under the Securities Act, or Rule 701, in that the transactions were under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2). The recipients of such securities were our employees, directors, or consultants, and received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions.

Item 16. Exhibits and Financial Statements Schedules.

(a) Exhibits. The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statements Schedules. No financial statement schedules are provided because the information called for is not applicable or not required or is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

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EXHIBIT INDEX

Exhibit No.	Description
1.1●	Form of Underwriting Agreement (including the form of Lock-Up Agreement)
3.1^	Second Amended and Restated Certificate of Incorporation of the Registrant, dated August 25, 2022
3.2^	Amended and Restated Bylaws of the Registrant
4.1●	Form of Representative’s Warrant
5.1●	Opinion of Blank Rome LLP
10.1^+	Omnibus Incentive Plan
10.2^	License Agreement by and between us and Cornell University, effective August 31, 2015
10.3^	License Agreement by and between us and the University of Central Florida Research Foundation, dated October 6, 2015 and as subsequently amended
10.4^	Equity Agreement by and between us and the University of Central Florida Research Foundation, dated October 6, 2015 and as subsequently amended
10.5^+	Employment Agreement for James F. Kronauge, Jr., dated as of April 1, 2022
10.6^	Grant No. 5R44AG059511-04 dated May 6, 2021 from the National Institute on Aging
10.7^	Grant No. 2R44HL140920-02 dated February 25, 2022 from the National Heart, Lung, and Blood Institute
10.8^	Subaward Agreement by and between us and the University of Central Florida Board of Trustees, dated November 9, 2021
10.9^	Grant No. 4R44ES032360-02 dated February 24, 2021 from the National Institute of Environmental Health Sciences
10.10^	Grant No. 5R44ES032360-03 dated April 13, 2022 from the National Institute of Environmental Health Sciences
10.11^	Grant No. 1R44AG071386-01A1 dated August 10, 2021 from the National Institute on Aging
10.12^	Grant No. 5R44TR001326-05 dated September 1, 2020 from the National Center for Advancing Translational Sciences
10.13^	Grant No. 5R44AG058330-03 dated January 22, 2020 from the National Institute on Aging
10.14^	Grant No. 5R44ES029892-03 dated August 10, 2020 from the National Institute of Environmental Health Sciences
10.15^	Convertible Promissory Note dated March 28, 2022
10.16^	Promissory Note, by and between us and James Hickman, issued as of November 6, 2021
10.17^	Promissory Note, by and between us and James Hickman, issued as of March 23, 2020
10.18^	Promissory Note, by and between us and James Hickman, issued as of January 15, 2019
10.19^	Employment Agreement for Kenneth Najour, dated as of June 13, 2022
10.20^	Promissory Note, by and between us and James Kronauge, issued as of May 20, 2022
10.21^	Promissory Note, by and between us and James Hickman, issued as of June 30, 2022
10.22^	Confirmation of Convertible Promissory Note Amendment, dated March 22, 2023
10.23^	Fourth Amendment to Patent License Agreement by and between us and the University of Central Florida Research Foundation, dated July 31, 2023
10.24^	Second Amendment to Equity Agreement by and between us and the University of Central Florida Research Foundation, dated July 31, 2023
10.25*	Convertible Promissory Note Purchase Agreement by and between the Company and BTomorrow Ventures Limited, dated September 8, 2023
10.26*	Convertible Promissory Note, dated September 8, 2023
10.27*	Side Letter by and between the Company and BTomorrow Ventures Limited, dated September 8, 2023
10.28*+	Employment Agreement for Lawrence Florin, dated as of May 1, 2024
14.1^	Form of Code of Ethics
21.1^	Subsidiaries of the Registrant
23.1*	Consent of MSL, P.A.
23.2●	Consent of Blank Rome LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page of this Registration Statement)
107^	Calculation of Filing Fee Tables

^	Previously filed.
*	Filed herewith.
+	Denotes management contract or compensatory plan or arrangement.
●	To be filed by amendment.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on August 8, 2024.

HESPEROS, INC.

By:	/s/ Lawrence Florin
Lawrence Florin
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Lawrence Florin and James J. Hickman, each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this registration statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Amendment No. 2 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence Florin	Chief Executive Officer	August 8, 2024
Lawrence Florin	(Principal Executive Officer)

/s/ Kenneth Najour	Chief Financial Officer	August 8, 2024
Kenneth Najour	(Principal Financial and Accounting Officer)

/s/ James J. Hickman	Chief Scientist and Chairman of the	August 8, 2024
James J. Hickman	Board of Directors

/s/ Michael L. Shuler	President and Director	August 8, 2024
Michael L. Shuler

/s/ Antonio Marra, Jr.	Director	August 8, 2024
Antonio Marra, Jr.

/s/ James Stanker	Director	August 8, 2024
James Stanker

/s/ Kathryn O’Connor Gardner	Director	August 8, 2024
Kathryn O’Connor Gardner

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